                                                                      Exhibit 99


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


OVERVIEW

            AT&T Corp. (AT&T or the company) is among the world's communications leaders, providing voice, data, video and broadband telecommunications services to large and small businesses, consumers and government agencies. We provide domestic and international long distance; regional and local communications services; cable television and Internet communication services. AT&T also provides billing, directory and calling-card services to support our communications businesses.

MERGER WITH MEDIAONE GROUP, INC.

            We completed the merger with MediaOne Group, Inc. (MediaOne) on June 15, 2000, in a cash and stock transaction valued at approximately $45 billion. We issued approximately 603 million shares, of which 60 million were treasury shares, and made cash payments of approximately $24 billion.

            The merger was recorded under the purchase method of accounting, and accordingly, the results of MediaOne have been included with the financial results of AT&T, within our Broadband segment, since the date of acquisition. Periods prior to the merger were not restated to include the results of MediaOne.

TRACKING STOCKS

            On April 27, 2000, AT&T issued a new class of stock to track the performance of AT&T Wireless Group. AT&T sold 360 million shares of AT&T Wireless Group tracking shares at a price of $29.50 per share. The 360 million shares track approximately 16% of the financial performance of AT&T Wireless Group.

            In addition, in connection with the 1999 acquisition of Tele-Communications, Inc. (TCI), renamed AT&T Broadband (Broadband), AT&T issued a separate tracking stock to reflect the financial performance of Liberty Media Group (LMG), TCI's former programming and technology investment businesses. The outstanding Liberty Media Group tracking stock tracks 100% of the financial performance of LMG.

            The remaining results of operations of AT&T, including approximately 84% of the financial performance of AT&T Wireless Group, are referred to as the AT&T Common Stock Group and are represented by AT&T common stock. The results of AT&T Wireless Group, both the 16% financial performance reflected in the AWE tracking stock and the 84% financial performance reflected in AT&T common stock, are reported as income (loss) from discontinued operations in our Consolidated Statements of Income.

            A tracking stock is designed to provide financial returns to its holders based on the financial performance and economic value of the assets it tracks. Ownership of shares of AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Class A or B tracking stock does not represent a direct legal interest in the assets and liabilities of any of the groups, but an ownership of AT&T in total. The specific shares represent an interest in the economic performance of the net assets of each of the groups.

            The earnings attributable to AT&T Wireless Group represent approximately 16% of the earnings from April 27, 2000, through December 31, 2000, and are excluded from the earnings available to AT&T Common Stock Group and are reflected as earnings from discontinued operations of AT&T Wireless group. Similarly, the earnings and losses related to LMG are excluded from the earnings available to AT&T Common Stock Group.

            We do not have a controlling financial interest in LMG for financial accounting purposes; therefore, our ownership in LMG is reflected as an investment accounted for under the equity method in AT&T's consolidated financial statements. The amounts attributable to LMG are reflected in the accompanying consolidated financial statements as "Equity earnings (losses) from Liberty Media Group" and "Investment in Liberty Media Group and related receivables, net".

            AT&T Wireless Group is an integrated business of AT&T and Liberty Media Group is a combination of certain assets and businesses of AT&T, neither of which is a stand-alone entity. As AT&T Wireless Group and Liberty Media Group are tracking stocks of AT&T, separate financial statements are not required to be filed. The tracking stocks are governed by a common board of directors, the AT&T board of directors could make operational and financial decisions or implement policies that affect disproportionately the businesses of any group. For example, our board of directors may decide to transfer funds or to reallocate assets, liabilities, revenue, expenses and cash flows among groups, without the consent of shareholders. All actions by the board of directors are subject to the board members' fiduciary duties to all shareholders of AT&T as a group and not just to holders of a particular class of tracking stock and to our charter, policy statements, by-laws and inter- company agreements.

            Our board of directors may change or supplement the policies set forth in the tracking stock policy statements and our by-laws in the sole discretion of our board of directors, subject to the provisions of any inter-group agreement but without approval of our shareholders. In addition, the fact that we have separate classes of common stock could give rise to occasions when the interests of the holders of AT&T common stock, AT&T Wireless Group common stock and Liberty Media Group tracking stock diverge, conflict or appear to diverge or conflict. Our board of directors would make any change or addition to the policies set forth in the tracking stock policy statements or our by-laws, and would respond to any actual or apparent divergence of interest among our groups, in a manner consistent with its fiduciary duties to AT&T and all of our shareholders after giving consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our shares.

            You should consider that as a result of the flexibility provided to our board of directors, it may be difficult for investors to assess the future prospects of a tracking stock group based on that group's past performance.

RESTRUCTURING OF AT&T

            On October 25, 2000, we announced a restructuring plan designed to fully separate or issue separately tracked stocks intended to reflect the financial performance and economic value of each of the company's four major operating units. Upon completion of the plan, AT&T Wireless, AT&T Broadband, AT&T Business and AT&T Consumer will all be represented by asset-based or tracking stocks.

On July 8, 2001, Comcast Corp. (Comcast) made an unsolicited offer to acquire AT&T Broadband. On July 18, AT&T's Board of Directors unanimously voted to reject Comcast's proposal to acquire AT&T Broadband. The Board has directed management to explore financial and strategic alternatives relating to AT&T Broadband, including the previously announced restructuring plans, with the goal to provide the greatest long-term value to shareowners. The Board also decided to delay finalizing and mailing to shareowners the proxy materials, filed preliminary with the SEC on July 3, 2001, for its current restructuring plans. However, AT&T remains committed to separate AT&T Consumer and AT&T Business from AT&T Broadband and to creating a separate tracking stock designed to represent the financial performance of AT&T Consumer.

            On May 25, 2001, AT&T completed an exchange offer of AT&T common stock for AT&T Wireless stock. Under the terms of the exchange offer, AT&T issued 1.176 shares of AT&T Wireless Group tracking stock in exchange for each share of AT&T common stock validly tendered. A total of 372.2 million shares of AT&T common stock were tendered in exchange for 437.7 million shares of AT&T Wireless Group tracking stock.


            On July 9, 2001, AT&T completed the split-off of AT&T Wireless as a separate, independently-traded company. All AT&T Wireless tracking stock was converted into AT&T Wireless common stock on a one-for-one basis and 1,136 million shares of AT&T Wireless common stock, held by AT&T, was distributed to AT&T common shareowners on a basis of 0.3218 of a share of AT&T Wireless for each AT&T share outstanding. The split-off of AT&T Wireless will result in a non-cash gain of approximately $13 billion, which represents the difference between the fair value of the Wireless tracking stock at the date of the split-off and AT&T's book value in AT&T Wireless Services. This gain will be recorded in the third quarter of 2001 and be reflected as "Gain on the disposition of discontinued operations." In addition, AT&T retained approximately $3 billion, or 7.3%, of AT&T Wireless common stock, about half of which was used in a debt-for-equity exchange in July which will result in a pretax gain of approximately $0.5 billion to be recorded in other income. The remaining shares are expected to be sold, exchanged or monetized within six months of the split-off.

            On August 10, 2001, AT&T completed the split-off of Liberty Media Corporation as an independent, publicly-traded company. AT&T redeemed each outstanding share of Class A and Class B Liberty Media Group (LMG) tracking stock for one share of Liberty Media Corporation's Series A and Series B common stock, respectively. The split-off will be recorded as a book value transaction, therefore, no gain or loss will be recorded on the transaction.

            AT&T expects that these transactions will be tax-free to U.S. shareholders. AT&T's restructuring plan is complicated and involves a substantial number of steps and transactions, including obtaining various conditions, such as Internal Revenue Service (IRS) rulings. In addition, future financial conditions, superior alternatives or other factors may arise or occur that make it inadvisable to proceed with part or all of AT&T's restructuring plan. Any or all of the elements of AT&T's restructuring plan may not occur as we currently expect or in the timeframes that we currently contemplate, or at all. Alternative forms of restructuring, including sales of interests in these businesses, would reduce what is available for distribution to shareowners in the restructuring.


FORWARD-LOOKING STATEMENTS

            This document may contain forward-looking statements with respect to AT&T's restructuring plan, financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, network build out and upgrade, competitive positions, availability of capital, growth opportunities for existing products, benefits from new technologies, availability and deployment of new technologies, plans and objectives of management, and other matters.

            These forward-looking statements, including, without limitation, those relating to the future business prospects, revenue, working capital, liquidity, capital needs, network build out, interest costs and income, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements including, without limitation:

            - the risks associated with the implementation of AT&T's restructuring plan, which is complicated and involves a substantial number of different transactions each with separate conditions, any or all of which may not occur as we currently intend, or which may not occur in the timeframe we currently expect,

            - the risks associated with each of AT&T's main business units, operating as independent entities as opposed to as part of an integrated telecommunications provider following completion of AT&T's restructuring plan, including the inability of these groups to rely on the financial and operational resources of the combined company and these groups having to provide services that were previously provided by a different part of the combined company,

            - the impact of existing and new competitors in the markets in which these groups compete, including competitors that may offer less expensive products and services, desirable or innovative products, technological substitutes, or have extensive resources or better financing.

            - the impact of oversupply of capacity resulting from excessive deployment of network capacity,

            - the ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may have the effect of making the competitors of these entities larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively,

            - the effects of vigorous competition in the markets in which the company operates, which may decrease prices charged, increase churn and change customer mix, profitability and average revenue per user,

            - the ability to enter into agreements to provide, and the cost of entering new markets necessary to provide services,


            - the ability to establish a significant market presence in new geographic and service markets,

            - the availability and cost of capital and the consequences of increased leverage,

            - the successful execution of plans to dispose of non-strategic assets as part of an overall corporate deleveraging plan,

            - the potential impact of NTT DoCoMo's investment in AT&T, including provisions of the agreements that restrict AT&T Wireless Group's future operations, and provisions that may require AT&T to repurchase DoCoMo's interest in AT&T if AT&T or AT&T Wireless Group fail to meet specified conditions,

            - the impact of any unusual items resulting from ongoing evaluations of the business strategies of the company,

            - the requirements imposed on the company or latitude allowed to competitors by the Federal Communications Commission (FCC) or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations,

            - the risks associated with technological requirements, technology substitution and changes and other technological developments,

            - the results of litigation filed or to be filed against the company,

            - the possibility of one or more of the markets in which the company competes being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which these groups have no control, and

            - the risks related to AT&T's investments in LMG and joint ventures.

            The words "estimate," "project," "intend," "expect," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Moreover, in the future, AT&T, through its senior management, may make forward-looking statements about the matters described in this document or other matters concerning AT&T.

            The discussion and analysis that follows provides information management believes is relevant to an assessment and understanding of AT&T's consolidated results of operations for the years ended December 31, 2000, 1999 and 1998, and financial condition as of December 31, 2000 and 1999.

CONSOLIDATED RESULTS OF OPERATIONS

            The comparison of 2000 results with 1999 was impacted by events, such as acquisitions and dispositions that occurred during these two years. For example, in 2000 we acquired MediaOne, which was included in our 2000 results for part of the year, but was not in 1999 results. In 1999, we acquired TCI and the IBM Global Network (now AT&T Global Network Services, or AGNS). These businesses were included in 2000 results for a full year, but only a part of 1999 (since their respective dates of acquisition). Further, we disposed of certain international businesses during 1999 and 2000. The results of businesses sold in 1999 were included in 1999 results for part of the year, and were not in 2000 results. Likewise, businesses sold in 2000 were included in 1999 results for the full year and in 2000 results for part of the year.

            Year-over-year comparison was also impacted by the consolidation of At Home Corp. (Excite@Home) beginning September 1, 2000, due to corporate-governance changes which gave AT&T a controlling interest. At that time and on December 31, 2000, we had an approximate 23% economic interest and 74% voting interest in Excite@Home. Prior to September 1, 2000, we accounted for our ownership in Excite@Home under the equity method of accounting, which means our investment was included in "Other investments and related advances" in the 1999 Consolidated Balance Sheet and any earnings or losses were included as a component of "Net losses from other equity investments" in the Consolidated Statements of Income. The consolidation of Excite@Home resulted in the inclusion of 100% of its results in each line item of AT&T's Consolidated Balance Sheet and Consolidated Income Statement. The approximate 77% we do not own is shown in the 2000 Consolidated Balance Sheet within "Minority interest" and as a component of "Minority interest income (expense)" in the 2000 Consolidated Statement of Income.

            On January 5, 2000, we launched Concert, our global joint venture with British Telecommunications plc (BT). AT&T contributed all of its international gateway-to-gateway assets and the economic value of approximately 270 multinational customers specifically targeted for direct sales by Concert. As a result, 2000 results do not include the revenue and expenses associated with these customers and businesses, while 1999 does, and 2000 results include our proportionate share of Concert's earnings in "Net losses from other equity investments."

            Effective July 1, 2000, the FCC eliminated Primary Interexchange Carrier Charges (PICC or per-line charges) that AT&T pays for residential and single-line business customers. The elimination of these per-line charges resulted in lower access expense as well as lower revenue, since AT&T has historically billed its customers for these charges.

            The comparison of 1999 results with 1998 was also impacted by the 1999 acquisitions of TCI and AGNS, since 1999 results include these businesses for part of the year, while 1998 does not include them. This comparison is also impacted by the 1999 dispositions of international businesses, which were included in 1999 results for part of the year, but were in 1998 results for the full year.



For the Years Ended December 31,         2000            1999            1998
                                       --------        --------        --------
                                                Dollars in millions
Business Services ..............       $ 28,900        $ 28,692        $ 25,357
Consumer Services ..............         18,894          21,753          22,763
Broadband ......................          8,226           5,070              --
Other and Corporate ............           (487)           (542)           (303)
Total Revenue ..................       $ 55,533        $ 54,973        $ 47,817


            Total revenue increased 1.0%, or $0.6 billion, in 2000 compared with the prior year primarily driven by a growing demand for our Internet protocol
(IP) products and outsourcing and broadband services of approximately $2.2 billion and the impact of acquisitions and the consolidation of Excite@Home, offset by the impact of Concert, dispositions and the elimination of PICC of approximately $1.5 billion. These revenue increases were offset by continued declines in long distance voice revenue of approximately $2.9 billion. We expect long distance revenue to continue to be negatively impacted by ongoing competition and product substitution.

            Total revenue in 1999 increased $7.2 billion, or 15.0%, compared with 1998. Approximately $6.5 billion of the increase was due to acquisitions, net of dispositions. The remaining increase was fueled by growth in business data, business long distance voice and outsourcing revenue, partially offset by the continued decline of consumer long distance voice revenue.

            Revenue by segment is discussed in greater detail in the segment results section.

For the Years Ended December 31,        2000          1999          1998
                                       -------       -------       -------
                                                Dollars in millions
Access and other connection ....       $13,140       $14,439       $15,116


            Access and other connection expenses decreased 9.0%, to $13.1 billion in 2000, compared with $14.4 billion in 1999. Included within access and other connection expenses are costs that we pay to connect domestic calls on the facilities of other service providers. Mandated reductions in per-minute access costs and decreased per-line charges resulted in lower costs of approximately $1.5 billion. Also contributing to the decrease was more efficient network usage. These decreases were partially offset by approximately $0.6 billion of higher costs due to volume increases, and $0.5 billion as a result of higher Universal Service Fund contributions. Since most of these charges are passed through to the customer, the per-minute access-rate and per-line charge reductions and the increased Universal Service Fund contributions have generally resulted in a corresponding impact on revenue.

            Costs paid to telephone companies outside of the United States to connect calls made to countries outside of the United States (international settlements) are also included within access and other connection expenses. These costs decreased approximately $0.5 billion in 2000, as result of the commencement of operations of Concert. Concert now incurs most of our international settlements as well as earns most of our foreign-billed revenue, previously incurred and earned directly by AT&T. In 2000, Concert billed us a net expense composed of international settlement (interconnection) expense and foreign-billed revenue. The amount charged by Concert in 2000 was lower than interconnection expense incurred in 1999, since AT&T recorded these transactions as revenue and expense, as applicable. Partially offsetting the decline were costs incurred related to Concert products that AT&T now sells to its customers.

            Access and other connection expenses declined $0.7 billion, or 4.5%, in 1999 compared with the prior year. This decline resulted from $0.9 billion of mandated reductions in per-minute access rates in 1999 and 1998, and $0.6 billion of lower international settlement rates resulting from our negotiations with international carriers. Additionally, we continue to manage these costs through more efficient network usage. These reductions were partially offset by $0.8 billion of higher costs due to volume growth, and $0.3 billion as a result of increased per-line charges and Universal Service Fund contributions.

For the Years Ended December 31,        2000          1999          1998
                                       -------       -------       -------
                                               Dollars in millions
Costs of services and products .       $12,795       $11,013       $ 8,285


            Costs of services and products include the costs of operating and maintaining our networks, costs to support our outsourcing contracts, programming and licensing costs for cable services, the provision for uncollectible receivables and other service-related costs.

            These costs increased $1.8 billion, or 16.2%, in 2000 compared with 1999. Nearly $1.9 billion of the increase was due to acquisitions and the impact of consolidating Excite@Home, net of the impact of Concert and divestments of international businesses. Expense also increased due to higher costs associated with new outsourcing contracts of approximately $0.5 billion and approximately $0.3 billion of higher video-programming costs principally due to rate increases and higher costs associated with new broadband services. These increases were partially offset by approximately $0.9 billion of costs savings from continued cost control initiatives and a higher pension credit in 2000, primarily driven by a higher pension trust asset base, resulting from increased investment returns.

            Costs of services and products rose $2.7 billion, or 32.9%, in 1999 compared with 1998, primarily due to acquisitions, net of dispositions, which accounted for approximately $3.6 billion of the increase. The higher costs associated with new outsourcing contracts increased expenses by approximately $0.2 billion. Partially offsetting the 1999 increases were network cost-control initiatives of approximately $0.4 billion, and approximately $0.3 billion of lower expenses in Business Services related to per-call compensation expense, provision for uncollectible receivables and gross receipts and property taxes.

For the Years Ended December 31,           2000         1999          1998
                                          -------      -------       -------
                                                 Dollars in millions
Selling, general and administrative       $ 9,752      $10,894       $10,693

            Selling, general and administrative (SG&A) expenses decreased $1.1 billion, or 10.5%, in 2000 compared with 1999. Approximately $2.0 billion of the decrease was due to savings from continued cost-control initiatives and a higher pension credit in 2000, primarily driven by a higher pension trust asset base, resulting from increased investment returns. Partially offsetting this decrease was approximately $0.5 billion of higher expenses associated with our growing broadband business, and nearly $0.5 billion of expenses associated with acquisitions and the consolidation of Excite@Home, net of the impact of Concert and dispositions.

            SG&A expenses increased $0.2 billion, or 1.9%, in 1999 compared with 1998. This increase was primarily due to acquisitions, net of dispositions, which resulted in an increase in SG&A expenses of approximately $1.2 billion. Largely offsetting this increase were our continued efforts to control costs on a companywide basis, which resulted in lower SG&A expenses of approximately $0.9 billion, including lower spending for consumer long distance acquisition-programs.

For the Years Ended December 31,           2000         1999         1998
                                          ------       ------       ------
                                                 Dollars in millions
Depreciation and other amortization       $5,924       $5,137       $3,533


            Depreciation and other amortization expenses rose $0.8 billion, or 15.3%, in 2000 compared with 1999 and increased $1.6 billion, or 45.4%, in 1999 compared with 1998. Approximately $0.5 billion of the increase in 2000 compared with 1999 and $0.9 billion of the increase in 1999 compared with 1998, respectively was due to acquisitions and the consolidation of Excite@Home, net of dispositions and the impact of Concert, as applicable. The remaining increase was primarily due to a higher asset base resulting from continued infrastructure investment. Total capital expenditures for 2000, 1999 and 1998 were $10.4 billion, $11.2 billion and $6.9 billion, respectively. We continue to focus the vast majority of our capital spending on our growth businesses of broadband, data and IP and local.

For the Years Ended December 31,                 2000         1999         1998
                                                ------       ------       ------
                                                       Dollars in millions
Amortization of goodwill, franchise costs
   and other purchased intangibles ......       $2,665       $1,057       $   44


            Amortization of goodwill, franchise costs and other purchased intangibles increased $1.6 billion, or 152.3%, in 2000 compared with the prior year. This increase was largely attributable to the consolidation of Excite@Home, as well as acquisitions, primarily MediaOne and TCI. Franchise costs represent the value attributable to agreements with local authorities that allow access to homes in Broadband's service areas. Other purchased intangibles arising from business combinations primarily included customer relationships.

            Amortization of goodwill, franchise costs and other purchased intangibles increased $1.0 billion in 1999 compared with 1998 due primarily to the acquisition of TCI and, to a lesser extent, AGNS.

            As a result of our evaluation of recent changes in our industry and the views of regulatory authorities, AT&T expects that the amortization period for all licensing costs, franchise costs, and goodwill associated with newly acquired telecommunications and cable operations will not exceed 25 years.

For the Years Ended December 31,           2000         1999        1998
                                          ------       ------      ------
                                                Dollars in millions
Net restructuring and other charges       $7,029       $  975      $2,514

            During 2000, we recorded $7.0 billion of net restructuring and other charges, which had an approximate $0.90 earnings per diluted share impact to the AT&T Common Stock Group. The 2000 charge included $6.2 billion of asset impairment charges related to Excite@Home, $759 million for restructuring and exit costs associated with AT&T's initiative to reduce costs, and $91 million related to the government-mandated disposition of AT&T Communications (U.K.) Ltd., which would have competed directly with Concert.

            The asset impairment charges related to Excite@Home resulted from the deterioration of the market conditions and market valuations of Internet-related companies during the fourth quarter of 2000, which caused Excite@Home to conclude that intangible assets related to their acquisitions of Internet-related companies may not be recoverable. Accordingly, Excite@Home conducted a detailed assessment of the recoverability of the carrying amounts of acquired intangible assets. This assessment resulted in a determination that certain acquired intangible assets, including goodwill, related to these acquisitions, including Excite, were impaired as of December 31, 2000. As a result, Excite@Home recorded impairment charges of $4.6 billion in December 2000, representing the excess of the carrying amount of the impaired assets over their fair value.

            The impairment was allocated to each asset group based on a comparison of carrying values and fair values. The impairment write-down within each asset group was allocated first to goodwill, and if goodwill was reduced to zero, to identifiable intangible assets in proportion to carrying values.

            Since we own approximately 23% of Excite@Home, 77% of the charge recorded by Excite@Home was not included as a reduction to AT&T's net income, but rather was eliminated in our 2000 Consolidated Statement of Income as "Minority interest income (expense)."

            Also as a result of the foregoing, AT&T recorded a goodwill and acquisition-related impairment charge of $1.6 billion associated with the acquisition of our investment in Excite@Home. The write-down of our investment to fair value was determined utilizing discounted expected future cash flows.

            The $759 million charge for restructuring and exit plans was primarily due to headcount reductions, mainly in network operations and Business Services, including the consolidation of customer-care and call centers, as well as synergies created by the MediaOne merger.

            Included in exit costs was $503 million of cash termination benefits associated with the separation of approximately 7,300 employees as part of voluntary and involuntary termination plans. Approximately one-half of the separations were management employees and one-half were nonmanagement employees. Approximately 6,700 employee separations were related to involuntary terminations and approximately 600 to voluntary terminations.

            We also recorded $62 million of network lease and other contract termination costs associated with penalties incurred as part of notifying vendors of the termination of these contracts during the year, and net losses of $32 million related to the disposition of facilities primarily due to synergies created by the MediaOne merger.

            Also included in restructuring and exit costs in 2000 was $144 million of benefit plan curtailment costs associated with employee separations as part of these exit plans. Further, we recorded an asset impairment charge of $18 million related to the write-down of unrecoverable assets in certain businesses where the carrying value was no longer supported by estimated future cash flows.

            The 2000 restructuring initiatives are projected to yield cash savings of approximately $690 million per year, as well as EBIT (earnings before interest and taxes, including pretax minority interest and net pretax losses from other equity investments) savings of approximately $700 million per year. We expect increased spending in growth businesses will largely offset these cash and EBIT savings. The EBIT savings, primarily attributable to reduced personnel-related expenses, will be realized in SG&A expenses and costs of services and products.

            During 1999, we recorded $1.0 billion of net restructuring and other charges, which had an approximate $0.27 earnings per diluted share impact to the AT&T Common Stock Group.

            A $594 million in-process research and development charge was recorded reflecting the estimated fair value of research and development projects at TCI, as of the date of the acquisition, which had not yet reached technological feasibility or had no alternative future use. The projects identified related to efforts to offer voice over IP, product-integration efforts for advanced set-top devices, cost-savings efforts for broadband-telephony implementation, and in-process research and development related to Excite@Home. We estimated the fair value of in-process research and development for each project using an income approach, which was adjusted to allocate fair value based on the project's percentage of completion. Under this approach, the present value of the anticipated future benefits of the projects was determined using a discount rate of 17%. For each project, the resulting net present value was multiplied by a percentage of completion based on effort expended to date versus projected costs to complete.

            The charge associated with voice-over-IP technology, which allows voice telephony traffic to be digitized and transmitted in IP data packets, was $225 million as of the date of acquisition. Current voice-over-IP equipment does not yet support many of the features required to connect customer premises equipment to traditional phone networks. Further technical development is also needed to ensure voice quality that is comparable to conventional circuit-switched telephony and to reduce the power consumption of the IP-telephony equipment. We started testing IP-telephony equipment in the field in late-2000 and will continue tests throughout 2001.

            The charge associated with product-integration efforts for advanced set-top devices, which will enable us to offer next-generation digital services, was $114 million as of the acquisition date. The associated technology consists of the development and integration work needed to provide a suite of software tools to run on the digital set-top box hardware platform. It is anticipated that field trials will begin in late-2001 for next-generation digital services.

            The charge associated with cost-savings efforts for broadband-telephony implementation was $101 million as of the date of acquisition. Telephony cost reductions primarily consist of cost savings from the development of a "line of power switch," which allows us to cost effectively provide power for customer telephony equipment through the cable plant. This device will allow us to provide line-powered telephony without burying the cable line to each house. Trials related to our telephony cost reductions are complete, and implementation has begun in certain markets.

            Additionally, the in-process research and development charge related to Excite@Home was valued at $154 million. This charge related to projects to allow for self-provisioning of devices and the development of next-generation client software, network and back-office infrastructure to enable a variety of network devices beyond personal computers and improved design for the regional data centers' infrastructure.

            Although there are technological issues to overcome to successfully complete the acquired in-process research and development, we expect successful completion. We estimate the costs to complete the identified projects will not have a material impact on our results of operations. If, however, we are unable to establish technological feasibility and produce commercially viable products/services, anticipated incremental future cash flows attributable to expected profits from such new products/services may not be realized.

            Also in 1999, a $145 million charge for restructuring and exit costs was recorded as part of AT&T's initiative to reduce costs. The restructuring and exit plans primarily focused on the maximization of synergies through headcount reductions in Business Services and network operations, including the consolidation of customer-care and call centers.

            Included in exit costs was $142 million of cash termination benefits associated with the separation of approximately 2,800 employees as part of voluntary and involuntary termination plans. Approximately one-half of the separations were management employees and one-half were nonmanagement employees. Approximately 1,700 employee separations were related to involuntary terminations and approximately 1,100 to voluntary terminations.

            The 1999 restructuring initiatives are projected to yield cash savings of approximately $250 million per year. This restructuring yielded EBIT savings of approximately $260 million in 2000, and is expected to save nearly $260 million per year thereafter. We expect increased spending in growth businesses will largely offset these cash and EBIT savings. The EBIT savings, primarily attributable to reduced personnel-related expenses, will be realized in SG&A expenses and costs of services and products.

            We also recorded net losses of $307 million related to the government-mandated disposition of certain international businesses that would have competed directly with Concert, and $50 million related to a contribution agreement Broadband entered into with Phoenixstar, Inc. That agreement requires Broadband to satisfy certain liabilities owed by Phoenixstar and its subsidiaries. The remaining obligation under this contribution agreement and an agreement that MediaOne had is $57 million, which was fully accrued for at December 31, 2000. In addition, we recorded benefits of $121 million related to the settlement of pension obligations for former employees who accepted AT&T's 1998 voluntary retirement incentive program (VRIP) offer.

            During 1998, we recorded $2.5 billion of net restructuring and other charges, which had an approximate $0.59 earnings per diluted share impact to the AT&T Common Stock Group. The bulk of the charge was associated with our overall cost-reduction program and the approximately 15,300 management employees who accepted the VRIP offer. A restructuring charge of $2,724 million was composed of $2,254 million and $169 million for pension and postretirement special-termination benefits, respectively, $263 million of benefit plan curtailment losses and $38 million of other administrative costs. We also recorded charges of $125 million for related facility costs and $150 million for executive-separation costs. These charges were partially offset by benefits of $940 million as we settled pension benefit obligations for 13,700 of the total VRIP employees. In addition, the VRIP charges were partially offset by the reversal of $256 million of 1995 business restructuring reserves primarily resulting from the overlap of VRIP on certain 1995 projects.

            Also included in the 1998 net restructuring and other charges were asset impairment charges totaling $718 million, of which $633 million was related to our decision not to pursue Total Service Resale (TSR) as a local-service strategy. We also recorded an $85 million asset impairment charge related to the write-down of unrecoverable assets in certain international operations where the carrying value was no longer supported by future cash flows. This charge was made in connection with the review of certain operations that would have competed directly with Concert.

            Additionally, $85 million of merger-related expenses were recorded in 1998 in connection with the Teleport Communications Group Inc. (TCG) merger, which was accounted for as a pooling of interests. Partially offsetting these charges was a $92 million reversal of the 1995 restructuring reserve. This reversal reflected reserves no longer deemed necessary. The reversal primarily included separation costs attributed to projects completed at a cost lower than originally anticipated. Consistent with the three-year plan, the 1995 restructuring initiatives were substantially completed by the end of 1998.

For the Years Ended December 31,        2000         1999          1998
                                       -------      -------       -------
                                               Dollars in millions
Operating income ...............       $ 4,228      $11,458       $ 7,632

            Operating income decreased $7.2 billion, or 63.1%, in 2000 compared with 1999. The decrease was primarily due to higher net restructuring and other charges of $6.1 billion. Also contributing to the decrease was the impact of the acquisition of MediaOne and the consolidation of Excite@Home, which lowered operating income by $1.5 billion. A majority of the impact of operating losses and the restructuring charge generated by Excite@Home was offset in minority interest income (expense), reflecting the approximate 77% of Excite@Home we do not own. Partially offsetting these decreases were cost-control initiatives and a larger pension credit associated with our mature long distance businesses and related support groups, partially offset by lower long distance revenue.

            Operating income rose $3.8 billion, or 50.1%, in 1999 compared with 1998. The increase was driven by approximately $2.2 billion of operating income improvements in Business Services and Consumer Services, reflecting operating expense efficiencies, partially offset by higher restructuring charges for these units. Also contributing to the increase was $1.9 billion of lower net restructuring and other charges for all other units.

For the Years Ended December 31,        2000         1999        1998
                                       ------       ------      ------
                                            Dollars in millions
Other income ...................       $1,150       $  826      $  812


            Other income increased $0.3 billion, or 39.3%, in 2000 compared with 1999. This increase was primarily due to greater net gains on sales of businesses and investments of approximately $0.7 billion, and higher investment-related income of approximately $0.3 billion. The higher gains on sales were driven by significant gains associated with the swap of cable properties with Comcast Corporation (Comcast) and Cox Communications, Inc.
(Cox), the sale of our investment in Lenfest Communications, Inc. (Lenfest) and related transactions. These gains aggregated approximately $0.5 billion and had an approximate $0.21 earnings per diluted share impact to the AT&T Common Stock Group. In 1999, we recorded significant gains associated with the sale of our Language Line Services business and a portion of our ownership interest in AT&T Canada which aggregated approximately $0.3 billion and had an approximate $0.05 earnings per diluted share impact to the AT&T Common Stock Group. Offsetting the increases to other income in 2000 was an approximate $0.5 billion charge reflecting the increase in the fair value of put options held by Comcast and Cox related to Excite@Home stock, and approximately $0.2 billion of higher investment impairment charges.

            Other income increased $14 million, or 1.8%, in 1999 compared with 1998. The increase was primarily due to higher net gains on sales of businesses and investments of approximately $0.2 billion offset by lower investment-related income of approximately $0.2 billion. In 1999, we recorded significant gains associated with the sale of our Language Line Services business and a portion of our ownership interest in AT&T Canada which aggregated approximately $0.3 billion and had an approximate $0.05 earnings per diluted share impact to the AT&T Common Stock Group. In 1998, we recorded a significant gain associated with the sale of AT&T Solutions Customer Care of approximately $0.4 billion and had an approximate $0.08 earnings per diluted share impact to the AT&T Common Stock Group.

For the Years Ended December 31,        2000         1999         1998
                                       ------       ------       ------
                                              Dollars in millions
Interest expense ...............       $2,964       $1,503       $  293


            Interest expense increased 97.2%, or $1.5 billion, in 2000 compared with 1999. The increase was primarily due to a higher average debt balance as a result of our June 2000 acquisition of MediaOne, including outstanding debt of MediaOne and debt issued to fund the MediaOne acquisition, and our March 1999 acquisition of TCI.

            Interest expense increased $1.2 billion in 1999 compared with 1998, due to a higher average debt balance associated with our acquisitions, including debt outstanding of TCI at the date of acquisition.

For the Years Ended December 31,        2000         1999         1998
                                       ------       ------       ------
                                              Dollars in millions
Provision for income taxes .....       $3,284       $4,016       $2,989


            The effective income tax rate is the provision for income taxes as a percent of income from continuing operations before income taxes. The effective income tax rate was 136.1% in 2000, 37.3% in 1999 and 36.7% in 1998. In 2000,
the effective tax rate was negatively impacted by Excite@Home, which is unable to record tax benefits associated with its pretax losses. Therefore the $4.6 billion restructuring charges taken by Excite@Home in 2000 had no associated tax benefit. The 2000 effective tax rate was positively impacted by a tax-free gain resulting from an exchange of AT&T stock for an entity owning certain cable systems and other assets with Cox and the benefit of the write-off of the related deferred tax liability. The 1999 effective tax rate was negatively impacted by a non-tax-deductible research and development charge, but positively impacted by a change in the net operating loss utilization tax rules that resulted in a reduction in the valuation allowance and the income tax provision.

For the Years Ended December 31,          2000         1999         1998
                                         ------       ------       ------
                                                Dollars in millions
Minority interest income (expense)       $4,103       $ (126)      $   (1)


            Minority interest income (expense), which is recorded net of income taxes, represents an adjustment to AT&T's income to reflect the less than 100% ownership of consolidated subsidiaries as well as dividends on preferred stock issued by subsidiaries of AT&T. The $4.2 billion increase in minority interest in 2000 resulted from the consolidation of Excite@Home effective September 1, 2000. The minority interest income in 2000 primarily reflects losses generated by Excite@Home, including the goodwill impairment charge, that were attributable to the approximate 77% of Excite@Home not owned by AT&T. The decrease in minority interest in 1999 compared with 1998 was primarily due to dividends on preferred securities issued by a subsidiary trust of AT&T in 1999.

For the Years Ended December 31,         2000         1999           1998
                                       -------      -------        -------
                                                 Dollars in millions
Equity earnings (losses) from
   Liberty Media Group .........       $ 1,488      $(2,022)            --

            Equity earnings from LMG, which are recorded net of income taxes, were $1.5 billion in 2000, compared with losses of $2.0 billion in 1999. The increase was primarily due to gains on dispositions, including gains associated with the mergers of various companies that LMG had investments in. Gains were recorded for the difference between the carrying value of LMG's interest in the acquired company and the fair value of securities received in the merger. In addition, lower stock compensation expense in 2000 compared with 1999 contributed to the increase. These were partially offset by impairment charges recorded on LMG's investments to reflect other than temporary declines in value and higher losses relating to LMG's equity affiliates.

For the Years Ended December 31,                2000        1999        1998
                                               -----       -----       -----
                                                    Dollars in millions
Net losses from other equity investments       $ 588       $ 756       $ 109


            Net losses from other equity investments, which are recorded net of income taxes, were $0.6 billion in 2000, a 22.2% improvement compared with 1999. This improvement was primarily a result of higher earnings from our investment in Cablevision Systems Corp. (Cablevision) of approximately $0.2 billion due to gains from cable-system sales. Offsetting this increase were losses from our stake in Time Warner Entertainment Company, L.P. (TWE) which we acquired in connection with the MediaOne merger and greater equity losses from Excite@Home, which aggregrated approximately $0.1 billion. .

            Net losses from other equity investments were $0.8 billion in 1999 compared with $0.1 billion in 1998, primarily due to losses we recorded on investments we acquired through TCI, largely Cablevision and Excite@Home.

For the Years Ended December 31,                             2000            1999             1998
                                                          ---------       ---------        ---------
                                                                 (Dollars in millions, except
                                                                       per share amounts)
AT&T Common Stock Group:
   Income from continuing operations ..............       $   2,645       $   5,883        $   5,052
   Income (loss) from discontinued operations .....             460            (433)             193
   Gain on sale of discontinued operations ........              --              --            1,290
   Earnings from continuing operations per share:
     Basic ........................................            0.76            1.91             1.89
     Diluted ......................................            0.75            1.87             1.87
   Earnings (loss)from discontinued operations per
    share:
     Basic ........................................            0.13           (0.14)            0.07
     Diluted ......................................            0.13           (0.13)            0.07
     Gain on sale of discontinued operations -
        basic and diluted .........................              --              --             0.48
AT&T Wireless Group:
   Income from discontinued operations ............       $      76              --               --
   Earnings from discontinued operations per share:
     Basic and diluted ............................            0.21              --               --
Liberty Media Group:
   Income (loss) ..................................       $   1,488       $  (2,022)              --
   Earnings (loss) per share:
      Basic and diluted ...........................            0.58           (0.80)              --


            Earnings per diluted share (EPS) attributable to continuing operations of the AT&T Common Stock Group were $0.75 in 2000 compared with $1.87 in 1999, a decrease of 59.9%. The decrease was primarily due to higher restructuring and asset impairment charges and the MediaOne acquisition, including the impact of shares issued, operating losses of MediaOne and additional interest expense. Also contributing to the decrease was the impact of Excite@Home, including the mark-to-market adjustment related to the put options held by Comcast and Cox. These were partially offset by an increase in other income, primarily associated with higher net gains on sales of businesses and investments, and higher investment-related income, and lower losses from equity investments. Also impacting EPS was higher operating income associated with our mature long distance businesses.

            EPS from continuing operations attributable to the AT&T Common Stock Group on a diluted basis were $1.87 in both 1999 and 1998. EPS increased primarily due to increased income from our Business and Consumer operations due to revenue growth and operating expense efficiencies, as well as lower net restructuring and other charges. Offsetting these increases was the impact of the TCI and AGNS acquisitions, including the impact of shares issued and equity losses of Excite@Home and Cablevision.

            EPS for Liberty Media Group was $0.58 in 2000, compared with a loss of $0.80 per share for 1999. The increase in EPS was primarily due to gains on dispositions, including gains associated with the mergers of various companies that LMG had investments in. Gains were recorded for the difference between the carrying value of LMG's interest in the acquired company and the fair value of securities received in the merger. In addition, lower stock compensation expense in 2000 compared with 1999 contributed to the increase. These were partially offset by impairment charges recorded on LMG's investments to reflect other than temporary declines in value and higher losses relating to LMG's equity affiliates.

Discontinued Operations

            Pursuant to Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of AT&T reflect the disposition of AT&T Universal Card Services (UCS), which was sold on April 2, 1998, and AT&T Wireless, which was split-off from AT&T on July 9, 2001, as discontinued operations. Accordingly, the revenue, costs and expenses, and cash flows of UCS, through the date of disposition, and AT&T Wireless have been excluded from the respective captions in the 2000, 1999 and 1998 Consolidated Statements of Income and Consolidated Statements of Cash Flows and have been reported as "Income from discontinued operations," net of applicable income taxes; and as "Net cash provided by discontinued operations". The assets and liabilities of AT&T Wireless have been excluded from the respective captions in the December 31, 2000 and 1999 Consolidated Balance Sheets and are reported as "Net assets of discontinued operations". The gain associated with the sale of UCS is recorded as "Gain on sale of discontinued operations," net of applicable income taxes in the 1998 Consolidated Statement of Income.

Extraordinary Items

            In August 1998, AT&T extinguished approximately $1.0 billion of TCG's debt. The $217 million pretax loss on the early extinguishment of debt was recorded as an extraordinary loss. The after-tax impact was $137 million, or $0.05 per diluted share.

SEGMENT RESULTS

            In support of the services we provided in 2000, we segment our results by the business units that support our primary lines of business:
Business Services, Consumer Services and Broadband. The balance of AT&T's operations, excluding LMG, is included in a Corporate and Other category. Although not a segment, we also discuss the results of LMG.

            The discussion of segment results includes revenue; EBIT (earnings before interest and taxes, including pretax minority interest and net pretax losses of other equity investments); EBITDA (EBIT plus depreciation, amortization and minority interest income (expense) other than Excite@Home); total assets, and capital additions. The discussion of EBITDA for Broadband is modified to exclude other income and net losses from equity investments. Total assets for each segment generally include all assets, except intercompany receivables. Prepaid pension assets and corporate-owned or leased real estate are generally held at the corporate level, and therefore are included in the Corporate and Other group. Shared network assets are allocated to the segments and reallocated each January, based on two years of volumes. Capital additions for each segment include capital expenditures for property, plant and equipment, acquisitions of licenses, additions to nonconsolidated investments, increases in franchise costs and additions to internal-use software.

            EBIT is the primary measure used by AT&T's chief operating decision makers to measure AT&T's operating results and to measure segment profitability and performance. AT&T calculates EBIT as operating income plus net pretax losses from equity investments, pretax minority interest income (expense) and other income. In addition, management also uses EBITDA as a measure of segment profitability and performance, and is defined as EBIT, excluding minority interest income (expense) other than Excite@Home, plus depreciation and amortization. Interest and taxes are not factored into the segment profitability measure used by the chief operating decision makers; therefore, trends for these items are discussed on a consolidated basis. Management believes EBIT is meaningful to investors because it provides analysis of operating results using the same measures used by AT&T's chief operating decision makers and provides a return on total capitalization measure. We believe EBITDA is meaningful to investors as a measure of each segment's liquidity consistent with the measure utilized by our chief operating decision makers. In addition, we believe that both EBIT and EBITDA allow investors a means to evaluate the financial results of each segment in relation to total AT&T. EBIT for AT&T was $8.4 billion, $10.9 billion and $8.3 billion for the years ended December 31, 2000, 1999 and 1998, respectively. EBITDA for AT&T was $17.1 billion, $17.7 billion and $11.8 billion for the years ended December 31, 2000, 1999 and 1998, respectively. Our calculation of EBIT and EBITDA may or may not be consistent with the calculation of these measures by other public companies. EBIT and EBITDA should not be viewed by investors as an alternative to generally accepted accounting principles (GAAP) measures of income as a measure of performance or to cash flows from operating, investing and financing activities as a measure of liquidity. In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and taxes which can affect cash flow.

            Reflecting the dynamics of our business, we continually review our management model and structure and make adjustments accordingly.

BUSINESS SERVICES

            Our Business Services segment offers a variety of global communications services, including long distance, local, and data and IP networking to small and medium-sized businesses, large domestic and multinational businesses and government agencies. Business Services is also a provider of voice, data and IP transport to service resellers (wholesale services).

            Business Services includes AT&T Solutions, the company's professional-services outsourcing business, which provides seamless solutions that maximize the competitive advantage of networking-based electronic applications for global clients. AT&T Solutions also provides e-infrastructure and high-availability services to enterprise clients, and manages AT&T's unified global network. Business Services also includes the results of International ventures and operations.

For the Years Ended December 31,         2000          1999          1998
                                       -------       -------       -------
                                                 Dollars in millions
External revenue ...............       $28,157       $28,087       $25,001
Internal revenue ...............           743           605           356
Total revenue ..................        28,900        28,692        25,357
EBIT ...........................         5,990         5,248         4,017
EBITDA .........................        10,200         9,468         7,376
Capital additions ..............         6,839         9,091         6,773


At December 31,         2000          1999
                      -------       -------
Total assets ..       $42,747       $37,974



REVENUE

            In 2000, Business Services revenue grew $0.2 billion, or 0.7%, compared with 1999. Strength in data and IP services as well as growth in our outsourcing business contributed $1.8 billion to the increase. This growth was largely offset by an approximate $0.9 billion decline in long distance voice services as a result of continued pricing pressures in the industry and approximately $0.5 billion due to the net impacts of Concert, international dispositions and acquisitions.

            Revenue in 1999 grew $3.3 billion, or 13.2%. The acquisition of AGNS contributed approximately $1.1 billion to the growth. Data, IP and outsourcing services grew approximately $1.5 billion in 1999 compared with 1998, while long distance voice services and local services contributed approximately $0.6 billion to the revenue increase.

            Data services, which represent the transportation of data, rather than voice, along our network, was impacted by acquisitions and the formation of Concert. Excluding these impacts, data services grew at a high-teens percentage rate in 2000. Growth was led by the continued strength of frame relay services; IP services, which include IP-connectivity services and virtual private network
(VPN) services; and high-speed private-line services. Excluding the impact of AGNS, data services grew at a high-teens percentage rate in 1999, led by strength in frame relay and high-speed private-line services.

            AT&T Solutions outsourcing revenue grew 47.9% in 2000 and 146.0% in 1999. More than one-half of the 2000 growth and approximately 65% of the 1999 growth was driven by our acquisition of AGNS. The remaining growth in both years was primarily due to growth from new contract signings and add-on business from existing clients.

            Excluding the impact of Concert, long distance voice services revenue declined at a mid single-digit percentage rate in 2000 due to a declining average price per minute reflecting the competitive forces within the industry which are expected to continue. Partially offsetting this decline was a high single-digit percentage growth rate in minutes. In 1999, long distance voice revenue grew at a low single-digit percentage rate, as volumes grew at a high-teens percentage rate, which was largely offset by a declining average rate per minute.

            Local voice services revenue grew nearly 20% in 2000 and more than 50% in 1999. During 2000, AT&T added more than 867,000 access lines, with the total reaching nearly 2.3 million at the end of the year. During 1999, AT&T added more than 719,000 access lines. Access lines enable AT&T to provide local service to customers by allowing direct connection from customer equipment to the AT&T network. AT&T serves more than 6,000 buildings on-network (buildings where AT&T owns the fiber that runs into the building), representing an increase of approximately 3.5% over 1999. At the end of 1999, AT&T served just over 5,800 buildings on-network compared with approximately 5,200 buildings at the end of 1998.

            Business Services internal revenue increased $138 million, or 22.7%, in 2000 and $249 million, or 70.0%, in 1999. The increase in 2000 was the result of greater sales of business long distance services to other AT&T units that resell such services to their external customers, primarily Broadband and Wireless Services. In 1999, the increase in internal revenue was primarily due to greater sales of long distance services to Wireless Services.


EBIT/EBITDA

            EBIT improved $0.7 billion, or 14.2%, and EBITDA improved $0.7 billion, or 7.7%, in 2000 compared with 1999. This improvement reflects an increase in revenue and lower costs as a result of our continued cost-control efforts, partially offset by the formation of Concert and the acquisition of AGNS.

            In 1999, EBIT improved $1.2 billion, or 30.6%, and EBITDA improved $2.1 billion, or 28.4%, compared with 1998. These increases were driven by revenue growth combined with margin improvement resulting from ongoing cost-control initiatives. The increase in EBIT was offset somewhat by increased depreciation and amortization expenses resulting from increased capital expenditures aimed at data, IP and local services.

OTHER ITEMS

            Capital additions decreased $2.3 billion in 2000, and increased $2.3 billion in 1999. In 2000, the decrease was a result of lower spending for our long distance network (including the data network) and lower investment in nonconsolidated international investments. In 1999, the increase was primarily due to additional spending for the build out of our local services SONET transport network and increased nonconsolidated international investments that support our global strategy.

            Total assets increased $4.8 billion, or 12.6%, at December 31, 2000, compared with December 31, 1999. The increase was primarily due to net increases in property, plant and equipment as a result of capital additions, as well as receivables from Concert, and higher goodwill due to AT&T Latin America.

CONSUMER SERVICES

            Our Consumer Services segment provides residential customers with a variety of any-distance communications services, including long distance, local toll (intrastate calls outside the immediate local area) and Internet access. In addition, Consumer Services provides transaction services, such as prepaid calling card and operator-handled calling services. Local phone service is also provided in certain areas.

For the Years Ended December 31,        2000          1999          1998
                                       -------       -------       -------
                                                Dollars in millions
Revenue ........................       $18,894       $21,753       $22,763
EBIT ...........................         6,893         7,619         6,289
EBITDA .........................         7,060         7,803         6,406
Capital additions ..............           148           299            99


At December 31,                           2000         1999
                                        ------       ------

Total assets ...................        $3,150       $3,781


REVENUE

         Consumer Services revenue declined 13.1%, or $2.9 billion, in 2000 compared with 1999. Approximately $0.9 billion of the decline was due to the elimination of per-line charges in 2000 and the impact of Concert. The remainder of the decline was primarily due to a decline in traditional voice services, such as Domestic Dial 1, reflecting the ongoing competitive nature of the consumer long distance industry, which has resulted in pricing pressures and a loss of market share. Also negatively impacting revenue was product substitution and market migration away from direct-dial wireline and higher-priced calling-card services to the rapidly growing wireless services and lower-priced prepaid-card services. As a result, calling volumes declined at a mid single-digit percentage rate in 2000. We expect competition and product substitution to continue to negatively impact Consumer Services revenue.

            In August 1999, we introduced AT&T One Rate, which allows customers to make long distance calls, 24 hours a day, seven days a week, for the same rate. These One Rate offers continue to be well received in the market with more than 12 million customers enrolled since the plan's introduction. In addition, AT&T has been successful in packaging services in the consumer market by giving customers the option of intraLATA service with its One Rate offers. More than 60% of the customers enrolled in One Rate have chosen AT&T as their intraLATA provider.

            AT&T's any distance New York Local One Rate offer, which combines both local and long distance service, has experienced high customer acceptance. AT&T ended the year with nearly 760,000 customers under this plan.

            In 1999, Consumer Services revenue decreased $1.0 billion, or 4.4%, on a mid single-digit percentage decline in volumes. The 1999 decline reflects the ongoing competitive nature of the consumer long distance industry, as well as product substitution and market migration away from direct dial and higher-priced calling-card services to rapidly growing wireless services and lower-priced prepaid-card services.

EBIT/EBITDA

            EBIT declined $0.7 billion, or 9.5%, and EBITDA declined $0.7 billion, or 9.5%, in 2000 compared with 1999. The declines in EBIT and EBITDA primarily reflect the decline in the long distance business, offset somewhat by cost-control initiatives. In addition, the declines reflect $0.2 billion of lower gains on sales of businesses, primarily the 1999 sale of Language Line Services, and higher restructuring charges. Reflecting our cost-control initiatives, EBIT and EBITDA margins in 2000 improved to 36.5% and 37.4%, respectively, compared with 35.0% and 35.9%, respectively, in 1999.

            EBIT grew $1.3 billion, or 21.1%, and EBITDA grew $1.4 billion, or 21.8%, in 1999. The EBIT margin improved to 35.0% in 1999 (excluding the gain on the sale of Language Line Services, the 1999 EBIT margin was 34.3%) from 27.6% in the prior year. The EBIT and EBITDA growth for 1999 reflects ongoing cost-reduction efforts, particularly in marketing spending, as well as lower negotiated international settlement rates.

OTHER ITEMS

            Capital additions decreased $0.2 billion, or 50.6%, in 2000 as a result of a planned reduction in spending on the voice network and reduced spending on internal-use software as most of the functionality upgrades were completed in 1999. In 1999, capital additions increased $0.2 billion, or 201.9%, primarily due to increased spending on internal-use software to add more functionality to our services and in support of AT&T WorldNet Services subscriber growth.

            Total assets declined $0.6 billion, or 16.7%, during 2000. The decline was primarily due to assets transferred to Concert during 2000, as well as lower accounts receivable, reflecting lower revenue.


BROADBAND

            Our Broadband segment offers a variety of services through our cable broadband network, including traditional analog video and new services such as digital video service, high-speed data service and broadband telephony service.

For the Years Ended December 31,                   2000                  1999
                                                 ---------             --------
                                                      Dollars in millions
Revenue .............................            $   8,226             $  5,070
EBIT ................................               (1,240)              (1,545)
EBITDA* .............................                1,639                  733
Capital additions ...................                4,968                4,759


At December 31,                                     2000                 1999
                                                 ---------             --------
Total assets ........................            $ 114,848             $ 53,810


* EBITDA for Broadband excludes net losses from equity investments and other income.

         Results of operations for the year ended December 31, 2000, include the results of MediaOne since its acquisition on June 15, 2000, while the year ended December 31, 1999, does not include any results of MediaOne. Additionally, the results of operations for the year ended December 31, 1999, include 10 months of TCI's results, reflecting its acquisition in March 1999, while 2000 includes a full 12 months of TCI's results.

REVENUE

         Broadband revenue grew $3.2 billion in 2000, or 62.3%, compared with 1999. Approximately $2.8 billion of the increase in revenue was due to the acquisition of MediaOne in 2000 and TCI in 1999. In addition, revenue from new services (digital video, high-speed data, and broadband telephony) and a basic-cable rate increase contributed approximately $0.4 billion to the revenue increase.

         At December 31, 2000, Broadband serviced approximately 16.0 million basic-cable customers, passing approximately 28.3 million homes, compared with
11.4 million basic-cable customers, passing approximately 19.7 million homes at December 31, 1999. The increase reflects the acquisition of MediaOne. At December 31, 2000, we provided digital video service to approximately 2.8 million customers, high-speed data service to approximately 1.1 million customers, and broadband telephony service to approximately 547,000 customers. This compares with approximately 1.8 million digital-video customers, approximately 207,000 high-speed data customers, and nearly 8,300 broadband telephony customers at the end of 1999.

EBIT/EBITDA

         EBIT in 2000 was a deficit of $1.2 billion, an improvement of $0.3 billion, or 19.7%. This improvement was due to approximately $0.5 billion of higher gains on sales of businesses and investments, primarily gains on the swap of cable properties with Cox and Comcast and the sale of our investment in Lenfest, and $0.4 billion lower restructuring charges primarily associated with an in-process research and development charge recorded in connection with the 1999 acquisition of TCI. Also contributing to the improvement were lower pretax losses from equity investments of $0.5 billion, due in part to a $0.3 billion improvement from our investment in Cablevision due to gains from cable-system sales. These improvements were largely offset by the impact of the acquisition of MediaOne as well as TCI of approximately $0.5 billion and higher expenses associated with high-speed data and broadband telephony services of approximately $0.4 billion.

         EBITDA, which excludes net losses from equity investments and other income, was $1.6 billion in 2000, an improvement of $0.9 billion compared with 1999. This improvement was due to the impact of the MediaOne and TCI acquisitions of $0.7 billion and lower restructuring charges of $0.4 billion. Higher expenses associated with high-speed data and broadband telephony of approximately $0.2 billion offset these increases.

OTHER ITEMS

         Capital additions increased 4.4% to approximately $5.0 billion in 2000, from $4.8 billion in 1999. The increase was due to higher capital expenditures of $0.8 billion primarily due to MediaOne, which was almost entirely offset by decreased contributions to various nonconsolidated investments of $0.7 billion. In 1999, spending was largely directed toward cable-distribution systems, focusing on the upgrade of cable plant-assets, as well as equity infusions into various investments.

         Total assets at December 31, 2000, were $114.8 billion compared with $53.8 billion at December 31, 1999. The increase in total assets was primarily due to the MediaOne acquisition and an increase in property, plant and equipment as a result of capital expenditures, net of depreciation expense. These increases were partially offset by a decrease in the mark-to-market valuation of certain investments.

CORPORATE AND OTHER

         This group reflects the results of corporate staff functions, the elimination of transactions between segments, as well as the results of Excite@Home.

For the Years Ended December 31,        2000             1999             1998
                                      --------         --------         --------
                                                 Dollars in millions
Revenue ......................        $   (487)        $   (542)       $   (303)
EBIT .........................          (3,279)            (441)         (2,040)
EBITDA .......................          (2,382)              37          (1,938)
Capital additions ............           1,683              271             310


At December 31,                         2000            1999
                                      --------         --------
Total assets .................        $ 12,101         $ 12,069


REVENUE

         Revenue for corporate and other primarily includes the elimination of intercompany revenue of negative $0.8 billion (an increase of $0.1 billion from 1999)and revenue from Excite@Home of $0.2 billion (which was consolidated beginning on September 1, 2000).

         For 1999, revenue decreased $0.2 billion, or 78.6%. The decline was driven by an increase in the elimination of intercompany revenue and the sale of AT&T Solutions Customer Care (ASCC) in 1998.

EBIT/EBITDA

         EBIT and EBITDA deficits in 2000 increased $2.8 billion and $2.4 billion to $3.3 billion and $2.4 billion, respectively. The increases in the deficits were largely related to Excite@Home. In 2000, restructuring and other charges, net of minority interest, were $2.9 billion higher primarily due to goodwill impairment charges recorded by Excite@Home and AT&T related to Excite@Home. Other impacts included a charge of approximately $0.5 billion for the fair market value increase of put options held by Comcast and Cox related to Excite@Home, and operating losses from Excite@Home. Partially offsetting these declines were an increase in the pension credit due to a higher pension trust asset base resulting from increased investment returns, and lower expenses associated with our continued efforts to reduce costs, which aggregated approximately $0.6 billion. In addition, higher net gains on sales of investments and an increase in interest income increased EBIT and EBITDA by approximately $0.6 billion.

         In 1999, EBIT and EBITDA improved $1.6 billion and $2.0 billion to a deficit of $0.4 billion and earnings of $37 million, respectively. The improvements were driven by $2.4 billion of lower net restructuring and other charges in 1999 compared with 1998, partially offset by higher net losses from other equity investments, lower gains on the sales of businesses and lower interest income, which negatively impacted EBIT and EBITDA by $0.6 billion. Additionally, EBIT was impacted by dividends on trust preferred securities. In 1998, AT&T recorded a gain on the sale of ASCC.

OTHER ITEMS

         Capital additions increased $1.4 billion in 2000. The increase was driven by our investment in 2000 in Net2Phone, Inc. (Net2Phone). 1999 Capital additions were essentially flat when compared to 1998.

         Total assets were consistent at December 31, 2000 and December 31,
1999.

LIBERTY MEDIA GROUP

         LMG produces, acquires and distributes entertainment, educational and informational programming services through all available formats and media. LMG is also engaged in electronic-retailing services, direct-marketing services, advertising sales relating to programming services, infomercials and transaction processing. Earnings from LMG were $1.5 billion in 2000 compared with losses of $2.0 billion from the date of acquisition through December 31, 1999. The increase was primarily due to gains on dispositions, including gains associated with the mergers of various companies that LMG had investments in. Gains were recorded for the difference between the carrying value of LMG's interest in the acquired company and the fair value of securities received in the merger. In addition, lower stock compensation expense in 2000 compared with 1999 contributed to the increase. These were partially offset by impairment charges recorded on LMG's investments to reflect other than temporary declines in value and higher losses relating to LMG's equity affiliates.


LIQUIDITY

For the Years Ended December 31,                 2000          1999          1998
                                               --------      --------      --------
                                                        Dollars in millions
CASH FLOWS:
Provided by operating activities
   of continuing operations ..............     $ 11,665      $ 10,509      $  9,944
(Used in) provided by investing activities
   of continuing operations ..............      (30,045)      (23,884)        4,135
Provided by (used in) financing activities
   of continuing operations ..............       25,732        13,854       (11,051)
Used in discontinued operations ..........       (8,306)       (2,594)         (207)

         In 2000, net cash provided by operating activities of continuing operations increased $1.2 billion. The increase was primarily driven by increased other assets and liabilities and an increase in net income excluding the noncash impact of depreciation and amortization, net restructuring and other charges, minority interest income (expense) and the impact of earnings and losses from equity investments, and increased gains on sales of businesses and investments, partially offset by decreased accounts payable. In 1999, net cash provided by operating activities of continuing operations increased $0.6 billion, primarily due to an increase in net income excluding the noncash impact of depreciation and amortization, net restructuring and other charges and the impact of earnings and losses from equity investments, mostly offset by decreased other assets and liabilities and increased accounts receivable, due primarily to higher revenue, and an increase in tax payments from the gain on the 1998 sale of UCS.

         AT&T's investing activities resulted in a net use of cash of $30.0 billion in 2000, compared with a net use of cash of $23.9 billion in 1999. During 2000, AT&T used approximately $16.7 billion for acquisitions of businesses, primarily MediaOne, and spent $11.5 billion on capital expenditures. During 1999, AT&T spent approximately $11.9 billion on capital expenditures, approximately $6.0 billion on acquisitions of businesses, primarily AGNS, and contributed $5.5 billion of cash to LMG. During 1998, we received $10.6 billion related to the sales of businesses, including receivables from UCS, partially offset by capital expenditures of $6.8 billion.

         During 2000, net cash provided by financing activities was $25.7 billion, compared with $13.9 billion in 1999. In 2000, AT&T received $10.3 billion from the AT&T Wireless Group tracking stock offering and borrowed an additional $17.0 billion of short-term debt and $2.5 billion of net long-term debt. These were partially offset by the payment of $3.0 billion in dividends. In 1999, AT&T received $10.2 billion from the issuance of commercial paper and short-term debt, $6.1 billion from the net issuance of long-term debt and $4.6 billion from the issuance of redeemable preferred securities. These sources of cash were partially offset by the acquisition of treasury shares of $4.6 billion and the payment of dividends of $2.7 billion. Cash used in financing activities in 1998 primarily related to repayment of long-term and short-term debt, the acquisition of treasury shares and dividends paid on common stock.

         At December 31, 2000, we had current assets of $14.7 billion and current liabilities of $48.0 billion. A significant portion of the current liabilities, $31.8 billion, relates to short-term notes, the majority of which were commercial paper or debt with an original maturity of one year or less. We expect that we will retire a portion of the short-term debt with other financing arrangements, including the monetization of publicly-held securities, sales of certain non-strategic assets and investments, and securitization of certain accounts receivable. At December 31, 2000, we had a current liability of $2.6 billion, reflecting our obligation under put options held by Comcast and Cox. In January 2001, Comcast and Cox exercised their rights under the put options and elected to receive AT&T stock in lieu of cash. Through June 30, 2001, we have retired $8.5 billion of short term debt and $0.8 billion of long term debt through the use of some of the proceeds received from the investment by NTT DoCoMo of $9.8 billion for a new class of AT&T preferred stock and sales of investments or assets. Subsequent to June 30, 2001, we closed or announced the sale of investments or assets, which will result in gross cash proceeds of approximately $2.0 billion.

         In addition, on February 28, 2001, we exercised our registration rights in TWE and formally requested TWE to begin the process of converting the limited partnership into a corporation with registered equity securities. On May 14, 2001, we named Credit Suisse First Boston as our investment banker for the registration process under the TWE partnership agreement. On August 9, 2001, we have reached an agreement with Cablevision Systems Corporation (Cablevision) in which Cablevision will amend a pending registration statement to allow the sale of up to $1 billion of the Cablevision shares currently owned by AT&T. Cablevision has also agreed, at AT&T's request, to file a registration statement for the sale of AT&T's remaining Cablevision shares in March 2002. In addition, Cablevision, at AT&T's request, will file a registration statement by October 1, 2001 for the sale of Rainbow Media Group tracking stock AT&T holds.

In connection with the split-off of AT&T Wireless in July 2001, we retained $3.0 billion in shares of AT&T Wireless and immediately exchanged $1.6 billion of these shares to retire debt. We expect to dispose of the remaining $1.4 billion by the end of 2001.

         Since the announced restructuring plans to create four new businesses, AT&T's debt ratings have been under review by the applicable rating agencies. As a result of this review, AT&T's ratings have been downgraded and continued to be on credit watch with negative outlook. These actions will result in an increased cost of future borrowings and will limit our access to the capital markets.

         AT&T is pursuing various measures to reduce its debt level. However, there can be no assurance that we will be able to obtain financing on terms that are acceptable to us. If these efforts cannot be completed successfully, or on terms and within the timeframe contemplated, AT&T's financial condition would be materially adversely affected. Some of these adverse conditions include the company's ability to pursue acquisitions, make capital expenditures to expand its network and cable plant, or pay dividends.

         On December 28, 2000, we entered into a 364-day, $25 billion revolving-credit facility syndicated to 39 banks, which has subsequently been reduced as a result of the NTT DoCoMo investment, the AT&T Wireless bond offering, the sale of Japan Telecom and the sale of various cable-systems. As of June 30, 2001, AT&T had $14.7 billion in bank credit facilities available to it.

         Also in connection with our restructuring, we have reviewed our dividend policy as it relates to each of the new businesses. On December 20, 2000, we announced that the board of directors reduced AT&T's quarterly dividend to $0.0375 per share, from $0.22 per share.

         Our board of directors has the power to make determinations that may impact the financial and liquidity position of each of the tracking stock groups. This power includes the ability to set priorities for use of capital and debt capacity, to determine cash management policies and to make decisions regarding whether to make capital expenditures and as to the timing and amount of any capital expenditures. All actions by the board of directors are subject to the board members fiduciary duties to all shareholders of AT&T as a group and not just to holders of a particular class of tracking stock and to our policy statements, by-laws and inter-company agreements. As a result of this discretion of our board of directors, it may be difficult for investors to assess each group's liquidity and capital resource needs and in turn the future prosepcts of each group based on past performance.


RISK MANAGEMENT

         We are exposed to market risk from changes in interest and foreign exchange rates, as well as changes in equity prices associated with affiliate companies. In addition, we are exposed to market risk from fluctuations in the prices of securities which we monetized through the issuance of debt. On a limited basis, we use certain derivative financial instruments, including interest rate swaps, options, forwards, equity hedges and other derivative contracts, to manage these risks. We do not use financial instruments for trading or speculative purposes. All financial instruments are used in accordance with board-approved policies.

         We use interest rate swaps to manage the impact of interest rate changes on earnings and cash flows and also to lower our overall borrowing costs. We monitor our interest rate risk on the basis of changes in fair value. Assuming a 10% downward shift in interest rates, the fair value of interest rate swaps and the underlying hedged debt would have changed by $10 million and $3 million at December 31, 2000 and 1999, respectively. In 2000, we entered into a combined interest rate, forward contract to hedge foreign-currency-denominated debt. Assuming a 10% downward shift in both interest rates and the foreign currency, the fair value of the contract and the underlying hedged debt would have changed by $88 million. In addition, certain debt is indexed to the market prices of securities we own. Changes in the market prices of these securities result in changes in the fair value of this debt. Assuming a 10% downward change in the market price of these securities, the fair value of the underlying debt and securities would have decreased by $534 million at December 31, 2000. Assuming a 10% downward shift in interest rates at December 31, 2000 and 1999, the fair value of unhedged debt would have increased by $1.2 billion and $938 million, respectively.

         We use forward and option contracts to reduce our exposure to the risk of adverse changes in currency exchange rates. We are subject to foreign exchange risk for foreign-currency-denominated transactions, such as debt issued. In addition, in 1999 we were subject to foreign exchange risk related to reimbursements to foreign telephone companies for their portion of the revenue billed by AT&T for calls placed in the United States to a foreign country. We monitor our foreign exchange rate risk on the basis of changes in fair value. Assuming a 10% appreciation in the U.S. dollar at December 31, 2000 and 1999, the fair value of these contracts would have resulted in additional unrealized losses of $6 million and $29 million, respectively. Because these contracts are entered into for hedging purposes, we believe that these losses would be largely offset by gains on the underlying firmly committed or anticipated transactions.

         We use equity hedges to manage our exposure to changes in equity prices associated with stock appreciation rights (SARs) of affiliated companies. Assuming a 10% decrease in equity prices of affiliated companies, the fair value of the equity hedges would have decreased by $29 million and $81 million at

December 31, 2000 and 1999, respectively. Because these contracts are entered into for hedging purposes, we believe that the decrease in fair value would be largely offset by gains on the underlying transaction.

         In order to determine the changes in fair value of our various financial instruments, we use certain modeling techniques, namely Black-Scholes, for our SARs and equity collars. We apply rate sensitivity changes directly to our interest rate swap transactions and forward rate sensitivity to our foreign currency forward contracts.

         The changes in fair value, as discussed above, assume the occurrence of certain adverse market conditions. They do not consider the potential effect of favorable changes in market factors and do not represent projected losses in fair value that we expect to incur. Future impacts would be based on actual developments in global financial markets. We do not foresee any significant changes in the strategies used to manage interest rate risk, foreign currency rate risk or equity price risk in the near future.

FINANCIAL CONDITION


At December 31,                                        2000               1999
                                                     --------           --------
                                                         Dollars in Millions
Total assets .............................           $234,360           $163,457
Total liabilities ........................            121,611             77,458
Total shareowners' equity ................            103,198             78,927


         Total assets increased $70.9 billion, or 43.4%, at December 31, 2000, primarily due to the impact of the MediaOne acquisition, which resulted in increased goodwill, franchise costs, other investments including TWE and Vodafone Group plc; and the addition of property, plant and equipment. Property, plant and equipment also increased due to capital expenditures made during the year, net of depreciation expense and equipment contributed to Concert. This equipment contribution, as well as a $1.0 billion loan to Concert, and our investment in Net2Phone are reflected as an increase to other investments. Additionally, other receivables increased due to Concert.

         Total liabilities at December 31, 2000, increased $44.2 billion, or 57.0%, primarily due to the impact of the MediaOne acquisition, including debt of MediaOne and borrowings to fund the acquisition, as well as the consolidation of Excite@Home. In addition, total debt increased due to the monetization of our investments in Microsoft Corporation and Comcast.

         Minority interest increased $2.5 billion to $4.9 billion, primarily reflecting the minority interest of our ownership of Excite@Home resulting from the consolidation of Excite@Home beginning September 1, 2000, and the preferred stock outstanding of a MediaOne subsidiary.

         Total shareowners' equity was $103.2 billion at December 31, 2000, an increase of 30.8% from December 31, 1999. This increase was primarily due to the issuance of AT&T common stock for the MediaOne acquisition as well as the issuance of AT&T Wireless Group tracking stock.

         The ratio of total debt to total capital for AT&T's continuing operations, excluding LMG (debt of continuing operations divided by total debt of continuing operations and equity excluding discontinued operations and LMG) was 57.2% at December 31, 2000, compared with 54.3% at December 31, 1999. The equity portion of this calculation includes convertible trust preferred securities, as well as subsidiary redeemable preferred stock and excludes the equity of discontinued operations and LMG. The increase was primarily driven by higher debt associated with the MediaOne merger, largely offset by a higher equity base associated with the MediaOne merger and the AT&T Wireless Group tracking stock offering. The ratio of debt (net of cash) to EBITDA was 3.80X at December 31,

2000, compared with 1.96X at December 31, 1999, reflecting additional debt associated with the MediaOne merger. Included in debt was approximately $8.7 billion of notes, which are exchangeable into or collateralized by securities we own. Excluding this debt, the ratio of net-debt-to-EBITDA at December 31, 2000, was 3.29X.


NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date for this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T, this means that the standard must be adopted no later than January 1, 2001.

         In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" as an amendment to SFAS No. 133. This statement provides clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges.

         On January 1, 2001, AT&T adopted SFAS No. 133. We recorded a cumulative effect of an accounting change, net of applicable income taxes, of approximately $0.4 billion of income, or approximately $0.09 per diluted share, primarily attributable to fair value adjustments of debt instruments, including those acquired in conjunction with the MediaOne merger, as well as to our warrant portfolio. In addition, in connection with the adoption of SFAS No. 133, we reclassified certain investment securities, which support debt that is indexed to those securities, from "available-for-sale" to "trading." This reclassification resulted in the recognition of a charge of $1.2 billion ($0.7 billion after income taxes), or approximately $0.19 per diluted share, which was recorded as a reduction of other income. As available-for-sale securities, changes in fair value were previously included within other comprehensive income as a component of shareowners' equity. In addition, LMG recorded a cumulative effect of an accounting change, net of applicable income taxes, of approximately $0.5 billion of income, or approximately $0.21 per share.

         The impact of the adoption of SFAS No. 133, as amended by SFAS No. 138, on AT&T's future results of operations is dependent upon the fair values of our derivatives and related financial instruments and could result in pronounced quarterly fluctuations in other income in future periods.

         In the second quarter of 2001, AT&T adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The adoption had no material impact on AT&T's results of operations, financial position or cash flows.

         In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations," which supercedes Accounting Principles Board (APB) Opinion No. 16. SFAS No. 141 requires all business combinations initiated after June 30, 2001 be accounted for under the purchase method. In addition, SFAS No. 141 establishes criteria for the recognition of intangible assets separately from goodwill. AT&T does not expect that the adoption of SFAS No. 141 will have a material effect on AT&T's results of operations, financial position or cash flows.

         Also in July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which supercedes APB Opinion No. 17. Under SFAS No. 142 goodwill and indefinite lived intangible assets will no longer be amortized, but rather will be tested for impairment at least annually. In addition, the amortization period of intangible assets with finite lives will no longer be limited to 40 years. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, which for AT&T means the standard will be adopted on January 1, 2002. In connection with the adoption of this standard, AT&T's unamortized goodwill balance will no longer be amortized, but will continue to be tested for impairment. Therefore, we expect that this standard will have a significant impact on our results. We are assessing the impact of the standard on other indefinite lived assets and the total impact of such standard on our results of operations.


SUBSEQUENT EVENTS

         Effective January 1, 2001, AT&T sold to Insight Communications Company LP (Insight) several Illinois cable-systems serving approximately 98 thousand customers for $0.4 billion. Insight subsequently contributed the purchased cable-system and additional cable-systems serving approximately 177 thousand customers to Insight Midwest L.P. in which AT&T has a 50% interest. AT&T also contributed entities owning cable-systems serving approximately 248 thousand customers in Illinois to Insight Midwest L.P. The transactions resulted in pretax gains of $0.2 billion, which were deferred due to a debt support agreement with Insight Midwest, L.P.

         On January 8, 2001, AT&T and Cablevision Systems Corporation (Cablevision) completed the transfer of cable-systems in which AT&T received cable-systems serving 358 thousand subscribers in Boston and Eastern Massachusetts. In exchange, Cablevision received cable-systems serving approximately 130 thousand subscribers in northern New York suburbs, and 44 million shares of AT&T common stock valued at approximately $0.9 billion, and approximately $0.2 billion in cash. Cablevision recorded a gain as a result of the transaction. Due to AT&T's ownership interest in Cablevision, AT&T recorded an after-tax gain of approximately $0.1 billion included within "Net losses from other equity investments."

         On January 12, 2001, AT&T announced that Cox and Comcast had exercised their rights to sell a combined total of 60.4 million shares of Excite@Home Series A common stock to AT&T as part of an agreement announced in August 2000 to reorganize Excite@Home's governance. On May 18, 2001, AT&T, Cox Communications (Cox) and Comcast reached agreement on the terms of the previously announced transaction on the put options related to Excite@Home. Under the new agreement, which was no longer a tax-free exchange, Cox and Comcast retained their stakes in Excite@Home and AT&T issued 75 million of AT&T common shares to Cox and more than 80 million of AT&T common shares to Comcast. We recorded a loss of approximately $0.8 billion in other income for this put option settlement in the second quarter of 2001. The new agreement resulted in a tax benefit to AT&T, which essentially offset this loss.

         On January 22, 2001, NTT DoCoMo invested approximately $9.8 billion for 812,511.778 shares of a new class of AT&T preferred stock with a par value of $1 per share; and five-year warrants to purchase the equivalent of an additional
41.7 million shares of AT&T Wireless Group tracking stock at $35 per share. The $9.8 billion of proceeds were recorded based on their relative fair values as $9.2 billion for the preferred shares, $0.3 billion for the warrants in other current liabilities and $0.3 billion for the beneficial conversion feature. The preferred shares, convertible at NTT DoCoMo's option, were economically equivalent to 406 million shares (a 16 percent interest) of AT&T Wireless Group tracking stock at June 30, 2001. On July 9, 2001, in conjunction with the split-off of AT&T Wireless Group, these preferred shares were converted into AT&T Wireless common stock. Upon conversion, AT&T reduced its portion of the financial performance and economic value in the AT&T Wireless Group by 178 million shares, and the balance of the 406 million shares came from the issuance of 228 million new shares of AT&T Wireless common stock. Since NTT DoCoMo converted their preferred stock in connection with the

Wireless Group split-off, we will recognize, in the third quarter of 2001, the remaining unamortized beneficial conversion feature balance of $0.2 billion.

         On April 27, 2001, AT&T completed the sale announced on February 27, 2001, of our 10% stake in Japan Telecom Co. Ltd to Vodafone Group plc for $1.35 billion in cash. The proceeds from the transaction were split evenly between AT&T and AT&T Wireless Group since AT&T Wireless Group held one-half of AT&T's investment. The transaction resulted in a pretax gain of approximately $0.5 billion recorded in AT&T continuing operations and a pretax gain of approximately $0.5 billion recorded in discontinued operations.

         On April 30, 2001, AT&T received 63.9 million shares of AT&T common stock held by Comcast Corp. (Comcast) in exchange for an entity owning cable-systems which serves approximately 590 thousand customers in six states. The transaction resulted in a pretax loss of $0.3 billion.

         On May 25, 2001, AT&T completed an exchange offer of AT&T common stock for AT&T Wireless stock. Under the terms of the exchange offer, AT&T issued
1.176 shares of AT&T Wireless Group tracking stock in exchange for each share of AT&T common stock validly tendered. A total of 372.2 million shares of AT&T common stock were tendered in exchange for 437.7 million shares of AT&T Wireless Group tracking stock.

         On June 20, 2001, AT&T amended an existing accounts receivable securitization program for a new 364-day term providing for up to $0.5 billion of funding. Under the program, AT&T Consumer accounts receivable were sold on a discounted, revolving basis, to a special purpose, wholly-owned subsidiary of AT&T, which assigns interests in such receivables to unrelated third-party financing entities. Interest is paid monthly based on a floating rate set by the corresponding agreements. The borrowing was collateralized by approximately $1.0 billion of accounts receivable.

         On June 22, 2001, AT&T initiated a 364-day accounts receivable securitization program providing for up to $2.2 billion of funding. Under the program, AT&T Business accounts receivable were sold on a discounted, revolving basis, to a special purpose, wholly-owned subsidiary of AT&T, which assigns interests in such receivables to unrelated third-party financing entities. Interest is paid monthly based on a floating rate set by the corresponding agreements. The borrowing was collateralized by approximately $5.7 billion of accounts receivable.

         On June 30, 2001, AT&T transferred its 99.75% interest in an entity owning Baltimore Maryland cable-system serving approximately 115 thousand customers to Comcast for approximately $0.5 billion in cash. The transaction resulted in a pretax gain of $0.1 billion.

         On July 8, 2001, Comcast made an unsolicited offer to acquire AT&T Broadband. On July 18, AT&T's Board of Directors unanimously voted to reject Comcast's proposal to acquire AT&T Broadband. The Board has directed management to explore financial and strategic alternatives relating to AT&T Broadband, including the previously announced restructuring plans, with the goal to provide the greatest long-term value to shareowners. The Board also decided to delay finalizing and mailing to shareowners the proxy materials, filed preliminary with the SEC on July 3, 2001, for its current restructuring plans. However, AT&T remains committed to separate AT&T Consumer and AT&T Business from AT&T Broadband and to creating a separate tracking stock designed to represent the financial performance of AT&T Consumer.

         On July 9, 2001, AT&T completed the split-off of AT&T Wireless as a separate, independently-traded company. All AT&T Wireless tracking stock was converted into AT&T Wireless common stock on a one-for-one basis and 1,136 million shares of AT&T Wireless common stock, held by AT&T, was distributed to AT&T common shareowners on a basis of 0.3218 of a share of AT&T Wireless for each AT&T share outstanding. The split-off of AT&T Wireless will result in a non-cash gain of approximately $13 billion, which represents the difference between the fair value of the Wireless tracking stock at the date of the split-off and AT&T's book value in AT&T Wireless Services. This gain will be recorded in the third quarter of 2001 and be reflected as "Gain on the disposition of discontinued operations." In addition, AT&T retained approximately $3 billion, or 7.3%, of AT&T Wireless common stock, about half of which was used in a debt-for-equity exchange in July which will result in a pretax gain of approximately $0.5 billion to be recorded in other income. The remaining shares are expected to be sold, exchanged or monetized within six months of the split-off.

         On August 10, 2001, AT&T completed the split-off of Liberty Media Corporation as an independent, publicly-traded company. AT&T redeemed each outstanding share of Class A and Class B Liberty Media Group (LMG) tracking stock for one share of Liberty Media Corporation's Series A and Series B common stock, respectively. The split-off will be recorded as a book value transaction, therefore, no gain or loss will be recorded on the transaction.

ITEM 6. SELECTED FINANCIAL DATA.

                           AT&T Corp. and Subsidiaries
            FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA (UNAUDITED)
                 Dollars in millions (except per share amounts)

                                                    2000(1)            1999(2)         1998            1997            1996
RESULTS OF OPERATIONS AND EARNINGS PER SHARE

Revenue ....................................       $ 55,533          $  54,973         $47,817        $ 46,910        $ 46,442
Operating income ...........................          4,228             11,458           7,632           6,835           8,341
Income from continuing operations ..........          4,133              3,861           5,052           4,088           5,064

INCOME FROM CONTINUING OPERATIONS
AT&T Common Stock Group:
   Income ..................................          2,645              5,883           5,052           4,088           5,064
   Earnings per basic share ................           0.76               1.91            1.89            1.53            1.92
   Earnings per diluted share ..............           0.75               1.87            1.87            1.53            1.92
   Dividends declared per share ............         0.6975               0.88            0.88            0.88            0.88
Liberty Media Group(3):
   Income (loss) ...........................          1,488             (2,022)             --              --              --
   Earnings (loss) per basic and
      diluted share ........................           0.58              (0.80)             --              --              --
ASSETS AND CAPITAL
Property, plant and equipment, net .........       $ 41,269          $  33,366         $21,780        $ 19,177        $ 16,871
Total assets-continuing operations .........        207,136            146,094          40,134          41,029          38,229
Total assets ...............................        234,360            163,457          54,185          55,797          52,265
Long-term debt .............................         33,089             23,214           5,555           7,840           8,861
Total debt .................................         64,927             35,694           6,638          11,895          11,334
Mandatorily redeemable preferred
   securities ..............................          2,380              1,626              --              --              --
Shareowners' equity ........................        103,198             78,927          25,522          23,678          21,092
Debt ratio(4) ..............................           57.2%              54.3%           36.7%           57.2%           61.6%
Gross capital expenditures .................         10,462             11,194           6,871           6,065           5,263
OTHER INFORMATION
Operating income as a percent of
   revenue .................................            7.6%              20.8%           16.0%           14.6%           18.0%
Income from continuing operations
   attributable to AT&T Common Stock
   Group as a percent of revenue ...........            4.8%              10.7%           10.6%            8.7%           10.9%
Return on average common equity(5)  ........            5.5%              15.2%           25.3%           19.7%           27.3%
Employees-continuing operations(5)  ........        136,800            129,500          94,500         116,800         117,100
Data at year-end:
   AT&T stock price per share ..............          13.40              39.46           39.22           31.74           21.42
   Liberty Media Group A stock price
      per share(4) .........................          13.56              28.41              --              --              --
   Liberty Media Group B stock price
      per share(4) .........................          18.75              34.38              --              --              --

1. AT&T Common Stock Group continuing operations results exclude Liberty Media Group (LMG). In addition, on June 15, 2000, AT&T completed the acquisition of MediaOne Group, Inc.

2. In connection with the March 9, 1999, merger with Tele-Communications, Inc., AT&T issued separate tracking stock for LMG. LMG is accounted for as an equity investment.

3. LMG earnings per share amounts and stock prices have been restated to reflect the June 2000 two-for-one stock split. No dividends have been declared for LMG tracking stock.

4. Debt ratio reflects debt from continuing operations as a percent of total capital (debt plus equity, excluding LMG and AT&T Wireless Group). For purposes of this calculation, equity includes convertible quarterly trust preferred securities as well as redeemable preferred stock of subsidiary.

5.    Data provided excludes LMG.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.


         REPORT OF MANAGEMENT

         Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other financial information included in this report. Management is also responsible for maintaining a system of internal controls as a fundamental requirement for the operational and financial integrity of results. The financial statements, which reflect the consolidated accounts of AT&T Corp. and subsidiaries (AT&T) and other financial information shown, were prepared in conformity with generally accepted accounting principles. Estimates included in the financial statements were based on judgments of qualified personnel. To maintain its system of internal controls, management carefully selects key personnel and establishes the organizational structure to provide an appropriate division of responsibility. We believe it is essential to conduct business affairs in accordance with the highest ethical standards as set forth in the AT&T Code of Conduct. These guidelines and other informational programs are designed and used to ensure that policies, standards and managerial authorities are understood throughout the organization. Our internal auditors monitor compliance with the system of internal controls by means of an annual plan of internal audits. On an ongoing basis, the system of internal controls is reviewed, evaluated and revised as necessary in light of the results of constant management oversight, internal and independent audits, changes in AT&T's business and other conditions. Management believes that the system of internal controls, taken as a whole, provides reasonable assurance that (1) financial records are adequate and can be relied upon to permit the preparation of financial statements in conformity with generally accepted accounting principles, and (2) access to assets occurs only in accordance with management's authorizations.

         The Audit Committee of the Board of Directors, which is composed of directors who are not employees, meets periodically with management, the internal auditors and the independent accountants to review the manner in which these groups of individuals are performing their responsibilities and to carry out the Audit Committee's oversight role with respect to auditing, internal controls and financial reporting matters. Periodically, both the internal auditors and the independent accountants meet privately with the Audit Committee and have access to its individual members at any time.

         The consolidated financial statements in this annual report have been audited by PricewaterhouseCoopers LLP, Independent Accountants. Their audits were conducted in accordance with generally accepted auditing standards and include an assessment of the internal control structure and selective tests of transactions. Their report follows.

C. Michael Armstrong                        Charles H. Noski
Chairman of the Board,                      Senior Executive Vice President,
Chief Executive Officer                     Chief Financial Officer

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of AT&T Corp.:

         In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareowners' equity and of cash flows present fairly, in all material respects, the financial position of AT&T Corp. and its subsidiaries (AT&T) at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of AT&T's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Liberty Media Group, an equity method investee, which was acquired by AT&T on March 9, 1999. AT&T's financial statements include an investment of $34,290 million and $38,460 million as of December 31, 2000 and 1999, respectively, and equity method earnings (losses) of $1,488 million and $(2,022) million, for the years ended December 31, 2000 and 1999, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Liberty Media Group, as of and for the years ended December 31, 2000 and 1999, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
March 16, 2001, except for Note 6 as to which the date is May 29, 2001, and Note 23 as to which the date is August 10, 2001

AT&T CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME

                                                                                        For the Years Ended December 31,

                                                                                         2000        1999          1998
                                                                                       --------     --------      --------
                                                                                               Dollars in millions
                                                                                            (except per share amounts)
Revenue                                                                                $ 55,533     $ 54,973      $ 47,817
Operating Expenses
Access and other connection                                                              13,140       14,439        15,116
Costs of services and products (excluding depreciation of $4,410, $4,215
  and $2,763 included below)                                                             12,795       11,013         8,285
Selling, general and administrative                                                       9,752       10,894        10,693
Depreciation and other amortization                                                       5,924        5,137         3,533
Amortization of goodwill, franchise costs and other purchased intangibles                 2,665        1,057            44
Net restructuring and other charges                                                       7,029          975         2,514
Total operating expenses                                                                 51,305       43,515        40,185
Operating income                                                                          4,228       11,458         7,632
Other income                                                                              1,150          826           812
Interest expense                                                                          2,964        1,503           293
Income from continuing operations before income taxes, minority interest
   and earnings (losses) from equity investments                                          2,414       10,781         8,151
Provision for income taxes                                                                3,284        4,016         2,989
Minority interest income (expense)                                                        4,103         (126)           (1)
Equity earnings (losses) from Liberty Media Group                                         1,488       (2,022)           --
Net losses from other equity investments                                                    588          756           109
Income from continuing operations                                                         4,133        3,861         5,052
Discontinued Operations
Income from discontinued operations (net of income taxes of $307, $(238) and $158)          536         (433)          193
Gain on sale of discontinued operations (net of income taxes of $799)                        --           --         1,290
Income before extraordinary loss                                                          4,669        3,428         6,535
Extraordinary loss (net of income taxes of $80)                                              --           --           137
Net income                                                                             $  4,669     $  3,428      $  6,398
                                                                                       --------     --------      --------
AT&T Common Stock Group--per basic share:
Income from continuing operations                                                      $   0.76     $   1.91      $   1.89
Income (loss) from discontinued operations                                                 0.13        (0.14)         0.07
Gain on sale of discontinued operations                                                      --           --          0.48
Extraordinary loss                                                                           --           --          0.05
AT&T Common Stock Group earnings                                                       $   0.89     $   1.77      $   2.39
                                                                                       --------     --------      --------
AT&T Common Stock Group--per diluted share:
Income from continuing operations                                                      $   0.75     $   1.87      $   1.87
Income (loss) from discontinued operations                                                 0.13        (0.13)         0.07
Gain on sale of discontinued operations                                                      --           --          0.48
Extraordinary loss                                                                           --           --          0.05
AT&T Common Stock Group earnings                                                       $   0.88     $   1.74      $   2.37
                                                                                       --------     --------      --------
AT&T Wireless Group:
Earnings per share:
   Basic and diluted                                                                   $   0.21     $     --      $     --
Liberty Media Group:
Earnings (loss) per share:
   Basic and diluted                                                                   $   0.58     $  (0.80)     $     --


The notes are an integral part of the consolidated financial statements.

AT&T CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

                                                                                                                At December 31,
                                                                                                              2000           1999
                                                                                                           ---------      ---------
                                                                                                              Dollars in millions
ASSETS
Cash and cash equivalents ............................................................................     $      64      $   1,018
Receivables, less allowances of $1,185 and $1,151 ....................................................         9,408          8,657
Other receivables ....................................................................................         1,645            585
Investments ..........................................................................................         2,102             --
Deferred income taxes ................................................................................           720          1,160
Other current assets .................................................................................           781            924
TOTAL CURRENT ASSETS .................................................................................        14,720         12,344
Property, plant and equipment, net ...................................................................        41,269         33,366
Franchise costs, net of accumulated amortization of $1,664 and $697 ..................................        48,218         32,693
Goodwill, net of accumulated amortization of $609 and $195 ...........................................        26,782          5,310
Investment in Liberty Media Group and related receivables, net .......................................        34,290         38,460
Other investments and related advances ...............................................................        30,875         14,856
Prepaid pension costs ................................................................................         3,003          2,464
Other assets .........................................................................................         7,979          6,601
Net assets of discontinued operations ................................................................        27,224         17,363
TOTAL ASSETS .........................................................................................     $ 234,360      $ 163,457
                                                                                                           ---------      ---------
LIABILITIES
Accounts payable .....................................................................................     $   5,382      $   5,848
Payroll and benefit-related liabilities ..............................................................         1,991          2,360
Debt maturing within one year ........................................................................        31,838         12,480
Liability under put options ..........................................................................         2,564             --
Other current liabilities ............................................................................         6,200          5,330
TOTAL CURRENT LIABILITIES ............................................................................        47,975         26,018
Long-term debt .......................................................................................        33,089         23,214
Long-term benefit-related liabilities ................................................................         3,670          3,964
Deferred income taxes ................................................................................        32,054         20,507
Other long-term liabilities and deferred credits .....................................................         4,823          3,755
TOTAL LIABILITIES ....................................................................................       121,611         77,458
Minority Interest ....................................................................................         4,841          2,372
Company-Obligated Convertible Quarterly Income Preferred Securities of Subsidiary Trust Holding Solely
   Subordinated Debt Securities of AT&T ..............................................................         4,710          4,700
SHAREOWNERS' EQUITY Common Stock:
AT&T Common Stock, $1 par value, authorized 6,000,000,000 shares; issued and outstanding 3,760,151,185 shares (net of 416,887,452 treasury shares) at December 31, 2000, and 3,196,436,757 shares (net of
   287,866,419 treasury shares) at December 31, 1999 .................................................         3,760          3,196
AT&T Wireless Group Common Stock, $1 par value, authorized 6,000,000,000 shares;
issued and outstanding 361,802,200 shares at December 31, 2000 .......................................           362             --
Liberty Media Group Class A Common Stock, $1 par value, authorized 4,000,000,000 shares; issued and outstanding 2,363,738,198 shares (net of 59,512,496 treasury shares) at December 31, 2000, and
   2,313,557,460 shares at December 31, 1999 .........................................................         2,364          2,314
Liberty Media Group Class B Common Stock, $1 par value, authorized 400,000,000 shares; issued and outstanding 206,221,288 shares (net of 10,607,776 treasury shares) at December 31, 2000, and
   216,842,228 shares at December 31, 1999 ...........................................................           206            217
Additional paid-in capital ...........................................................................        90,496         59,526
Guaranteed ESOP obligation ...........................................................................            --            (17)
Retained earnings ....................................................................................         7,408          6,712
Accumulated other comprehensive income ...............................................................        (1,398)         6,979
TOTAL SHAREOWNERS' EQUITY ............................................................................       103,198         78,927
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY ............................................................     $ 234,360      $ 163,457
                                                                                                           ---------      ---------


    The notes are an integral part of the consolidated financial statements.

                           AT&T CORP. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREOWNERS' EQUITY

                                                                                       For the Years Ended December 31,
                                                                                      2000           1999           1998
                                                                                   ---------      ---------      ---------
                                                                                             Dollars in millions
AT&T Common Shares
   Balance at beginning of year ..............................................     $   3,196      $   2,630      $   2,684
   Shares issued (acquired), net:
      Under employee plans ...................................................             3             --              2
      For acquisitions .......................................................           607            566            (56)
      Other* .................................................................           (46)            --             --
Balance at end of year .......................................................         3,760          3,196          2,630
AT&T Wireless Group Common Stock
   Balance at beginning of year ..............................................            --             --             --
   Shares issued:
      For stock offering .....................................................           360             --             --
      Under employee plans ...................................................             2             --             --
Balance at end of year .......................................................           362             --             --
Liberty Media Group Class A Common Stock
   Balance at beginning of year ..............................................         2,314             --             --
   Shares issued (acquired), net:
      For acquisitions .......................................................            62          2,280             --
      Other ..................................................................           (12)            34             --
Balance at end of year .......................................................         2,364          2,314             --
Liberty Media Group Class B Common Stock
   Balance at beginning of year ..............................................           217             --             --
   Shares issued (acquired), net:
      For acquisitions .......................................................           (11)           220             --
      Other ..................................................................            --             (3)            --
Balance at end of year .......................................................           206            217             --
Additional Paid-In Capital
   Balance at beginning of year ..............................................        59,526         15,195         17,121
   Shares issued (acquired), net:
      Under employee plans ...................................................            98            431             67
      For acquisitions .......................................................        23,097         42,425         (2,105)
      Other* .................................................................        (2,767)           323            112
   Proceeds in excess of par value from issuance of AT&T Wireless common stock         9,915             --             --
   Common stock warrants issued ..............................................            --            306             --
   Gain on issuance of common stock by affiliates ............................           530            667             --
   Other .....................................................................            97            179             --
Balance at end of year .......................................................        90,496         59,526         15,195
Guaranteed ESOP Obligation
   Balance at beginning of year ..............................................           (17)           (44)           (70)
   Amortization ..............................................................            17             27             26
Balance at end of year .......................................................            --            (17)           (44)
Retained Earnings
   Balance at beginning of year ..............................................         6,712          7,800          3,981
   Net income ................................................................         4,669          3,428          6,398
   Dividends declared ........................................................        (2,485)        (2,807)        (2,230)
   Treasury shares issued at less than cost ..................................        (1,488)        (1,709)          (370)
   Other changes .............................................................            --             --             21
Balance at end of year .......................................................         7,408          6,712          7,800
Accumulated Comprehensive Income
   Balance at beginning of year ..............................................         6,979            (59)           (38)
   Other comprehensive income ................................................        (8,377)         7,038            (21)
Balance at end of year .......................................................        (1,398)         6,979            (59)
Total Shareowners' Equity ....................................................     $ 103,198      $  78,927      $  25,522
                                                                                   ---------      ---------      ---------
Summary of Total Comprehensive Income:
Net income ...................................................................     $   4,669      $   3,428      $   6,398
Other comprehensive income [net of income taxes of $(5,348), $4,600 and $(53)]        (8,377)         7,038            (21)
Comprehensive Income .........................................................     $  (3,708)     $  10,466      $   6,377
                                                                                   ---------      ---------      ---------

* Activity in 2000 primarily represents AT&T stock received from Cox Communications, Inc. in exchange for an entity owning cable systems and certain other assets.

         AT&T accounts for treasury stock as retired stock, and as of December 31, 2000 and 1999, had 417 million and 288 million treasury shares, respectively, of which 346 million and 216 million shares, respectively, were owned by AT&T Broadband subsidiaries. In addition, 70 million treasury shares related to the purchase of AT&T shares previously owned by Liberty Media Group.

         We have 100 million authorized shares of preferred stock at $1 par value. No preferred stock was issued or outstanding.

    The notes are an integral part of the consolidated financial statements.

AT&T CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          For the Years Ended December 31,
                                                                                          2000          1999          1998
                                                                                        --------      --------      --------
                                                                                                 Dollars in millions
OPERATING ACTIVITIES
Net income ........................................................................     $  4,669      $  3,428      $  6,398
Deduct: Income (loss) from discontinued operations ................................          536          (433)          193
        Gain on sale of discontinued operations ...................................           --            --         1,290
Add: Extraordinary loss on retirement of debt .....................................           --            --           137
Income from continuing operations .................................................        4,133         3,861         5,052
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
   Net gains on sales of businesses and investments ...............................       (1,321)         (585)         (408)
   Net restructuring and other charges ............................................        6,793           678         2,362
   Depreciation and amortization ..................................................        8,589         6,194         3,577
   Provision for uncollectible receivables ........................................        1,080         1,216         1,290
   Deferred income taxes ..........................................................          341           354          (105)
   Minority interest (income) expense .............................................       (4,329)           24             5
   Net equity (earnings) losses from Liberty Media Group ..........................       (1,488)        2,022            --
   Net losses from other equity investments .......................................        1,017         1,224           177
   Increase in receivables ........................................................       (2,512)       (2,409)       (1,299)
   Decrease in accounts payable ...................................................         (577)         (165)         (456)
   Net change in other operating assets and liabilities ...........................         (376)       (1,785)          130
   Other adjustments, net .........................................................          315          (120)         (381)
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS ................       11,665        10,509         9,944
INVESTING ACTIVITIES
Capital expenditures and other additions ..........................................      (11,511)      (11,876)       (6,822)
Proceeds from sale or disposal of property, plant and equipment ...................          600           286           104
(Increase) decrease in other receivables ..........................................       (1,052)           17         6,403
Sales of marketable securities ....................................................           96            --         2,003
Purchases of marketable securities ................................................           --            --        (1,696)
Equity investment distributions and sales .........................................          992         1,574           146
Equity investment contributions and purchases .....................................       (2,394)       (7,837)         (125)
Net (acquisitions) dispositions of businesses including cash acquired .............      (16,657)       (5,969)        4,183
Other investing activities, net ...................................................         (119)          (79)          (61)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES OF CONTINUING OPERATIONS ......      (30,045)      (23,884)        4,135
FINANCING ACTIVITIES
Proceeds from long-term debt issuances ............................................        4,601         8,396            17
Retirement of long-term debt ......................................................       (2,118)       (2,255)       (2,594)
Issuance of convertible securities ................................................           --         4,638            --
Redemption of redeemable securities ...............................................         (152)           --            --
Issuance of AT&T common shares ....................................................           99            --            32
Issuance of AT&T Wireless Group common shares .....................................       10,314            --            --
Net acquisition of treasury shares ................................................         (581)       (4,624)       (3,321)
Dividends paid on common stock ....................................................       (3,047)       (2,712)       (2,187)
Dividends on preferred securities .................................................         (294)         (135)           --
Increase (decrease) in short-term borrowings, net .................................       16,973        10,173        (3,091)
Other financing activities, net ...................................................          (63)          373            93

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS ......       25,732        13,854       (11,051)

NET CASH USED IN DISCONTINUED OPERATIONS ..........................................       (8,306)       (2,594)         (207)
Net (decrease) increase in cash and cash equivalents ..............................         (954)       (2,115)        2,821
Cash and cash equivalents at beginning of year ....................................        1,018         3,133           312
Cash and cash equivalents at end of year ..........................................     $     64      $  1,018      $  3,133
                                                                                        --------      --------      --------

    The notes are an integral part of the consolidated financial statements.

 AT&T CORP. AND SUBSIDIARIES (AT&T) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      Dollars in millions unless otherwise noted (except per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

         The consolidated financial statements include all controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in majority-owned subsidiaries where control does not exist and investments in which we exercise significant influence but do not control (generally a 20% to 50% ownership interest) are accounted for under the equity method of accounting. This represents the majority of our investments. Investments in which we have less than a 20% ownership interest and in which there is no significant influence are accounted for under the cost method of accounting.

FOREIGN CURRENCY TRANSLATION

         For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, we translate income statement amounts at average exchange rates for the year, and we translate assets and liabilities at year-end exchange rates. We present these translation adjustments as a component of accumulated other comprehensive income within shareowners' equity. Gains and losses from foreign currency transactions are included in results of operations.

REVENUE RECOGNITION

         We recognize long distance and local services revenue based upon minutes of traffic processed or contracted fee schedules. Cable installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution systems. Customer activation fees, along with the related costs, are deferred and amortized over the customer relationship period. We recognize other products and services revenue when the products are delivered and accepted by customers and when services are provided in accordance with contract terms. During 2000, we adopted Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". The adoption did not have a material impact on our results of operations or financial condition.

ADVERTISING AND PROMOTIONAL COSTS

         We expense costs of advertising and promotions, including cash incentives used to acquire customers, as incurred. Advertising and promotional expenses were $1,377, $1,418 and $1,576 in 2000, 1999 and 1998, respectively. Of these amounts, $288, $320 and $622 were cash incentives to acquire customers in 2000, 1999 and 1998, respectively.

INVESTMENT TAX CREDITS

         We amortize investment tax credits as a reduction to the provision for income taxes over the useful lives of the assets that produced the credits.


CASH EQUIVALENTS

         We consider all highly liquid investments with original maturities of generally three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

         We state property, plant and equipment at cost and determine depreciation based upon the assets' estimated useful lives using either the group or unit method. The useful lives of communications and network equipment range from three to 15 years. The useful lives of other equipment ranges from three to seven years. The useful lives of buildings and improvements range from 10 to 40 years. The group method is used for most depreciable assets, including the majority of communications and network equipment. When we sell or retire assets depreciated using the group method, the cost is deducted from property, plant and equipment and charged to accumulated depreciation, without recognition of a gain or loss. The unit method is primarily used for large computer systems and support assets. When we sell assets that were depreciated using the unit method, we include the related gains or losses in other income.

         We use accelerated depreciation methods primarily for certain high-technology computer-processing equipment and digital equipment used in the telecommunications network, except for switching equipment placed in service before 1989, where a straight-line method is used. All other plant and equipment, including capitalized software, is depreciated on a straight-line basis.

FRANCHISE COSTS

         Franchise costs include the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired in connection with business combinations. Such amounts are amortized on a straight-line basis over 40 years.

GOODWILL

         Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method. We amortize goodwill on a straight-line basis over the periods benefited, ranging from five to 40 years.

SOFTWARE CAPITALIZATION

         Certain direct development costs associated with internal-use software are capitalized, including external direct costs of material and services, and payroll costs for employees devoting time to the software projects. These costs are included within other assets and are amortized over a period not to exceed five years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. AT&T also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware.


         AT&T also capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is ready to provide service to customers. These capitalized costs are included in property, plant and equipment and are amortized over a useful life not to exceed five years.

VALUATION OF LONG-LIVED ASSETS

         Long-lived assets, such as property, plant and equipment, franchise costs, goodwill, investments and software, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. In addition, in accordance with Accounting Principles Board (APB) Opinion No. 17, "Intangible Assets", we continue to evaluate the amortization periods to determine whether events or circumstances warrant revised amortization periods.

DERIVATIVE FINANCIAL INSTRUMENTS

         We use various financial instruments, including derivative financial instruments, for purposes other than trading. We do not use derivative financial instruments for speculative purposes. Derivatives, used as part of our risk-management strategy, must be designated at inception as a hedge and measured for effectiveness both at inception and on an ongoing basis. Gains and losses related to qualifying hedges of foreign currency firm commitments are deferred in current assets or liabilities and recognized as part of the underlying transactions as they occur. All other foreign exchange contracts are marked to market on a current basis, and the respective gains or losses are recognized in other income. Interest rate differentials associated with interest rate swaps used to hedge AT&T's debt obligations are recorded as an adjustment to interest payable or receivable, with the offset to interest expense over the life of the swaps. If we terminate an interest rate swap agreement, the gain or loss is deferred and amortized over the remaining life of the liability. Cash flows from financial instruments are classified in the Consolidated Statements of Cash Flows under the same categories as the cash flows from the related assets, liabilities or anticipated transactions.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as long-term contracts, allowance for doubtful accounts, depreciation and amortization, employee benefit plans, taxes, restructuring reserves and contingencies.

CONCENTRATIONS

         As of December 31, 2000, we do not have any significant concentration of business transacted with a particular customer, supplier or lender that could, if suddenly eliminated, severely impact our operations. We also do not have a concentration of available sources of labor, services, franchises or other rights that could, if suddenly eliminated, severely impact our operations. We invest our cash with several high-quality credit institutions.

ISSUANCE OF COMMON STOCK BY AFFILIATES

         Changes in our proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such entity, are recognized as increases or decreases to additional paid-in capital in the Consolidated Statements of Shareowners' Equity.

RECLASSIFICATIONS AND RESTATEMENTS

         We reclassified certain amounts for previous years to conform to the 2000 presentation. In addition, we restated prior year share and per share amounts to reflect the June 2000 two-for-one split of Liberty Media Group common stock.

2. RESTRUCTURING OF AT&T

          On October 25, 2000, AT&T announced a restructuring plan designed to fully separate or issue separately tracked stocks intended to reflect the financial performance and economic value of each of AT&T's four major operating units. If the plan is completed as announced, AT&T Wireless, AT&T Broadband, AT&T Business and AT&T Consumer would all be represented by asset-based or tracking stocks.

          On July 8, 2001, Comcast Corp. (Comcast) made an unsolicited offer to acquire AT&T Broadband. On July 18, AT&T's Board of Directors unanimously voted to reject Comcast's proposal to acquire AT&T Broadband. The Board has directed management to explore financial and strategic alternatives relating to AT&T Broadband, including the previously announced restructuring plans, with the goal to provide the greatest long-term value to shareowners. The Board also decided to delay finalizing and mailing to shareowners the proxy materials, filed preliminary with the SEC on July 3, 2001, for its current restructuring plans. However, AT&T remains committed to separate AT&T Consumer and AT&T Business from AT&T Broadband and to creating a separate tracking stock designed to represent the financial performance of AT&T Consumer.

          On May 25, 2001, AT&T completed an exchange offer of AT&T common stock for AT&T Wireless stock. Under the terms of the exchange offer, AT&T issued
1.176 shares of AT&T Wireless Group tracking stock in exchange for each share of AT&T common stock validly tendered. A total of 372.2 million shares of AT&T common stock were tendered in exchange for 437.7 million shares of AT&T Wireless Group tracking stock.

          On July 9, 2001, AT&T completed the split-off of AT&T Wireless as a separate, independently-traded company. All AT&T Wireless tracking stock was converted into AT&T Wireless common stock on a one-for-one basis and 1,136 million shares of AT&T Wireless common stock, held by AT&T, were distributed to AT&T common shareowners on a basis of 0.3218 of a share of AT&T Wireless for each AT&T share outstanding. AT&T common shareowners received whole shares of AT&T Wireless and cash payments for fractional shares. The Internal Revenue Service (IRS) ruled that the transaction qualified as tax-free for AT&T and its shareowners for U.S. federal income tax purposes, with the exception of cash received for fractional shares. AT&T retained approximately $3 billion, or 7.3%, of AT&T Wireless common stock, about half of which was used in a debt-for-equity exchange in July. The remaining shares will be sold, exchanged or monetized within the next six months. AT&T Wireless will continue trading on the New York Stock Exchange (NYSE) under the symbol "AWE".

          On August 10, 2001, AT&T completed the split-off of Liberty Media Corporation as an independent, publicly-traded company. AT&T redeemed each outstanding share of Class A and Class B Liberty Media Group (LMG) tracking stock for one share of Liberty Media Corporation's Series A and Series B common stock, respectively. The IRS ruled that the split-off of Liberty Media Corporation qualified as a tax-free transaction for AT&T, Liberty Media and their shareowners. Liberty Media Corporation's Series A common stock and Series B common stock is now listed on the NYSE under the symbols "LMC.A" and "LMC.B", respectively.

          AT&T's restructuring plan is complicated and involves a substantial number of steps and transactions, including obtaining various conditions, such as Internal Revenue Service rulings. AT&T expects that the transactions associated with AT&T's restructuring plan will be tax-free to U.S. shareowners. In addition, future financial conditions, superior alternatives or other factors may arise or occur that make it inadvisable to proceed with part or all of AT&T's restructuring plans. Any or all of the elements of AT&T's restructuring plan may not occur as we currently expect or in the time frames that we currently contemplate, or at all. Alternative forms of restructuring, including sales of interests in these businesses, would reduce what is available for distribution to shareowners in the restructuring.

3. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY INCOME STATEMENT INFORMATION


For the Years Ended December 31,                               2000         1999         1998
                                                             -------      -------      -------
INCLUDED IN SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Research and development expenses ......................     $   402      $   550      $   513
                                                             =======      =======      =======


OTHER INCOME

Investment-related income ..............................     $   512      $   203      $   374
Net gains on sales of businesses and investments .......       1,321          585          408
Mark-to-market charge on put options ...................        (537)          --           --
Investment impairment charges ..........................        (248)         (40)          --
Miscellaneous, net .....................................         102           78           30
                                                             -------      -------      -------

Total other income .....................................     $ 1,150      $   826      $   812
                                                             =======      =======      =======


DEDUCTED FROM INTEREST EXPENSE
Capitalized interest ...................................     $   177      $   143      $   106
                                                             =======      =======      =======

SUPPLEMENTARY BALANCE SHEET INFORMATION


At December 31,                                          2000            1999
                                                       --------        --------
PROPERTY, PLANT AND EQUIPMENT
Communications, network and other equipment ....       $ 60,232        $ 50,971
Buildings and improvements .....................          8,643           7,855
Land and improvements ..........................            523             579
                                                       --------        --------

Total property, plant and equipment ............         69,398          59,405
Accumulated depreciation .......................        (28,129)        (26,039)
                                                       --------        --------

Property, plant and equipment, net .............       $ 41,269        $ 33,366
                                                       ========        ========


SUPPLEMENTARY SHAREOWNERS' EQUITY INFORMATION


For the Years Ended December 31,                                                               2000         1999        1998
                                                                                             -------      -------     -------

OTHER COMPREHENSIVE INCOME
Net foreign currency translation adjustment[net of income taxes of $(181), $87 and $(3)]     $  (309)     $   148     $    (5)
Net revaluation of securities [net of income taxes of $(5,166), $4,506 and $(35)] ......      (8,067)       6,878         (25)
Net minimum pension liability adjustment [net of income taxes of $(1), $7 and $(15)] ...          (1)          12           9
                                                                                             -------      -------     -------
Total other comprehensive income .......................................................     $(8,377)     $ 7,038     $   (21)
                                                                                             =======      =======     =======


         In 2000, other comprehensive income included LMG's foreign currency translation adjustments totaling $(202), net of applicable income taxes, revaluation of LMG's available-for-sale securities totaling $(6,117), net of applicable income taxes, and the recognition of previously unrecognized available-for-sale securities totaling $(635), net of applicable income taxes.

         In 1999, other comprehensive income included LMG's foreign currency translation adjustments totaling $60, net of applicable income taxes, and revaluation of LMG's available-for-sale securities totaling $6,497, net of applicable income taxes.

SUPPLEMENTARY CASH FLOW INFORMATION


For the Years Ended December 31,                     2000       1999       1998
                                                    ------     ------     ------
Interest payments, net of amounts capitalized .     $3,234     $1,162     $  287
Income tax payments ...........................      2,369      3,948      2,761


4. MERGERS WITH MEDIAONE GROUP, INC. AND TELE-COMMUNICATIONS, INC.


MERGER WITH MEDIAONE GROUP, INC.

         On June 15, 2000, AT&T completed a merger with MediaOne Group, Inc. (MediaOne) in a cash and stock transaction valued at approximately $45 billion. For each share of MediaOne stock, MediaOne shareowners received, in the aggregate, 0.95 of a share of AT&T common stock and $36.27 per share in cash, consisting of $30.85 per share as stipulated in the merger agreement and $5.42 per share based on AT&T's stock price preceding the merger, which was below a predetermined amount. AT&T issued approximately 603 million shares of common stock in the transaction, of which approximately 60 million were treasury shares. The AT&T shares had an aggregate market value of approximately $21 billion and cash payments totaled approximately $24 billion.

         The merger was accounted for under the purchase method. Accordingly, the results of MediaOne have been included in the accompanying consolidated financial statements since the date of acquisition as part of our Broadband segment.

         Approximately $16 billion of the purchase price of $45 billion has been attributed to agreements with local franchise authorities that allow access to homes in our broadband service areas ("franchise costs") and is being amortized on a straight-line basis over 40 years. Also included in the purchase price was approximately $22 billion related to nonconsolidated investments, including investments in Time Warner Entertainment Company, L.P. (TWE) and Vodafone Group plc (Vodafone), approximately $5 billion related to property, plant and equipment, and approximately $7 billion of other net assets. In addition, included was approximately $14 billion in deferred income liabilities, approximately $10 billion attributable to MediaOne debt, and approximately $1 billion of minority interest in Centaur Funding Corporation, a subsidiary of MediaOne. The purchase resulted in preliminary goodwill of approximately $20 billion, which is being amortized on a straight-line basis over 40 years. AT&T may make refinements to the allocation of the purchase price in future periods as the related fair value appraisals of certain assets and liabilities are finalized.


MERGER WITH TELE-COMMUNICATIONS, INC.

         On March 9, 1999, AT&T completed a merger with Tele-Communications, Inc. (TCI), renamed AT&T Broadband, in an all-stock transaction valued at approximately $52 billion. Each share of TCI Group Series A common stock was converted into 1.16355 shares of AT&T common stock, and each share of TCI Group Series B common stock was converted into 1.27995 shares of AT&T common stock. AT&T issued approximately 664 million shares of common stock in the transaction, of which approximately 149 million were treasury shares. The AT&T shares had an aggregate market value of approximately $27 billion. Certain subsidiaries of TCI held TCI Group Series A common stock, which was converted into 216 million shares of AT&T common stock. These subsidiaries continue to hold these shares, which are reflected as treasury stock in the accompanying Consolidated Balance Sheets.

         In addition, TCI simultaneously combined its Liberty Media Group programming business with its TCI Ventures Group technology investment business, forming LMG. In connection with the closing, AT&T issued separate tracking stock in exchange for the TCI Liberty Media Group and TCI Ventures Group tracking shares previously outstanding. We issued 2,280 million shares of Liberty Media Group Class A tracking stock (including 120 million shares related to the conversion of convertible notes) and 220 million shares of Liberty Media Group Class B tracking stock. The tracking stock is designed to reflect the separate financial performance and economic value of LMG. These shares had an aggregate market value of approximately $23 billion.

         AT&T does not have a controlling financial interest for financial accounting purposes in LMG. Therefore, our investment in LMG has been reflected as an investment accounted for under the equity method in the accompanying consolidated financial statements. The amounts attributable to LMG are reflected as "Equity earnings (losses) from Liberty Media Group" and "Investment in Liberty Media Group and related receivables, net" in the accompanying consolidated financial statements. As a separate tracking stock, all of the earnings or losses related to LMG are excluded from the earnings available to the holders of AT&T common stock.

         Each share of Liberty Media Group Class A common stock is entitled to
0.0375 of a vote, and each share of Liberty Media Group Class B common stock is entitled to 0.375 of a vote.

         The TCI merger was accounted for under the purchase method. Accordingly, the results of TCI have been included in the financial results of AT&T since the date of acquisition. The operating results of TCI have been included in the accompanying consolidated financial statements at their fair value since March 1, 1999, the deemed effective date of acquisition for accounting purposes. The impact of the results from March 1 through March 9, 1999, were deemed immaterial to our consolidated results.

         Approximately $20 billion of the purchase price of $52 billion was attributed to franchise costs and is being amortized on a straight-line basis over 40 years. Pursuant to Statement of Financial Accounting Standards (SFAS)

No. 109, "Accounting for Income Taxes," AT&T recorded an approximate $13 billion deferred tax liability in connection with this franchise intangible, which is also included in franchise costs. We do not expect that this deferred tax liability will ever be paid. This deferred tax liability is being amortized on a straight-line basis over 40 years and is included in the provision for income taxes. Also included was approximately $11 billion related to nonconsolidated investments, approximately $5 billion related to property, plant and equipment, approximately $11 billion of TCI long-term debt and approximately $7 billion related to other net liabilities. In addition, our investment in LMG was recorded at approximately $34 billion, including approximately $11 billion of goodwill that is being amortized on a straight- line basis over 20 years as a component of "Equity earnings (losses) from Liberty Media Group."

         Following is a summary of the pro forma results of AT&T as if the mergers with MediaOne and TCI had closed effective January 1, 1999:


For the Years Ended December 31,                           2000          1999
--------------------------------                         --------      --------
Shares in millions                                            (Unaudited)
Revenue ...........................................      $ 56,858      $ 58,609
Income from continuing operations .................         5,081         6,885
Weighted-average AT&T common shares ...............         3,762         3,784
Weighted-average AT&T common shares
and potential common shares .......................         3,821         3,906
Weighted-average Liberty Media Group shares .......         2,572         2,519
AT&T Common Stock Group earnings from
  continuing operations per common share:
     Basic ........................................      $   0.96      $   2.41
     Diluted ......................................      $   0.95      $   2.34
Liberty Media Group earnings (loss) per share:
   Basic and diluted ..............................      $   0.58      $  (0.89)


         Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.


5. OTHER MERGERS, ACQUISITIONS, STOCK OFFERING, VENTURE, AND DISPOSITIONS


AT HOME CORPORATION

         On August 28, 2000, AT&T and At Home Corporation (Excite@Home) announced shareholder approval of a new board of directors and governance structure for Excite@Home and completion of the extension of distribution contracts with AT&T, Cox Communications, Inc. (Cox) and Comcast Corporation (Comcast). AT&T was given the right to designate six of the 11 Excite@Home board members. In addition, Excite@Home converted approximately 50 million of AT&T's Series A shares into Series B shares, each of which has 10 votes. As a result of these governance changes, AT&T gained a controlling interest and began consolidating Excite@Home's results upon the closing of the transaction on September 1, 2000. As of December 31, 2000, AT&T had, on a fully diluted basis, approximately 23% of the economic interest and 74% of the voting interest in Excite@Home.

         In exchange for Cox and Comcast relinquishing their rights under the shareholder agreement, AT&T granted put options to Cox and Comcast on a combined total of 60.4 million shares of Excite@Home Series A common stock. The put options provide Cox and Comcast with the right to convert their Excite@Home shares into either AT&T stock or cash at their option, at any time between January 1, 2001 and June 4, 2002, at the higher of (i) $48 per share or (ii) the 30-day average trading price at the time of exercise (beginning 15 trading days prior to the exercise date, and ending 15 days after the exercise date). The maximum amount that AT&T would be required to pay in cash or stock is approximately $2.9 billion based on the $48 strike price. The obligation under these put options was recorded at fair value, with gains or losses resulting from changes in fair value being recorded as a component of other income. For the year, changes in fair market value resulted in a pretax expense of $537. Subsequent to December 31, 2000, Cox and Comcast exercised their put options, electing to receive AT&T common shares (see Note 23).

         Also, in connection with the distribution agreements which extend through 2008, AT&T obtained the right to purchase up to approximately 25 million Excite@Home Series A shares and 25 million Series B shares. In addition, Cox and Comcast will each receive new warrants to purchase two Series A shares for each home its cable system passes. These warrants will vest in installments every six months beginning in June 2001, and will be fully vested by June 2006 if Cox and Comcast elect to continue their extended non-exclusive distribution agreements through that period.

         The consolidation of Excite@Home resulted in minority interest of approximately $2.2 billion, goodwill of approximately $2.4 billion, short-term liabilities of approximately $2.4 billion (including an initial put option liability), other net assets of approximately $1.2 billion and the removal of our investment in Excite@Home of approximately $1.9 billion.


AT&T WIRELESS GROUP

         On April 27, 2000, AT&T created a new class of stock and completed a public stock offering of 360 million shares, which represented 15.6% of AT&T Wireless Group tracking stock at a price of $29.50 per share. This stock was intended to track the financial performance and economic value of AT&T's wireless services' business. The net proceeds to AT&T after deducting underwriter's discount and related fees and expenses were $10.3 billion. AT&T allocated $7.0 billion of the net proceeds to AT&T Wireless Group, which were used for acquisitions, network expansion, capital expenditures and for general corporate purposes. The remaining net proceeds of $3.3 billion were utilized by AT&T for general corporate purposes. On July 9, 2001, AT&T completed the split-off of AT&T Wireless (see Note 23).

COX COMMUNICATIONS, INC.

         On March 15, 2000, AT&T received 50.3 million shares of AT&T common stock held by Cox in exchange for an entity owning cable television systems serving approximately 312,000 customers and certain other net assets. Specifically, AT&T exchanged $1.1 billion of investments and related advances, $0.9 billion of franchise costs and $0.5 billion of other net assets for stock valued at $2.7 billion on March 15, 2000. The transaction resulted in a pretax gain of $189.

LENFEST COMMUNICATIONS, INC.

         On January 18, 2000, AT&T sold its ownership in Lenfest Communications, Inc. to a subsidiary of Comcast. In connection with the sale, we received 47.3 million shares of Comcast Class A Special common stock. The transaction resulted in a pretax gain of $224.

CONCERT

         On January 5, 2000, AT&T and British Telecommunications plc (BT) announced financial closure of Concert, their global communications joint venture. AT&T contributed all of its international gateway-to-gateway assets, as well as the economic value of approximately 270 multinational customers specifically targeted for direct sales by Concert.

ACC EUROPE

         On November 5, 1999, AT&T sold ACC Corp. (ACC) in Europe, including ACC's principal operations in the United Kingdom as well as ACC's operating companies in France, Germany and Italy, to WORLDxCHANGE Communications. We were required to dispose of this investment pursuant to a government mandate since it would have competed directly with Concert. The transaction resulted in a pretax loss of $179.

IBM GLOBAL NETWORK

         On April 30, 1999, AT&T completed its acquisition of the IBM Global Network business (renamed AT&T Global Network Services or AGNS) and its assets in the United States. The non-U.S. acquisitions were completed in phases throughout 1999 and during the first quarter of 2000. Under the terms of the agreement, AT&T acquired the global network of IBM, and the two companies entered into outsourcing agreements with each other. The acquisition was accounted for under the purchase method. Accordingly, the operating results of AGNS have been included in the accompanying consolidated financial statements since the date of acquisition. The pro forma impact of AGNS on historical AT&T results is not material.


TELEPORT COMMUNICATIONS GROUP INC.

         On July 23, 1998, AT&T completed a merger with Teleport Communications Group Inc. (TCG) pursuant to an agreement and plan of merger dated January 8, 1998. Each share of TCG common stock was exchanged for 1.4145 shares of AT&T common stock, resulting in the issuance of 272.4 million shares in the transaction. The merger was accounted for as a pooling of interests, and accordingly, AT&T's results of operations, financial position and cash flows were restated to reflect the merger. In 1998, we recognized $85 of merger-related expenses. Premerger TCG revenue was $455, and net losses were $118, for the six months ended June 30, 1998. Elimination entries between AT&T and TCG were not material. On April 22, 1998, TCG purchased ACC for an aggregate value of approximately $1,100, including approximately $700 in goodwill.

OTHER DISPOSITIONS

         On March 3, 1998, AT&T sold AT&T Solutions Customer Care to MATRIXX Marketing Inc., a teleservices unit of Cincinnati Bell, for $625. AT&T recognized a pretax gain of $350 in 1998 on the sale.


6.  DISCONTINUED OPERATIONS

         Pursuant to AT&T's restructuring plan (see Note 2), AT&T completed the split-off of AT&T Wireless as a separate, independently-traded company on July 9, 2001. The split-off of AT&T Wireless will result in a non-cash gain of approximately $13 billion, which represents the difference between the fair value of the Wireless tracking stock at the date of the split-off and AT&T's book value in AT&T Wireless Services. This gain will be recorded in the third quarter of 2001 and be reflected as "Gain on the disposition of discontinued operations."

         On April 2, 1998, AT&T sold AT&T Universal Card Services Inc. (UCS) for $3,500 to Citigroup, Inc. The after-tax gain resulting from the disposal of UCS was $1,290, or $0.48 per diluted share. Included in the transaction was a cobranding and joint-marketing agreement. In addition, we received $5,722 in settlement of receivables from UCS.

          The consolidated financial statements of AT&T reflect AT&T Wireless and UCS as discontinued operations. Accordingly, the revenue, costs and expenses, assets and liabilities and cash flows of these discontinued operations have been excluded from the respective captions in the Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows and have been reported as "Income from discontinued operations", net of applicable income taxes; as "Net assets of discontinued operations"; and as "Net cash used in discontinued operations" for all periods presented. The gain associated with the sale of UCS in 1998 is reflected as "Gain on sale of discontinued operations," net of applicable income taxes.

          Revenue for discontinued operations was $10,448, $7,627, and $5,771 for 2000, 1999 and 1998, respectively.

          Net assets of discontinued operations included assets of $35,087 and $23,312 at December 31, 2000 and 1999, respectively, and total liabilities of $7,822 and $5,929 at December 31, 2000 and 1999, respectively. Total assets were comprised primarily of licensing costs, property, plant and equipment, goodwill and investments. Total liabilities were comprised primarily of deferred income taxes, other short-term liabilities and accounts payable. Net assets of discontinued operations also included minority interest of $41 and $20 at December 31, 2000 and 1999, respectively.

          Interest expense of $330, $253 and $221 was allocated to AT&T Wireless discontinued operations in 2000, 1999 and 1998, respectively, based on the debt of AT&T Corp. that was attributable to AT&T Wireless. This debt was repaid to AT&T in connection with the subsequent distribution of AT&T Wireless. No interest was allocated to UCS in 1998 due to the immateriality of the amounts; however, UCS recorded direct interest expense of $85 in 1998, primarily related to amounts payable to AT&T.

ACQUISITION-RELATED INTANGIBLE ASSETS

         As a result of our evaluation of recent changes in our industry and the views of regulatory authorities, AT&T expects that the amortization period for all franchise costs and goodwill associated with newly acquired telecommunications and cable operations will not exceed 25 years.

7.  EARNINGS PER COMMON SHARE AND POTENTIAL COMMON SHARE

         Income (loss) attributable to the different classes of AT&T common stock is as follows:

                                         AT&T Common Stock Group           AT&T Wireless Group            Liberty Media Group
For the Years Ended                   2000       1999        1998       2000     1999     1998       2000       1999      1998
     December 31,
Income (loss) from continuing
     operations                     $2,645     $5,883      $5,052    $    --    $  --    $  --     $1,488    $(2,022)    $  --
Income (loss) from discontinued
     operations                        460       (433)        193         76       --       --         --         --        --
Gain on sale of discontinued
     operations                         --         --       1,290         --       --       --         --         --        --
Extraordinary loss                      --         --         137         --       --       --         --         --        --

Net income (loss) available to
     common shareowners             $3,105     $5,450      $6,398        $76    $  --    $  --     $1,488    $(2,022)    $  --

         Basic earnings per share (EPS) for AT&T Common Stock Group for 2000, 1999 and 1998 were computed by dividing AT&T Common Stock Group income by the weighted- average number of shares outstanding during the year.

         Diluted EPS for AT&T Common Stock Group was computed by dividing AT&T Common Stock Group income, adjusted for the conversion of securities, by the weighted-average number of shares and dilutive potential shares outstanding during the year, assuming conversion of the potential shares at the beginning of the years presented. Shares issuable upon conversion of preferred stock of subsidiaries, convertible debt securities of subsidiary, stock options and other performance awards have been included in the diluted calculation of weighted-average shares to the extent that the assumed issuance of such shares would have been dilutive, as illustrated below. The convertible quarterly income preferred securities were antidilutive and were excluded from the computation of diluted EPS. Computed on a yearly basis, the dividends would have an after-tax impact to earnings of approximately $155. Assuming conversion of the securities, the dividends would no longer be included as a reduction to net income and the securities would convert into 67 million shares of AT&T common stock.

         A reconciliation of the income and share components for basic and diluted EPS calculations with respect to AT&T Common Stock Group continuing operations is as follows:

For the Years Ended December 31,                                                       2000        1999        1998
AT&T Common Stock Group:
Income from continuing operations                                                    $2,645      $5,883      $5,052
Income impact of assumed conversion of preferred stock of
subsidiary                                                                               32          26          --

Income adjusted for conversion of securities                                         $2,677      $5,909      $5,052

Shares in millions
Weighted-average common shares                                                        3,486       3,082       2,676
Stock options                                                                            19          35          24
Preferred stock of subsidiary                                                            40          33          --
Convertible debt securities of subsidiary                                                --           2          --
Weighted-average common shares and potential common shares                            3,545       3,152       2,700

         Basic EPS from discontinued operations for AT&T Wireless Group for the period from April 27, 2000, the stock offering date, through December 31, 2000, was computed by dividing AT&T Wireless Group income by the weighted-average number of shares outstanding of AT&T Wireless Group of 361 million. There were no potentially dilutive securities outstanding at December 31, 2000.

         Basic EPS for LMG was computed by dividing LMG income (loss) by the weighted-average number of shares outstanding of LMG of 2,572 million in 2000 and 2,519 million from the March 9, 1999, date of issuance through December 31, 1999. Potentially dilutive securities, including fixed and nonvested performance awards and stock options, have not been factored into the dilutive calculations because past history has indicated that these contracts are generally settled in cash. There were 96 million and 124 million of these potentially dilutive securities outstanding at December 31, 2000 and 1999, respectively. The diluted earnings per share calculation for 2000 also excludes approximately 700,000 warrants outstanding at December 31, 2000, which were antidilutive. In addition, since LMG had a loss in 1999, the impact of any potential shares would have been antidilutive.

8.  NET RESTRUCTURING AND OTHER CHARGES

         During 2000, we recorded $7,029 of net restructuring and other charges, which included $6,179 of asset impairment charges related to Excite@Home, $759 for restructuring and exit costs associated with AT&T's initiative to reduce costs, and $91 related to the government-mandated disposition of AT&T Communications (U.K.) Ltd., which would have competed directly with Concert.

         The charges related to Excite@Home included $4,609 of asset impairment charges recorded by Excite@Home associated with the impairment of goodwill from various acquisitions, including Excite, and a related goodwill impairment charge of $1,570 recorded by AT&T associated with goodwill from the acquisition of our investment in Excite@Home.

         The impairments resulted from the deterioration of the market conditions and market valuations of Internet-related companies during the fourth quarter of 2000, which caused Excite@Home to conclude that intangible assets related to their acquisitions of Internet-related companies may not be recoverable. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", Excite@Home conducted a detailed assessment of the recoverability of the carrying amounts of acquired intangible assets. This assessment resulted in a determination that certain acquired intangible assets, including goodwill, related to these acquisitions, including Excite, were impaired as of December 31, 2000. As a result, we recorded impairment charges of $4,609 in December 2000, representing the excess of the carrying amount of the impaired assets over their fair value.

         The review for impairment included a review of publicly-traded Internet companies that are comparable to the companies that Excite@Home acquired. These companies experienced a substantial decline in stock price and market capitalization during the fourth quarter of 2000.

         Excite@Home also reviewed the business climate for Internet advertising and web-based infrastructure companies as of December 31, 2000, and observed the following: (1) investor and consumer enthusiasm for the Internet sector severely deteriorated during the fourth quarter of 2000; (2) many Internet companies, including those acquired by Excite@Home, experienced significant decelerations in their growth both as a result of economic conditions and due to Internet-sector specific issues such as competition and the weakening of the

Internet advertising market; and (3) funding sources for Internet-based consumer businesses, which require considerable amounts of capital, had substantially evaporated as of December 31, 2000. As a result, Excite@Home concluded that fundamental, permanent and significant adverse changes had occurred during the fourth quarter of 2000 in the business climate for companies providing Internet advertising and other web-based services.

         In addition, Excite@Home reviewed operating and cash flow projections that existed at the time Excite@Home made the acquisitions and that were used as a basis upon which the decisions to complete the acquisitions were made. These operating and cash flow projections indicated that the acquired companies, over their useful lives, would be profitable and generate positive cash flows. The operating and cash flow projections were compared to operating results after the date of the acquisitions through December 31, 2000, as well as to projected operating results for 2001. These comparisons indicated that certain acquisitions generated operating and cash flow losses through the end of 2000, and were projected to continue generating operating and cash flow losses for the foreseeable future.

         As a result of these factors, Excite@Home determined that the intangible assets related to the acquisitions might not be recoverable and conducted impairment tests.

         Generally, the impairment tests were performed at an asset group level corresponding to the lowest level at which cash flows independent of other assets could be identified. Each asset group consisted of the goodwill and acquired identifiable intangible assets related to a specific acquisition. Acquired intangible assets were combined for those acquisitions where separately identifiable cash flows that are largely independent of the cash flows of other groups of assets could not be identified.

         For each of the asset groups to be tested for impairment, Excite@Home projected undiscounted cash flows over a future projection period of five years, based on Excite@Home's determination of the current remaining useful lives of the asset groups, plus an undiscounted terminal period cash flow to reflect disposition of the entities at the end of their useful lives. Undiscounted future cash flows were estimated using projected net realizable value in a sales transaction (undiscounted cash flows during the expected remaining holding period until disposition were estimated as negligible). The undiscounted future cash flows were compared to the carrying amount of each asset group and for those asset groups where the carrying amount exceeded the undiscounted future cash flows, Excite@Home concluded that the asset group was impaired.

         Excite@Home measured the impairment loss related to impaired asset groups based on the amount by which the carrying amount of the asset group exceeded the fair value of the asset group. Measurement of fair value was based on an analysis by Excite@Home utilizing the best information available in the circumstances using reasonable and supportable assumptions and projections, and including the discounted cash flow and market comparison valuation techniques. The discounted cash flow analysis considered the likelihood of possible outcomes and was based on Excite@Home's best estimate of projected future cash flows, including terminal value cash flows expected to result from the disposition of the asset at the end of its useful life, discounted at our weighted average cost of capital. Weighted average cost of capital was based on historical risk premiums required by investors for companies of Excite@Home's size, industry and capital structure and included risk factors specific to Excite@Home. The market comparison model represented Excite@Home's estimate of the prices that a buyer would be willing to pay currently for similar assets, based on comparable products and services, customer base, risks, earnings capabilities and other factors.

         Based on the foregoing, Excite@Home recorded an impairment write-down of $4,609 in the aggregate, which was allocated to each asset group based on a comparison of carrying values and fair values. The impairment write-down within each asset group was allocated first to goodwill, and if goodwill was reduced to zero, to identifiable intangible assets in proportion to carrying values.

         Also as a result of the foregoing, AT&T recorded a goodwill and acquistion-related impairment charge associated with the acquisition of our investment in Excite@Home. The write-down of our investment to fair value was determined utilizing discounted expected future cash flows.

         Since we own approximately 23% of Excite@Home, 77% of the charge recorded by Excite@Home was not included as a reduction to AT&T's net income, but rather was eliminated in our 2000 Consolidated Statement of Income as "Minority interest income (expense)."

         The $759 charge for restructuring and exit plans was primarily due to headcount reductions, mainly in network operations and Business Services, including the consolidation of customer-care and call centers, as well as synergies created by the MediaOne merger.

         Included in exit costs was $503 of cash termination benefits associated with the separation of approximately 7,300 employees as part of voluntary and involuntary termination plans. Approximately one-half of the separations were management employees and one-half were nonmanagement employees. Approximately 6,700 employee separations were related to involuntary terminations and approximately 600 to voluntary terminations.

         We also recorded $62 of network lease and other contract termination costs associated with penalties incurred as part of notifying vendors of the termination of these contracts during the year, and net losses of $32 related to the disposition of facilities primarily due to synergies created by the MediaOne merger.

         The following table displays the activity and balances of the restructuring reserve account:


                                                 Type of Cost
                                    Employee       Facility
                                   Separations     Closings         Other        Total
                                   -----------   ------------    ----------  -----------
Balance at January 1, 1998 ...         $413          $434           $60          $907
   Additions .................          150           125            --           275
   Deductions ................         (445)         (190)          (30)         (665)

Balance at December 31, 1998 .          118           369            30           517
   Additions .................          142            --             3           145
   Deductions ................         (110)         (130)          (12)         (252)

Balance at December 31, 1999 .          150           239            21           410
   Additions .................          503            32            62           597
   Deductions ................         (394)          (98)          (47)         (539)

Balance at December 31, 2000 .         $259          $173           $36          $468

         Deductions reflect cash payments of $245, $209 and $369, for 1998, 1999 and 2000, respectively. These payments included cash termination benefits of $124, $40 and $257, respectively, which were primarily funded through cash from operations. Deductions also reflect noncash utilization of $420, $43 and $170 for 1998, 1999 and 2000, respectively. Noncash utilization included deferred severance payments primarily related to executives, and a reversal in 1998 of $348 related to the 1995 restructuring plan. Nearly 75% of the employees affected by the 1999 and 2000 restructuring charges have left their positions as of December 31, 2000.

         Also included in restructuring and exit costs in 2000 was $144 of benefit plan curtailment costs associated with employee separations as part of these exit plans. Further, we recorded an asset impairment charge of $18 related to the write-down of unrecoverable assets in certain businesses where the carrying value was no longer supported by estimated future cash flows.

         During 1999, we recorded $975 of net restructuring and other charges.

         A $594 in-process research and development charge was recorded reflecting the estimated fair value of research and development projects at TCI, as of the date of acquisition, which had not yet reached technological feasibility or had no alternative future use. The projects identified related to efforts to offer voice over Internet protocol (IP), product-integration efforts for advanced set-top devices that would enable the offering of next-generation digital services and cost-savings efforts for broadband-telephony implementation. In addition, Excite@Home had research and development efforts underway, including projects to allow for self-provisioning of devices and the development of next-generation client software, network and back-office infrastructure to enable a variety of network devices beyond personal computers, and improved design for the regional data centers' infrastructure. We began testing IP-telephony equipment in the field in late-2000, we anticipate beginning field trials for next-generation digital services in late-2001, and have completed trials related to our telephony cost reductions and implementation has begun in certain markets. Although there are technological issues to overcome to successfully complete the acquired in-process research and development, we expect successful completion. If, however, AT&T is unable to establish technological feasibility and produce commercially viable products/services, anticipated incremental future cash flows attributable to expected profits from such new products/services may not be realized.

          Also in 1999, a $145 charge for restructuring and exit costs was recorded as part of AT&T's initiative to reduce costs. The restructuring and exit plans primarily focused on the maximization of synergies through headcount reductions in Business Services and network operations, including the consolidation of customer-care and call centers.

         Included in exit costs was $142 of cash termination benefits associated with the separation of approximately 2,800 employees as part of voluntary and involuntary termination plans. Approximately one-half of the separations were management employees and one-half were nonmanagement employees. Approximately 1,700 employee separations were related to involuntary terminations and approximately 1,100 to voluntary terminations.

         We also recorded net losses of $307 related to the government-mandated disposition of certain international businesses that would have competed directly with Concert, and $50 related to a contribution agreement Broadband entered into with Phoenixstar, Inc. That agreement requires Broadband to satisfy certain liabilities owed by Phoenixstar and its subsidiaries. In addition, we recorded benefits of $121 related to the settlement of pension obligations for former employees who accepted AT&T's 1998 voluntary retirement incentive program
(VRIP) offer.

         During 1998, we recorded $2,514 of net restructuring and other charges. The bulk of the charge was associated with our overall cost-reduction program and the approximately 15,300 management employees who accepted the VRIP offer. A restructuring charge of $2,724 was composed of $2,254 and $169 for pension and postretirement special-termination benefits, respectively, $263 of benefit plan curtailment losses and $38 of other administrative costs. We also recorded charges of $125 for related facility costs and $150 for executive-separation costs. These charges were partially offset by benefits of $940 as we settled pension benefit obligations of 13,700 of the total VRIP employees. In addition, the VRIP charges were partially offset by the reversal of $256 of 1995 business restructuring reserves primarily resulting from the overlap of VRIP on certain 1995 projects.

         Also included in the 1998 net restructuring and other charges were asset impairment charges totaling $718, of which $633 was related to our decision not to pursue Total Service Resale (TSR) as a local-service strategy. We also recorded an $85 asset impairment charge related to the write-down of unrecoverable assets in certain international operations where the carrying value was no longer supported by future cash flows. This charge was made in connection with the review of certain operations that would have competed directly with Concert.

         Additionally, $85 of merger-related expenses was recorded in 1998 in connection with the TCG merger, which was accounted for as a pooling of interests. Partially offsetting these charges was a $92 reversal of the 1995 restructuring reserve. This reversal reflected reserves no longer deemed necessary. The reversal primarily included separation costs attributed to projects completed at a cost lower than originally anticipated. Consistent with the three-year plan, the 1995 restructuring initiatives were substantially completed by the end of 1998.


9.  INVESTMENT IN LIBERTY MEDIA GROUP

         As a result of our merger with TCI, we acquired Liberty Media Group, a wholly-owned investment accounted for under the equity method (see Note 4). Summarized results of operations for Liberty Media Group were as follows:


                                                                               For the Year Ended     For the Ten Months Ended
                                                                                December 31, 2000            December 31, 1999

Revenue ...............................................................               $1,526                          $729
Operating income (loss) ...............................................                  436                        (2,214)
Net income (loss) .....................................................                1,488                        (2,022)

                                                                                                   At December 31,
                                                                                        2000                          1999
                                                                                       -------                       -------
Current assets .........................................................                $2,954                        $3,387
Noncurrent assets ......................................................                51,314                        55,297
Current liabilities ....................................................                 2,962                         3,370
Noncurrent liabilities .................................................                16,668                        16,853
Minority interest ......................................................                   348                             1



         During 2000 and 1999, certain investees of Liberty Media Group issued common stock. Changes in the equity of the investees, net of the dilution of LMG's ownership interest, resulted in an increase to AT&T's additional paid-in capital of $355 and $109 in 2000 and 1999, respectively.

10.  OTHER INVESTMENTS

         We have investments in various companies and partnerships that are accounted for under the equity method and included within "Other investments and related advances" in the accompanying Consolidated Balance Sheets. Under the equity method, investments are stated at initial cost, and are adjusted for subsequent contributions and our share of earnings, losses and distributions. At December 31, 2000 and 1999, we had equity investments (other than LMG) of $10,494 and $13,921, respectively. The carrying value of these investments exceeded our share of the underlying reported net assets by approximately $8,274 and $11,979, at December 31, 2000 and 1999, respectively. The goodwill is being amortized over periods ranging from 15 to 40 years. Pretax amortization of goodwill was $546 and $477 in 2000 and 1999, respectively. There was no amortization of goodwill in 1998. The amortization is shown net of income taxes as a component of "Net losses from other equity investments" in the accompanying Consolidated Statements of Income. Distributions from equity investments totaled $13, $85 and $127, for the years ended December 31, 2000, 1999 and 1998, respectively.


           Ownership of significant equity investments was as follows:

At December 31,                                                                                        2000                  1999
                                                                                                     -------               -------
Cablevision Systems Corporation ........................................................             27.98%(a)             32.04%(a)
Concert ................................................................................             50.00%(b)                --
Time Warner Texas ......................................................................             50.00%                50.00%
Net2Phone, Inc. ........................................................................             31.34%(c)                --
Insight Midwest LP. ....................................................................             50.00%                50.00%

Century-TCI California, LP. ............................................................             25.00%                25.00%
Kansas City Cable Partners .............................................................             50.00%                50.00%
Parnassos, LP. .........................................................................             33.33%                33.33%
At Home Corporation ....................................................................                -- (d)             25.00%(d)
Lenfest Communications, Inc. ...........................................................                --                 50.00%
Bresnan Communications Group LLC .......................................................                --                 50.00%

(a) At December 31, 2000 and 1999, we owned 48,942,172 shares of Cablevision Systems Corporation Class A common stock, which had a closing market price of $84.94 and $75.50 per share, respectively, on those dates. Cablevision Systems Corporation (Cablevision) redeemed all of its outstanding preferred stock and issued additional common stock, and issued shares of its common stock for acquisitions. As a result of these transactions, AT&T's ownership interest in Cablevision decreased from 32.04% to 27.98%. Due to the dilution of AT&T's ownership interest in Cablevision, net of the increase in Cablevision's equity, AT&T recorded a net decrease to additional paid-in capital of $170 in 2000.

(b) On January 5, 2000, we formed Concert, our global-communications joint venture with BT.

(c) At December 31, 2000, we owned 18,900,000 shares of Net2Phone, Inc. Class A common stock, which had a closing market price of $7.38 per share on that date.

(d) On August 28, 2000, AT&T and Excite@Home announced the closing of their extension contracts and governance reorganization. As a result of the governance changes, AT&T gained a controlling interest and began consolidating Excite@Home's results on September 1, 2000. As of December 31, 2000, AT&T had an approximate 23% economic interest and 74% voting interest in Excite@Home. We owned 7,924,422 and 63,720,000 shares of Excite@Home Class A common stock at December 31, 2000 and 1999, respectively, which had closing market prices of $5.53 and $42.88 per share, respectively, on those dates. We also owned 86,595,578 and 30,800,000 shares of Excite@Home Class B common stock at December 31, 2000 and 1999, respectively, which are not publicly traded. During 2000 and 1999, Excite@Home issued shares of its common stock for various acquisitions. As a result of these transactions, AT&T's economic interest in Excite@Home decreased from 25% to 23% in 2000, and from 38% to 25% in 1999, respectively. Due to the resulting increase in Excite@Home's equity, net of the dilution of AT&T's ownership interest in Excite@Home, AT&T recorded an increase to additional paid-in capital of $116 and $527 in 2000 and 1999, respectively.

         Summarized unaudited combined financial information for investments accounted for under the equity method was as follows:

For the Years Ended December 31,                                                           2000            1999           1998
                                                                                           ----            ----           ----
                                                                                                       (Unaudited)
Revenue ......................................................................           $27,211            $9,285       $2,422
Operating loss ...............................................................               385             1,243          210
Loss from continuing operations before extraordinary items and
   cumulative effect of a change in accounting principle .....................             1,844             2,511          306
Net loss .....................................................................             2,212             2,707          400



At December 31,                                                                                 2000                    1999
                                                                                                ----                    ----
                                                                                                         (Unaudited)
Current assets .........................................................                       $10,643                  $4,716
Noncurrent assets ......................................................                        29,055                  29,140
Current liabilities ....................................................                        10,690                   4,994

Noncurrent liabilities .................................................                        18,741                  16,302
Redeemable preferred stock .............................................                         1,548                     637
Minority interest ......................................................                           621                   1,729

         In addition, we have a 25.51% interest in TWE. This investment is "held-for-sale" at December 31, 2000. Accordingly, we are no longer recording equity earnings (losses) on this investment.

         We also have investments accounted for under the cost method of accounting. Under this method, investments are stated at cost, and earnings are recognized to the extent distributions are received from the accumulated earnings of the investee. Distributions received in excess of accumulated earnings are recognized as a reduction of our investment balance. These investments, which are covered under the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are classified as "available-for-sale" and are carried at fair value with any unrealized gain or loss, net of income taxes, being included within other comprehensive income as a component of shareowners' equity. Approximately $2,102 of these investments have been classified as current assets since they are indexed to certain currently maturing debt instruments.


11.  DEBT OBLIGATIONS

DEBT MATURING WITHIN ONE YEAR

At December 31,                                                                              2000                1999
                                                                                             ----                ----
Commercial paper .................................................................          $16,234              $5,974
Short-term notes .................................................................           11,505               5,000
Currently maturing long-term debt ................................................            3,724               1,355
Other ............................................................................              375                 151

Total debt maturing within one year ..............................................          $31,838             $12,480


Weighted-average interest rate of short-term debt ................................              6.5%                5.3%

         In February 2000, we entered into a 364-day, $10 billion syndicated credit facility upon the expiration of existing credit facilities. On December 28, 2000, we entered into a new 364-day, $25 billion credit facility syndicated to 39 banks. As a result, the outstanding $10 billion credit facility was terminated. The credit facility is for commercial paper back-up and was unused at December 31, 2000. The credit facility agreement contains a financial covenant that requires AT&T to maintain a net debt-to-EBITDA ratio (as defined in the credit agreement) not exceeding 3.00 to 1.00 for four consecutive quarters ending on the last day of each fiscal quarter. At December 31, 2000, we were in compliance with this covenant.

         At December 31, 1999, we had a 364-day, $7 billion revolving-credit facility with a consortium of 42 lenders. We also had additional 364-day, revolving-credit facilities of $3 billion. These lines were for commercial paper back-up and were unused at December 31, 1999.

LONG-TERM OBLIGATIONS


At December 31,                                                                           2000                     1999
                                                                                          ----                     ----
DEBENTURES, NOTES AND TRUST PREFERRED SECURITIES(a)

Interest Rates(b)      Maturities
4.00% - 6.00%          2001-2018 ...................................................      $6,639                  $5,251
6.25% - 6.50%          2001-2029 ...................................................       6,660                   4,367

6.55% - 7.50%          2001-2037 ...................................................       6,470                   3,701
7.53% - 8.50%          2001-2097 ...................................................       5,267                   4,762
8.60% - 11.13%         2001-2045 ...................................................       7,317                   5,386
Variable rate          2001-2054 ...................................................       4,164                     867

Total debentures, notes and trust preferred securities .............................      36,517                  24,334
Other ..............................................................................         360                     362
Unamortized discount, net ..........................................................         (64)                   (127)

Total long-term obligations ........................................................      36,813                  24,569
Less: Currently maturing long-term debt ............................................       3,724                   1,355

Net long-term obligations ..........................................................     $33,089                 $23,214

(a) Included in these balances was $946 and $975 representing the remaining excess of the fair value over the recorded value of debt in connection with the TCI and MediaOne mergers at December 31, 2000 and December 31, 1999, respectively. The excess is being amortized over the remaining lives of the underlying debt obligations.

(b) The actual interest paid on our debt obligations may have differed from the stated amount due to our entering into interest rate swap contracts to manage our exposure to interest rate risk and our strategy to reduce finance costs (see Note 13).

         On January 26, 1999, AT&T filed a registration statement with the SEC for the offering and sale of up to $10 billion of notes and warrants to purchase notes, resulting in a total available shelf registration of $13.1 billion. On March 26, 1999, AT&T issued $8 billion in notes. We received net proceeds of approximately $7.9 billion from the sale of the notes. The proceeds were utilized to repay commercial paper issued in connection with the TCI merger and toward funding the share repurchase program. On September 14, 1999, AT&T completed a $450 bond offering in connection with the same registration statement. The proceeds from the issuance were utilized for general corporate purposes.

         Included in long-term debt are subsidiary-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debt securities, exchangeable notes and other exchangeable debt acquired in connection with the TCI and MediaOne mergers.

SUBSIDIARY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY SUBORDINATED DEBT SECURITIES

         Certain subsidiary trusts of TCI (TCI Trusts) had preferred securities outstanding at December 31, 2000 and 1999, as follows:


                                                                         Interest           Maturity      Carrying Amount
                                                                           Rate               Date           2000         1999
                                                                         --------           --------      --------      --------
TCI Communications Financing I ..................................          8.72%              2045           $528         $528
TCI Communications Financing II .................................         10.00%              2045            514          521
TCI Communications Financing III ................................          9.65%              2027            357          360
TCI Communications Financing IV .................................          9.72%              2036            204          217
Total ...........................................................                                          $1,603       $1,626
                                                                                                         --------       --------

         The TCI Trusts were created for the exclusive purpose of issuing trust preferred securities and investing the proceeds thereof into subordinated deferrable interest notes (subordinated debt securities) of TCI. The subordinated debt securities have interest rates equal to the interest rate of the corresponding trust preferred securities and have maturity dates ranging from 30 to 49 years from the date of issuance. The preferred securities are mandatorily redeemable upon repayment of the subordinated debt securities, and are callable by AT&T. The Financing I and II trust preferred securities are callable at face value beginning in January and May 2001, respectively. Financing III trust preferred securities are callable at 104.825% of face value beginning in March 2007. Financing IV trust preferred securities are callable at face value beginning in March 2002. TCI effectively provides a full and unconditional guarantee of the TCI Trusts' obligations under the trust preferred securities. In 2000, AT&T provided a full and unconditional guarantee of the trust preferred securities for TCI Communications Financing I, II and IV subsidiary trusts (see Note 20).

         AT&T has the right to defer interest payments up to 20 consecutive quarters; as a consequence, dividend payments on the trust preferred securities can be deferred by the trusts during any such interest-payment period.

         Certain subsidiary trusts of MediaOne (MediaOne Trusts) had preferred securities outstanding at December 31, 2000, as follows:

                                                            Interest     Maturity       Carrying
                                                              Rate          Date          Amount
                                                            --------     --------       ---------
MediaOne Financing I ...................................      7.96%        2025             $30
MediaOne Financing II ..................................      8.25%        2036              28
MediaOne Finance II ....................................      9.50%        2036             214
MediaOne Finance III ...................................      9.04%        2038             504

Total ..................................................                                   $776
                                                                                       ---------



         The MediaOne Trusts exist for the purpose of issuing the trust preferred securities and investing the proceeds thereof into subordinated deferrable interest notes (subordinated deferrable notes) of MediaOne Group Funding, Inc., a wholly owned subsidiary of MediaOne. The subordinated deferrable notes have the same interest rate and maturity date as the trust preferred securities to which they relate. All of the subordinated deferrable notes are redeemable by MediaOne Group Funding, Inc. or MediaOne at a redemption price of $25.00 per security, plus accrued and unpaid interest. Upon redemption of the subordinated deferrable notes, the trust preferred securities will be mandatorily redeemable, at a price of $25.00 per share, plus accrued and unpaid distributions. The 7.96% subordinated deferrable notes became redeemable after September 11, 2000. The 9.50% and 8.25% subordinated deferrable notes are redeemable after October 29, 2001. The 9.04% subordinated deferrable notes are redeemable after October 28, 2003. MediaOne has effectively provided a full and unconditional guarantee of the MediaOne Trusts' obligations under the trust preferred securities. In 2000, AT&T provided a full and unconditional guarantee of MediaOne's trust preferred securities (see Note 20).

         AT&T has the right to defer interest payments up to 20 consecutive quarters; as a consequence, dividend payments on the trust preferred securities can be deferred by the trusts during any such interest-payment period.

EXCHANGEABLE NOTES

         During 2000, we issued debt (exchangeable notes) which is mandatorily redeemable at AT&T's option into shares of Comcast and Microsoft Corporation (Microsoft) common stock, as applicable, or its cash equivalent. During 1999 and 1998, MediaOne issued exchangeable notes which are mandatorily redeemable at MediaOne's option into (i) Vodafone American Depository Receipts (ADRs) held by MediaOne, (ii) the cash equivalent, or (iii) a combination of cash and Vodafone

ADRs. The maturity value of these exchangeable notes varies based upon the fair market value of the security it is indexed to.


         Following is a summary of the exchangeable notes outstanding at December 31, 2000, which are indexed to 25 million shares of Comcast common stock:


Maturity Date                                                                              2003              2004           2005
-------------                                                                              ----              ----           ----
Face value ...................................................................             $371              $314           $329
Interest rate ................................................................             6.75%             5.50%          4.63%
Put price ....................................................................            41.50             41.06          39.13
Call price ...................................................................            49.80             49.27          46.96
Carrying value at December 31, 2000 ..........................................             $371              $314           $329



         At maturity, the exchangeable notes will be redeemed, at AT&T's option, with (i) a number of shares of Comcast common stock equal to the underlying shares multiplied by the exchange ratio, or (ii) its equivalent cash value. The exchange ratio will be calculated at maturity in the following manner:

         (a) If the fair market value of a share of Comcast common stock is greater than the call price, the exchange ratio will be 0.8333;

         (b) If the fair market value of a share of Comcast common stock is less than or equal to the put price, the exchange ratio will be 1;

         (c) If the fair market value of a share of Comcast common stock is less than or equal to the call price but greater than the put price, the exchange ratio will be be a fraction, the numerator of which is equal to the put price, and the denominator of which is equal to the fair market value of a share of Comcast common stock.

         Following is a summary of the exchangeable notes outstanding at December 31, 2000, which are indexed to 10 million shares of Microsoft common stock:

Maturity Date                                                                              2003              2004              2005
                                                                                           ----              ----              ----
Face value ...................................................................             $227              $226              $226
Interest rate ................................................................             6.96%             7.00%             7.04%
Put price ....................................................................            67.87             67.87             67.87
Call price ...................................................................            97.39            111.64            128.60
Carrying value at December 31, 2000 ..........................................             $145              $144              $144



         At maturity, the exchangeable notes will be redeemed, at AT&T's option, with (i) a number of shares of Microsoft common stock equal to the underlying shares multiplied by the exchange ratio, or (ii) its equivalent cash value. The exchange ratio will be calculated at maturity in the following manner:

         (a) If the fair market value of a share of Microsoft common stock is greater than the call price, the exchange ratio will be a fraction, the numerator of which is equal to the sum of (i) the put price, plus (ii) the excess of the fair market value of a share of Microsoft common stock over the call price, and the denominator of which is equal to the fair market value of a share of Microsoft common stock;

         (b) If the fair market value of a share of Microsoft common stock is less than or equal to the put price, the exchange ratio will be 1;

         (c) If the fair market value of a share of Microsoft common stock is less than or equal to the call price but greater than the put price, the exchange ratio will be a fraction, the numerator of which is equal to the put price, and the denominator of which is equal to the fair market value of a share of Microsoft common stock.

         Following is a summary of the exchangeable notes outstanding at December 31, 2000, which are indexed to 22.3 million shares of Comcast common stock:

Maturity Date                                                                              2003              2004              2005
-------------                                                                              ----              ----              ----
Face value ...................................................................             $267              $267              $267
Interest rate ................................................................             6.76%             6.80%             6.84%
Put price ....................................................................            35.89             35.89             35.89
Call price ...................................................................            50.64             58.39             67.97
Carrying value at December 31, 2000 ..........................................             $267              $267              $267

         At maturity, the exchangeable notes will be redeemed, at AT&T's option, with (i) a number of shares of Comcast common stock equal to the underlying shares multiplied by the exchange ratio, or (ii) its equivalent cash value. The exchange ratio will be calculated at maturity in the following manner:

         (a) If the fair market value of a share of Comcast common stock is greater than or equal to the call price, the exchange ratio will be a fraction, the numerator of which is equal to the sum of (i) the put price, plus (ii) the excess of the fair market value of a share of Comcast common stock over the call price, and the denominator of which is equal to the fair market value of a share of Comcast common stock;

         (b) If the fair market value of a share of Comcast common stock is less than or equal to the put price, the exchange ratio will be 1;

         (c) If the fair market value of a share of Comcast common stock is less than the call price but greater than the put price, the exchange ratio will be a fraction, the numerator of which is equal to the put price, and the denominator of which is equal to the fair market value of a share of Comcast common stock.


         Following is a summary of the exchangeable notes outstanding at December 31, 2000, which are indexed to Vodafone ADRs:


Maturity Date                                                                                            2001                 2002
-------------                                                                                            ----                 ----
Face value ...............................................................................              $1,686               $1,129
Interest rate ............................................................................                6.25%                7.00%
Put price ................................................................................               19.65                43.44
Call price ...............................................................................               25.10                51.26
Carrying value at December 31, 2000 ......................................................              $2,337               $1,012



         The exchangeable notes that mature in 2001 are indexed to 29 million Vodafone ADRs, and will be exchanged at maturity based upon a redemption value of $9.00 in cash plus 21/2 times the fair market value of a Vodafone ADR (maturity price), as follows:

                  (a) If the maturity price is greater than or equal to $9.00 plus 21/2 times the call price per share, each exchangeable note is equivalent to 0.8101 of the maturity price;

                  (b) If the maturity price is less than or equal to $9.00 plus 21/2 times the put price per share, each exchangeable note is equivalent to the maturity price; or

                  (c) If the maturity price is less than $71.75 per share but greater than $58.125 per share, each exchangeable note is equivalent to $58.125.

         The exchangeable notes that mature in 2002 are indexed to 26 million Vodafone ADRs, and will be exchanged at maturity as follows:

                  (a) If the fair market value of a Vodafone ADR is greater than or equal to the call price, each exchangeable note is equivalent to
         0.8475 of a Vodafone ADR;

                  (b) If the fair market value of a Vodafone ADR is less than or equal to the put price, each exchangeable note is equivalent to one Vodafone ADR; or

                  (c) If the fair market value of a Vodafone ADR is less than the call price but greater than the put price, each exchangeable note is equivalent to a fraction of a Vodafone ADR equal to (i) the put price divided by (ii) the fair market value of a Vodafone ADR.

         The exchangeable notes are being accounted for as indexed debt instruments since the maturity value of the debt is dependent upon the fair market value of the underlying Comcast, Microsoft and Vodafone securities. The exchangeable notes contain embedded options that hedge the market risk of a decline in value of Comcast, Microsoft and Vodafone securities. The market risk of a decline in Comcast and Microsoft stock, and Vodafone ADRs, below the respective put prices has been eliminated. In addition, any market gains we may earn have been limited to the call prices, with the exception of certain debt indexed to Comcast stock and the debt indexed to the Vodafone ADRs, which provides for our participation in a portion of the market gains above the call price.


         Since the Comcast, Microsoft, and Vodafone securities are cost method investments being accounted for as "available-for-sale" securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," changes in the maturity value of the exchangeable notes and the underlying securities are being recorded as unrealized gains or losses, net of income taxes, within other comprehensive income as a component of shareowners' equity.

         The exchangeable notes indexed to Comcast common stock and Microsoft common stock are secured by the Comcast and Microsoft investments AT&T owns. The exchangeable notes indexed to Vodafone ADRs are unsecured obligations, ranking equally in right of payment with all other unsecured and unsubordinated obligations of AT&T.

OTHER EXCHANGEABLE DEBT

         During 2000, we entered into a series of purchased and written options on 21.9 million shares of Microsoft common stock, and issued floating rate debt. The carrying value of the debt at December 31, 2000, was $1,369, which pays interest at the three-month London Inter-Bank Offered Rate (LIBOR) plus 0.4%. The debt matures annually with $458 maturing in 2003 and 2004, and $453 maturing in 2005, and is repayable at AT&T's option in either Microsoft stock or cash.

         In addition, during 1999 two subsidiaries of MediaOne, MediaOne SPC IV and MediaOne SPC VI, entered into a series of purchased and written options on Vodafone ADRs contributed to them by MediaOne, and issued floating rate debt.

The carrying value of the debt at December 31, 2000, was $1,739, which pays interest at the three-month LIBOR plus 0.5%. This debt matures in equal quarterly installments beginning in 2003 and ending in 2005. The assets of MediaOne SPC IV, which are primarily 29.1 million Vodafone ADRs, are available only to pay the creditors of MediaOne SPC IV. Likewise, the assets of MediaOne SPC VI, which are primarily 18.0 million Vodafone ADRs, are available only to pay the creditors of MediaOne SPC VI.

         This table shows the maturities at December 31, 2000, of the $36,813 in total long-term obligations:


       2001       2002       2003       2004       2005       Later Years
       ----       ----       ----       ----       ----       -----------

     $3,724     $2,661     $3,673     $4,692     $4,050           $18,013


12.  OTHER SECURITIES

PREFERRED STOCK OF SUBSIDIARIES

         Prior to the TCI merger, TCI Pacific Communications Inc. (Pacific) issued 5% Class A Senior Cumulative Exchangeable preferred stock, which remains outstanding. There were 6.3 million shares authorized and outstanding at December 31, 2000 and 1999. Each share is exchangeable, from and after August 1, 2001, for approximately 6.3 shares of AT&T common stock, subject to certain antidilution adjustments. Additionally, Pacific may elect to make any dividend, redemption or liquidation payment in cash, shares of AT&T common stock or a combination of the foregoing. The Pacific preferred stock is reflected within "Minority Interest" in the accompanying Consolidated Balance Sheets, and aggregated $2.1 billion at December 31, 2000 and 1999.


         Prior to the TCI merger, TCI issued Class B 6% Cumulative Redeemable Exchangeable Junior preferred stock (Class B preferred stock). There were 1.6 million shares outstanding as of December 31, 1999, net of shares held by a subsidiary, out of an authorized 1.7 million shares. Class B preferred stock and accumulated dividends aggregated $152 at December 31, 1999, and were reflected within "Minority Interest" in the accompanying 1999 Consolidated Balance Sheet. On February 22, 2000, all outstanding shares of Class B preferred stock were redeemed at $105.88 per share.

COMPANY-OBLIGATED   CONVERTIBLE   QUARTERLY  INCOME   PREFERRED   SECURITIES  OF
SUBSIDIARY TRUST HOLDING SOLELY SUBORDINATED DEBT SECURITIES OF AT&T AND RELATED WARRANTS

         On June 16, 1999, AT&T Finance Trust I (AT&T Trust), a wholly owned subsidiary of AT&T, completed the private sale of 100 million shares of 5.0% cumulative quarterly income preferred securities (quarterly preferred securities) to Microsoft. Proceeds of the issuance were invested by the AT&T Trust in junior subordinated debentures (debentures) issued by AT&T due 2029, which represent the sole asset of the AT&T Trust.

         The quarterly preferred securities pay dividends at an annual rate of 5.0% of the liquidation preference of $50 per security, and are convertible at any time prior to maturity into 66.667 million shares of AT&T common stock. The quarterly preferred securities are subject to mandatory redemption upon repayment of the debentures at maturity or their earlier redemption. The conversion feature can be terminated, under certain conditions, after three years.

         The debentures will make a quarterly payment in arrears of 62.5 cents per security on the last day of March, June, September and December of each year. AT&T has the right to defer such interest payments up to 20 consecutive quarters. As a consequence, quarterly dividend payments on the quarterly preferred securities can be deferred by the AT&T Trust during any such interest-payment period. If AT&T defers any interest payments, we may not, among other things, pay any dividends on our common stock until all interest in arrears is paid to the AT&T Trust.

         Dividends on the quarterly preferred securities were $250 and $135 for the years ended December 31, 2000 and 1999, respectively, and are reported within "Minority interest income (expense)" in the accompanying Consolidated Statements of Income.

         On June 16, 1999, AT&T also issued to Microsoft 40 million warrants, each to purchase one share of AT&T common stock at a price of $75 per share at the end of three years. Alternatively, the warrants are exercisable on a cashless basis. If the warrants are not exercised on the three-year anniversary of the closing date, the warrants expire.

         A discount on the quarterly preferred securities equal to the value of the warrants of $306 was recognized and is being amortized over the 30-year life of the quarterly preferred securities as a component of "Minority interest income (expense)" in the accompanying Consolidated Statements of Income.

CENTAUR FUNDING CORPORATION

         Centaur Funding Corporation (Centaur), a subsidiary of MediaOne, issued three series of preferred shares prior to AT&T's acquisition of MediaOne. Centaur was created for the principal purpose of raising capital through the issuance of preferred shares and investing those proceeds into notes issued by MediaOne SPC II, a subsidiary of MediaOne. Principal and interest payments from the notes are expected to be Centaur's primary source of funds to make dividend and redemption payments on the preferred shares. In addition, the dividend and certain redemption payments on the preferred shares will be determined by reference to the dividend and redemption activity of the preferred stock of AirTouch Communications, Inc. (ATI Shares) held by MediaOne SPC II. Payments on the preferred shares are neither guaranteed nor secured by MediaOne or AT&T. The assets of MediaOne SPC II, which include the ATI shares, are available only to pay the creditors of MediaOne SPC II. These securities remained outstanding at December 31, 2000 as follows:

                                                                       Dividend Rate         Maturity Date     Carrying Amount
                                                                       -------------        --------------     ---------------
Series A ........................................................        Variable                     None                $100
Series B ........................................................            9.08%          April 21, 2020                 927
Series C ........................................................            None           April 21, 2020                 118

Total ...........................................................                                                       $1,145
                                                                                                                        ------

         The Auction Market Preference Shares, Series A, have a liquidation value of $250 thousand per share and dividends are payable quarterly when declared by Centaur's board of directors out of funds legally available. The 9.08% Cumulative Preference Shares, Series B, have a liquidation value of $1 thousand per share and dividends are payable quarterly in arrears when declared by Centaur's board of directors out of funds legally available. In addition, dividends may be declared and paid only to the extent that dividends have been declared and paid on the ATI shares. The preference shares, Series C, have a liquidation value of $1 thousand per share at maturity. The value of the Series C will be accreted to reach its liquidation value upon maturity. The Series B shares rank equally with the Series C shares as to redemption payments and upon liquidation, and the Series B and Series C shares rank senior to the Series A shares as to redemption payments and upon liquidation. The preference shares issued by Centaur are reflected within "Minority interest" in the accompanying 2000 Consolidated Balance Sheet.

         Dividends on the preferred shares were $55 for the period ended

December 31, 2000, and were included within "Minority interest income (expense)" in the Consolidated Statement of Income.

13.  FINANCIAL INSTRUMENTS

         In the normal course of business, we use various financial instruments, including derivative financial instruments, for purposes other than trading. We do not use derivative financial instruments for speculative purposes. These instruments include letters of credit, guarantees of debt, interest rate swap agreements, foreign currency exchange contracts, option contracts and equity hedges. Collateral is generally not required for these types of instruments.

         By their nature, all such instruments involve risk, including the credit risk of nonperformance by counterparties, and our maximum potential loss may exceed the amount recognized in our balance sheet. However, at December 31, 2000 and 1999, in management's opinion, there was no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments. We control our exposure to credit risk through credit approvals, credit limits and monitoring procedures. We do not have any significant exposure to any individual customer or counterparty, nor do we have any major concentration of credit risk related to any financial instruments.


LETTERS OF CREDIT

         Letters of credit are purchased guarantees that ensure our performance or payment to third parties in accordance with specified terms and conditions. Letters of credit do not create any additional risk to AT&T.

GUARANTEES OF DEBT

         From time to time, we guarantee the debt of our subsidiaries and certain unconsolidated joint ventures. Prior to the merger, TCI had agreed to take certain steps to support debt compliance with respect to obligations aggregating $1,461 and $1,720 at December 31, 2000 and 1999, respectively, of certain cable television partnerships in which TCI has a non-controlling ownership interest. Although there can be no assurance, management believes that it will not be required to meet its obligations under such guarantees. Additionally, in connection with the restructuring of AT&T in 1996, we issued guarantees for certain debt obligations of our former subsidiaries AT&T Capital Corp. and NCR. The amount of guaranteed debt associated with AT&T Capital Corp. and NCR was $48 and $56 at December 31, 2000 and 1999, respectively.

INTEREST RATE SWAP AGREEMENTS

         We enter into interest rate swaps to manage our exposure to changes in interest rates and to lower our overall costs of financing. We enter into swap agreements to manage the fixed/floating mix of our debt portfolio in order to reduce aggregate risk to interest rate movements. Interest rate swaps also allow us to raise funds at floating rates and effectively swap them into fixed rates that are lower than those available to us if fixed-rate borrowings were made directly. These agreements involve the exchange of floating-rate for fixed-rate payments, fixed-rate for floating-rate payments or floating-rate for other floating-rate payments without the exchange of the underlying principal amount. Fixed interest rate payments at December 31, 2000, were at rates ranging from 6.05% to 8.20%. Floating-rate payments are based on rates tied to the LIBOR. In addition, we also have combined interest rate, foreign currency swap agreements for foreign-currency-denominated debt, which hedge our risk to both interest rate and currency movements.

         The following table indicates the types of swaps in use at December 31, 2000 and 1999, and their weighted-average interest rates. Average variable rates are those in effect at the reporting date and may change significantly over the lives of the contracts.

                                                                                             2000                1999
                                                                                            -------             ------


Fixed to variable swaps--notional amount ..........................................             $750            $1,800
   Average receive rate ...........................................................             8.16%            6.89%
   Average pay rate ...............................................................             8.16%            6.67%
Variable to fixed swaps--notional amount ..........................................             $218             $229
   Average receive rate ...........................................................             6.81%            6.30%
   Average pay rate ...............................................................             7.31%            6.77%
Variable to variable swaps--notional amount .......................................             $739             $495
   Average receive rate ...........................................................             1.74%            6.63%
   Average pay rate ...............................................................             5.42%            6.53%


         The weighted-average remaining terms of the swap contracts were 11 and seven years at December 31, 2000 and 1999, respectively.


FOREIGN EXCHANGE

         We enter into foreign currency exchange contracts, including forward and option contracts, to manage our exposure to changes in currency exchange rates related to foreign-currency-denominated transactions. In 2000, this consisted principally of Brazilian reais and Swiss francs related to debt. In 1999, this consisted principally of European Union currency (Euro), British pounds sterling and Japanese Yen contracts related to the reimbursement to foreign telephone companies for their portion of the revenue billed by AT&T for calls placed in the United States to a foreign country and other foreign currency payables and receivables. In addition, we are subject to foreign exchange risk related to other foreign-currency-denominated transactions.

COLLARS

         We enter into option agreements to hedge our exposure on debt that is indexed to securities we own. During 2000, we entered into a series of purchased and written options related to a portion of our holdings in Microsoft stock (Microsoft collar), which is indexed to floating rate debt. The collar has been designated and is effective as a hedge of the market risk associated with our investment in Microsoft stock. The Microsoft collar is carried at fair value, with unrealized gains or losses, net of income taxes, being recorded within other comprehensive income as a component of shareowners' equity, together with any change in the fair value of the Microsoft stock. The carrying value of the Microsoft collar was $419 at December 31, 2000.

         At the expiration of the Microsoft collar, if the price of a Microsoft share is equal to or less than the put price of $62.48, we would exercise the put option and deliver all underlying shares of Microsoft common stock and receive cash equal in value to (i) the put price, multiplied by (ii) the underlying share amount. Alternatively, at our option, we can elect not to deliver the underlying shares and instead settle the put option by receiving cash equal in value to the (i) the difference between the put price minus the fair value of one Microsoft share, multiplied by (ii) the underlying share amount. If the price of a Microsoft share is greater then the call price, which range from $86.26 to $118.36, then the call option would be exercised and we would deliver all underlying shares and receive cash equal in value to (i) the call price, multiplied by (ii) the underlying share amount. At our option, we can elect not to deliver the underlying shares and instead settle the call option by paying cash equal in value to the (i) the difference between the call price minus the fair value of one Microsoft share, multiplied by (ii) the underlying share amount. Any cash received by AT&T from the exercise or settlement of either put or call option would be used to retire the floating rate debt. We would retain cash in excess of the call price from a call option exercise. If the price of a Microsoft share is between the put price and the call price, the collar will expire without value.

         Prior to our merger with MediaOne, two subsidiaries of MediaOne, MediaOne SPC IV and MediaOne SPC VI, entered into a series of purchased and written options (Vodafone collars) on Vodafone ADRs contributed to them by MediaOne, and issued floating rate debt. The Vodafone collars have been designated and are effective as a hedge of the market risk associated with our investment in Vodafone ADRs. The Vodafone collars are carried at fair value, with unrealized gains or losses, net of income taxes, being recorded within other comprehensive income as a component of shareowners' equity, together with any change in the fair value of the Vodafone ADRs. The carrying value of the Vodafone collars was $453 at December 31, 2000.


         At the expiration of the MediaOne SPC IV collar, we will receive cash if the market value of a Vodafone ADR is less than approximately $34.00 per share, effectively eliminating downside risk on the stock below $34.00 per share. Conversely, if the market value of a Vodafone ADR is greater than approximately $49.00 per share, we will be required to pay cash, which will be offset by the corresponding increase in the value of the Vodafone ADR. This Vodafone collar expires quarterly beginning in 2003 and ending in 2005.

         At the expiration of the MediaOne SPC VI collar, we will receive cash if the market value of a Vodafone ADR is less than approximately $40.00 per share, effectively eliminating downside risk on the stock below $40.00 per share. Conversely, if the market value of a Vodafone ADR is greater than approximately $58.00 per share, we will be required to pay cash, which will be offset by the corresponding increase in the value of the Vodafone ADR. This Vodafone collar expires quarterly beginning in 2003 and ending in 2005.

EQUITY HEDGES

         We enter into equity hedges to manage our exposure to changes in equity prices associated with stock appreciation rights of affiliated companies.

FAIR VALUES OF FINANCIAL INSTRUMENTS INCLUDING DERIVATIVE FINANCIAL INSTRUMENTS

         The following table summarizes the notional amounts of material financial instruments. The notional amounts represent agreed-upon amounts on which calculations of dollars to be exchanged are based. They do not represent amounts exchanged by the parties and, therefore, are not a measure of our exposure. Our exposure is limited to the fair value of the contracts with a positive fair value plus interest receivable, if any, at the reporting date.


DERIVATIVES AND OFF BALANCE SHEET INSTRUMENTS


                                                                                                    2000                 1999
                                                                                                    ----                 ----
                                                                                                   Contract/           Contract/
                                                                                                   Notional            Notional
                                                                                                    Amount              Amount
                                                                                                  ---------            ---------
Interest rate swap agreements ........................................................              $968                 $2,524
Combined interest rate foreign currency swap agreements ..............................               739                     --
Foreign exchange forward contracts ...................................................                71                  1,881
Option contracts .....................................................................             3,108                     --
Equity hedges ........................................................................               392                    495
Letters of credit ....................................................................               833                    243
Guarantees of debt ...................................................................             1,557                  1,848



         The following tables show the valuation methods, the carrying amounts and estimated fair values of material financial instruments.

FINANCIAL INSTRUMENT                                               VALUATION METHOD
Debt excluding capital leases                                      Market quotes or rates available to us for debt with similar terms and maturities

Letters of credit                                                  Fees paid to obtain the obligations

Guarantees of debt                                                 There are no quoted market prices for similar agreements
                                                                   available


Interest rate swap agreements                                      Market quotes obtained from dealers

Combined interest rate foreign currency swap agreements            Market quotes obtained from dealers

Foreign exchange contracts                                         Market quotes

Option contracts                                                   Black-Scholes option-pricing model

Equity hedges                                                      Market quotes

Preferred securities                                               Market quotes*


         * It is not practicable to estimate the fair market value of our quarterly preferred securities that aggregated $4,710 and $4,700 at December 31, 2000 and 1999, respectively. There are no current market quotes available on this private placement.



                                                                          2000                                   1999
                                                                          ----                                   ----
                                                                 Carrying              Fair             Carrying          Fair
                                                                  Amount              Value              Amount           Value
                                                                --------            --------            --------         -------
Debt excluding capital leases ......................             $64,430             $61,574             $35,350         $33,935
Pacific preferred stock ............................               2,121                 595               2,121           1,929


                                                                         2000                                   1999
                                                                         ----                                   ----
                                                         Carrying Amount       Fair Value       Carrying Amount       Fair Value
                                                         ---------------     --------------     ---------------     --------------
                                                         Asset     Liab.     Asset    Liab.     Asset     Liab.     Asset    Liab.
                                                         -----     -----     -----    -----     -----     -----     -----    -----
Interest rate swap agreements ......................      $4        $5        $4        $5       $28       $27        $6     $29
Combined interest rate foreign
   currency swap agreements ........................       1         3         1         3        --        --        --      --
Foreign exchange forward contracts .................      --         1         1         2        --        26         1      28
Equity hedges ......................................       2       100         2       100       313         2       313      --



14.  PENSION, POSTRETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS

         We sponsor noncontributory, defined benefit pension plans covering the majority of our employees. Pension benefits for management employees are based principally on career-average pay. Pension benefits for occupational employees are not directly related to pay. Pension trust contributions are made to trust funds held for the sole benefit of plan participants. Our benefit plans for current and certain future retirees include health-care benefits, life insurance coverage and telephone concessions.


         The following table shows the components of the net periodic benefit costs included in our Consolidated Statements of Income:

                                                            Pension Benefits                          Postretirement Benefits
                                                          --------------------                   ---------------------------------
  For the Years Ended December 31, ...................        2000         1999         1998         2000         1999         1998
                                                           -------      -------      -------      -------      -------      -------
Service cost benefits earned during the period .......        $248         $247         $275          $35          $54          $56
Interest cost on benefit obligations .................         991          919          940          352          324          322
Amortization of unrecognized prior service cost ......         174          159          135            4           13           (2)
Credit for expected return on plan assets ............      (1,821)      (1,458)      (1,570)        (230)        (200)        (173)
Amortization of transition asset .....................        (156)        (158)        (175)          --           --           --
Amortization of gains ................................        (332)         (10)          --          (16)          (1)          --
Charges for special termination benefits* ............          --           --        2,254           16            5          169
Net curtailment losses (gains)* ......................         121           --          140          (14)          --          141
Net settlement losses (gains)* .......................           8         (121)        (921)          --           --           --

Net periodic benefit (credit) cost ...................       $(767)       $(422)      $1,078         $147         $195         $513

         * Primarily included in "Net restructuring and other charges" in the Consolidated Statements of Income.

         On January 26, 1998, we offered a voluntary retirement incentive program (VRIP) to employees who were eligible participants in the AT&T Management Pension Plan. Approximately 15,300 management employees accepted the VRIP offer. In connection with the VRIP, we recorded pretax charges in 1998 for pension and postretirement plan special-termination benefits of $2,254 and $169, respectively. We also recorded pension and postretirement plan pretax charges of $120 and $143, respectively, which are included within net curtailment losses in 1998. The special-termination benefits reflect the value of pension benefit improvements and expanded eligibility for postretirement benefits. The VRIP also permitted employees to choose either a total lump-sum distribution of their pension benefits or periodic future annuity payments.

         As of December 31, 1999, all 15,300 employees had terminated employment under the VRIP. AT&T has settled the pension obligations covering about 15,100 of these employees, the remainder of which either chose to defer commencing their pension benefits or elected to receive an annuity distribution. Lump-sum pension settlements totaling $5.2 billion, including a portion of the special-pension termination benefits referred to above, resulted in settlement gains of $121 and $940 recorded in 1999 and 1998, respectively.


         The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets, and a statement of the funded status:


                                                                           Pension Benefits               Postretirement Benefits
                                                                     --------------------------          --------------------------
For the Years Ended December 31,                                       2000              1999              2000              1999
                                                                     --------          --------          --------          --------
Change in benefit obligations:
Benefit obligation, beginning of year ......................          $12,868           $14,443            $4,642            $5,168
Service cost ...............................................              248               247                35                54
Interest cost ..............................................              991               919               352               324
Plan amendments ............................................               32               558               (45)                4
Actuarial losses (gains) ...................................                5            (1,683)              203              (579)
Acquisition ................................................              204                --                38                --
Benefit payments ...........................................           (1,228)           (1,062)             (362)             (334)
Special termination benefits ...............................               --                --                16                 5
Settlements ................................................              (57)             (554)               --                --
Curtailment losses .........................................               --                --                 7                --
Benefit obligation, end of year ............................          $13,063           $12,868            $4,886            $4,642
                                                                     --------          --------          --------          --------
Change in fair value of plan assets:
Fair value of plan assets, beginning of year ...............          $21,854           $18,567            $2,852            $2,476
Actual return on plan assets ...............................              995             4,855              (128)              385
Employer contributions .....................................               94                48               159               325
Acquisition ................................................              205                --                 5                --
Benefit payments ...........................................           (1,228)           (1,062)             (362)             (334)
Settlements ................................................              (57)             (554)               --                --
Fair value of plan assets, end of year .....................          $21,863           $21,854            $2,526            $2,852
                                                                     --------          --------          --------          --------
At December 31,
Funded (unfounded) benefit obligation ......................           $8,800            $8,986           $(2,360)          $(1,790)
Unrecognized net gain ......................................           (7,301)           (8,457)             (188)             (800)
Unrecognized transition asset ..............................             (123)             (279)               --                --
Unrecognized prior service cost ............................            1,100             1,362                (9)               55
Net amount recorded ........................................           $2,476            $1,612           $(2,557)          $(2,535)
                                                                     --------          --------          --------          --------

         At December 31, 2000, our pension plan assets included $34 of AT&T common stock, $26 of Liberty Media Group Series A common stock, and $2 of AT&T Wireless Group common stock. At December 31, 1999, our pension plan assets included $82 of AT&T common stock and $34 of Liberty Media Group Series A common stock.

         The following table provides the amounts recorded in our Consolidated Balance Sheets:


                                                                       Pension Benefits                    Postretirement Benefits
                                                                   -------------------------             --------------------------
At December 31, ........................................            2000                1999              2000              1999
                                                                   -------            -------            -------            -------
Prepaid pension cost ...................................            $3,003             $2,464                $--                $--
Benefit related liabilities ............................              (579)              (918)            (2,557)            (2,535)
Intangible asset .......................................                30                 46                 --                 --

Accumulated other comprehensive income .................                22                 20                 --                 --
Net amount recorded ....................................            $2,476             $1,612            $(2,557)           $(2,535)
                                                                   -------            -------            -------            -------


         Our nonqualified pension plans had an unfunded accumulated benefit obligation of $125 and $118 at December 31, 2000 and 1999, respectively. Our postretirement health and telephone concession benefit plans had accumulated postretirement benefit obligations of $4,282 and $4,021 at December 31, 2000 and 1999, respectively, which were in excess of plan assets of $1,413 and $1,635 at December 31, 2000 and 1999, respectively.

         The assumptions used in the measurement of the pension and postretirement benefit obligations are shown in the following table:

At December 31,                                                    2000               1999               1998
                                                                 -------             -------            -------
Weighted-average assumptions:
Discount rate .......................................               7.5%              7.75%               6.5%
Expected return on plan assets ......................               9.5%               9.5%               9.5%
Rate of compensation increase .......................               4.5%               4.5%               4.5%



         We assumed a rate of increase in the per capita cost of covered health-care benefits (the health-care cost trend rate) of 7.6%. This rate was assumed to gradually decline after 2000 to 4.5% by 2010 and then remain level. Assumed health-care cost trend rates have a significant effect on the amounts reported for the health-care plans. A one percentage point increase or decrease in the assumed health-care cost trend rate would increase or decrease the total of the service and interest-cost components of net periodic postretirement health-care benefit cost by $9 and $9, respectively, and would increase or decrease the health-care component of the accumulated postretirement benefit obligation by $125 and $122, respectively.

         We also sponsor savings plans for the majority of our employees. The plans allow employees to contribute a portion of their pretax and/or after-tax income in accordance with specified guidelines. We match a percentage of the employee contributions up to certain limits. Our contributions amounted to $220 in 2000, $197 in 1999 and $173 in 1998.

15.  STOCK-BASED COMPENSATION PLANS

         Under the 1997 Long-term Incentive Program (Program), which was effective June 1, 1997, and amended on May 19, 1999 and March 14, 2000, we grant stock options, performance shares, restricted stock and other awards on AT&T common stock as well as stock options on AT&T Wireless Group tracking stock.

         Under the Program, there were 150 million shares of AT&T common stock available for grant with a maximum of 22.5 million common shares that could be used for awards other than stock options. Beginning with January 1, 2000, the remaining shares available for grant at December 31 of the prior year, plus 1.75% of the shares of AT&T common stock outstanding on January 1 of each year, become available for grant. There are a maximum of 37.5 million shares that may be used for awards other than stock options. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over three or four years and are exercisable up to 10 years from the date of grant.

         Under the Program, performance share units are awarded to key employees in the form of either common stock or cash at the end of a three-year period, based on AT&T's total shareholder return and certain financial-performance targets. Under the 1987 Long-term Incentive Program, performance share units with the same terms were also awarded to key employees based on AT&T's return-to-equity performance compared with a target.

         On April 27, 2000, AT&T created a new class of stock and completed an offering of AT&T Wireless Group tracking stock. Under the Program, 5% of the outstanding AT&T Wireless Group shares became available for grant with a maximum of 1.25% of the outstanding shares that may be used for awards other than options. Beginning with January 1, 2001, the remaining AT&T Wireless Group shares available for grant at December 31 of the prior year, plus 2% of the outstanding AT&T Wireless Group shares on January 1 of each year, become available for grant. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over two to three and one-half years and are exercisable up to 10 years from the date of grant. In 2000, there were no grants of awards other than stock options. On April 27, 2000, substantially all employees were granted AT&T Wireless Group tracking stock options.

         Under the AT&T 1996 Employee Stock Purchase Plan (Plan), which was effective July 1, 1996, we are authorized to sell up to 75 million shares of AT&T common stock to our eligible employees. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. Under the Plan, we sold approximately 6 million shares to employees in 2000 and 3 million shares to employees in both 1999 and 1998.

         We apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our plans. Accordingly, no compensation expense has been recognized for our stock-based compensation plans other than for our performance-based and restricted stock awards and stock appreciation rights (SARs). Stock based-compensation income (expense) was $253, $(462) and $(157) in 2000, 1999 and 1998, respectively.
These amounts included income (expense) of $269 and $(382) in 2000 and 1999, respectively, related to grants of SARs of affiliated companies held by certain employees subsequent to the TCI merger. We also entered into an equity hedge in 1999 to offset potential future compensation costs associated with these SARs. (Expense) income related to this hedge was $(297) and $247 in 2000 and 1999, respectively.

         A summary of the AT&T common stock option transactions is shown below:

                                                                     Weighted-                  Weighted-                  Weighted-
                                                                       Average                    Average                    Average
                                                                      Exercise                   Exercise                   Exercise
Shares in thousands                                        2000          Price        1999          Price        1998          Price
                                                           ----          -----        ----          -----        ----          -----
Outstanding at January 1,........................       168,763         $37.42     131,904         $30.41     110,972         $24.77
Options assumed in mergers.......................        29,613         $24.71      11,770         $14.79          --             --
Options granted..................................        74,570         $36.12      47,927         $57.13      46,148         $41.69
Options and SARs exercised.......................       (11,446)        $22.07     (17,858)        $22.87     (18,894)        $21.95
Options canceled or forfeited....................       (12,474)        $45.61      (4,980)        $42.44      (6,322)        $31.64
At December 31:
Options outstanding..............................       249,026         $35.82     168,763         $37.42     131,904         $30.41
Options exercisable..............................       131,450         $30.44      57,894         $28.21      35,472         $23.13
Shares available for grant.......................        34,204                     41,347                     91,838

         All of the 11.8 million stock options assumed in connection with the TCI merger were in tandem with SARs, which were canceled on April 30, 1999. During 1999, 386,000 SARs (including 137,000 for TCI) were exercised. At December 31, 2000, there were no AT&T SARs outstanding.

         The following table summarizes information about the AT&T common stock options outstanding at December 31, 2000:

                                                           Options Outstanding                            Options Exercisable
                                         -------------------------------------------------------    -----------------------------
                                                                   Weighted-                           Number
                                                                    Average         Weighted-       Exercisable at    Weighted-
                                          Number Outstanding       Remaining         Average        December 31,        Average
Range of Exercise Prices                 at December 31, 2000  Contractual Life   Exercise Price        2000        Exercise Price
------------------------                 --------------------  ----------------   --------------    --------------  --------------
                                            (in thousands)                                          (in thousands)
$2.69 - $18.08.......................            21,182               5.0              $11.23            20,206         $10.99
$18.15 - $24.49......................            16,914               6.2              $22.51            11,808         $22.57
$24.50...............................            15,451               6.6              $24.50            15,451         $24.50
$24.55 - $26.18......................             8,664               6.2              $25.33             8,664         $25.33
$26.21...............................            17,299               6.1              $26.21            17,299         $26.21
$26.33 - $31.97......................            20,246               6.6              $30.31            12,501         $29.98
$32.09...............................            25,551               9.6              $32.09               141         $32.09
$32.19 - $42.04......................            26,908               8.5              $36.91            10,147         $39.57
$42.10...............................            26,975               7.1              $42.10            17,531         $42.10
$42.19 - $45.44......................            20,017               9.1              $45.25             1,927         $44.45
$45.48 - $59.75......................            23,581               8.6              $51.33             9,293         $50.40
$59.88 - $62.13......................            26,238               8.1              $59.89             6,482         $59.89
                                                -------                                                 -------
                                                249,026               7.5              $35.82           131,450         $30.44
                                                =======                                                 =======

         A summary of the AT&T Wireless Group tracking stock option transactions is shown below:

                                                                                                                       Weighted-
                                                                                                                        Average
                                                                                                                       Exercise
Shares in thousands                                                                                        2000          Price
                                                                                                          -------      ---------
Outstanding at January 1,............................................................................          --         $   --
Options granted......................................................................................      76,983         $29.29
Options exercised....................................................................................          --         $   --
Options canceled or forfeited........................................................................      (3,357)        $29.43
At December 31:
Options outstanding..................................................................................      73,626         $29.29
Options exercisable..................................................................................      12,391         $29.48
Shares available for grant...........................................................................      41,874

         The following table summarizes information about the AT&T Wireless Group tracking stock options outstanding at December 31, 2000:

                                                                                                          Options Exercisable
                                                         Options Outstanding                      ---------------------------------
                                           --------------------------------------------------           Number
                                                                 Weighted-                            Exercisable
                                                Number            Average         Weighted-               at           Weighted-
                                            Outstanding at       Remaining         Average           December 31,       Average
Range of Exercise Prices                   December 31, 2000  Contractual Life  Exercise Price           2000        Exercise Price
------------------------                   -----------------  ----------------  --------------    -----------------  --------------
                                            (in thousands)                                          (in thousands)
$17.06 - $21.00......................              305               9.9            $17.91                    --          $   --
$24.47...............................            1,741               9.8            $24.47                    --          $   --
$26.00 - $28.53......................            1,865               9.5            $27.62                   122          $27.21
$29.50...............................           69,715               9.3            $29.50                12,269          $29.50
                                                ------                                                    ------
                                                73,626               9.3            $29.29                12,391          $29.48
                                                ======                                                    ======

         AT&T has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If AT&T had elected to recognize compensation costs based on the fair value at the date of grant for awards in 2000, 1999 and 1998, consistent with the provisions of SFAS No. 123, net income and earnings per share amounts would have been as follows:

For the Years Ended December 31,                                                                          2000       1999       1998
                                                                                                          ----       ----       ----
AT&T Common Stock Group:
Income from continuing operations.................................................................      $2,342     $5,685     $4,932
Income (loss) from discontinued operations........................................................         283       (492)       153
Gain on sale of discontinued operations...........................................................          --         --      1,290
Extraordinary loss................................................................................          --         --        137
Income............................................................................................      $2,625     $ 5,193    $6,238
Earnings (loss) per AT&T Common Stock Group common share-basic:
Continuing operations.............................................................................      $ 0.67     $ 1.84     $ 1.84
Discontinued operations...........................................................................        0.08      (0.16)      0.06
Gain on sale of discontinued operations...........................................................          --         --       0.48
Extraordinary loss................................................................................          --         --       0.05
AT&T Common Stock Group earnings..................................................................      $ 0.75     $ 1.68     $ 2.33
Earnings (loss) per AT&T Common Stock Group common share-diluted:
Continuing operations.............................................................................      $ 0.66     $ 1.80     $ 1.82
Discontinued operations...........................................................................        0.08      (0.15)      0.06
Gains on sale of discontinued operations..........................................................          --         --       0.48
Extraordinary loss................................................................................          --         --       0.05
AT&T Common Stock Group earnings..................................................................      $ 0.74     $ 1.65     $ 2.31
AT&T Wireless Group:
Income............................................................................................      $   51     $   --     $   --
Earnings per share:
Basic and diluted.................................................................................      $ 0.14     $   --     $   --

         The pro forma effect on net income for 1998 may not be representative of the pro forma effect on net income of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to January 1, 1995.

         The weighted-average fair values at date of grant for AT&T common stock options granted during 2000, 1999 and 1998 were $12.10, $15.64 and $9.75, respectively, and were estimated using the Black-Scholes option-pricing model. The weighted-average risk-free interest rates applied for 2000, 1999 and 1998 were 6.29%, 5.10% and 5.33%, respectively. The following assumptions were applied for 2000, 1999 and 1998, respectively: (i) expected dividend yields of 1.6%, 1.7% and 2.1%, (ii) expected volatility rates of 33.5%, 28.3% and 23.8% and (iii) expected lives of 4.7 years in 2000 and 4.5 years for 1999 and 1998.

         The weighted-average fair values at date of grant for AT&T Wireless Group tracking stock options granted during 2000 was $14.20 and was estimated using the Black-Scholes option-pricing model. The following weighted-average assumptions were applied for 2000: (i) risk-free rate of 6.53%, (ii) expected volatility rate of 55.0% and (iii) expected life of 3.9 years.

16.  INCOME TAXES

         The following table shows the principal reasons for the difference between the effective income tax rate and the U.S. federal statutory income tax rate:


For the Years Ended December 31,                                                                        2000       1999       1998
                                                                                                        ----       ----       ----
U.S. federal statutory income tax rate..........................................................         35%        35%        35%
Federal income tax at statutory rate............................................................      $  845     $3,774     $2,853
Amortization of investment tax credits..........................................................         (23)       (10)       (14)
State and local income taxes, net of federal income tax effect..................................         176        279        190
In-process research and development write-off...................................................          --        208         --
Amortization of intangibles.....................................................................          91         26         17
Foreign rate differential.......................................................................         104         56         30
Taxes on repatriated and accumulated foreign income, net of tax credits.........................         (84)       (45)       (36)
Research and other credits......................................................................         (37)       (61)       (83)
Valuation allowance.............................................................................          --        (76)        38
Investment dispositions, acquisitions and legal entity restructurings...........................        (445)       (94)      (153)
Operating losses and charges relating to Excite@Home............................................       2,757         --         --
Other differences, net..........................................................................        (100)       (41)       147
Provision for income taxes......................................................................      $3,284     $4,016     $2,989
Effective income tax rate.......................................................................      136.1%      37.3%      36.7%

         The U.S. and foreign components of income from continuing operations before income taxes and the provision for income taxes are presented in this table:


For the Years Ended December 31,                                                                      2000        1999       1998
                                                                                                      ----        ----       ----
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
United States................................................................................       $2,823     $10,449     $7,953
Foreign......................................................................................         (409)        332        198
Total........................................................................................       $2,414     $10,781     $8,151
                                                                                                    ------     -------     ------
PROVISION FOR INCOME TAXES
CURRENT
   Federal...................................................................................       $2,323      $2,896     $2,714
   State and local...........................................................................          281         417        220
   Foreign...................................................................................           89         100         41
                                                                                                     2,693       3,413      2,975
DEFERRED
   Federal...................................................................................          633         593        (45)
   State and local...........................................................................          (14)         12         73
   Foreign...................................................................................           (5)          8         --
                                                                                                       614         613         28
Deferred investment tax credits..............................................................          (23)        (10)       (14)
Provision for income taxes...................................................................       $3,284     $ 4,016     $2,989
                                                                                                    ------     -------     ------

-----------

         In addition, we also recorded current and deferred income tax expenses (benefits) related to minority interest and net equity losses on other equity investments in the amounts of $(279) and $(251) in 2000, $(273) and $(249) in 1999 and $51 and $(119) in 1998, respectively.

         Deferred income tax liabilities are taxes we expect to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

         Deferred income tax liabilities and assets consist of the following:


At December 31,                                                                                              2000        1999
                                                                                                             ----        ----
LONG-TERM DEFERRED INCOME TAX LIABILITIES
   Property, plant and equipment...................................................................       $ 5,393     $ 4,447
   Investments.....................................................................................         9,558       6,477
   Franchise costs.................................................................................        18,571      11,998
   Other...........................................................................................         2,694       1,059

   Total long-term deferred income tax liabilities.................................................        36,216      23,981

LONG-TERM DEFERRED INCOME TAX ASSETS
   Business restructuring..........................................................................           127         120
   Net operating loss/credit carryforwards.........................................................           602         644
   Employee pensions and other benefits, net.......................................................         1,470       1,359
   Reserves and allowances.........................................................................            99         145
   Other...........................................................................................         2,604       1,429
   Valuation allowance.............................................................................          (740)       (223)

Total net long-term deferred income tax assets.....................................................         4,162       3,474

Net long-term deferred income tax liabilities......................................................       $32,054     $20,507
                                                                                                          -------     -------

CURRENT DEFERRED INCOME TAX LIABILITIES
   Investments.....................................................................................       $   670     $    --
   Other...........................................................................................           310         417

   Total current deferred income tax liabilities...................................................           980         417

CURRENT DEFERRED INCOME TAX ASSETS
   Business restructuring..........................................................................           155          47
   Employee pensions and other benefits............................................................           377         549
   Reserves and allowances.........................................................................           621         574
   Other...........................................................................................           586         407
   Valuation allowance.............................................................................           (39)         --

Total net current deferred income tax assets.......................................................         1,700       1,577

Net current deferred income tax assets.............................................................       $   720     $ 1,160
                                                                                                          -------     -------

         At December 31, 2000, we had net operating loss carryforwards (tax-effected), excluding Excite@Home, for federal and state income tax purposes of $36 and $125, respectively, expiring through 2015. In addition, we had federal tax credit carryforwards of $116, of which $35 have no expiration date and $81 expire through 2005. We also had state tax credit carryforwards (tax-effected) of $32 expiring through 2003. In connection with the TCI merger, we acquired certain federal and state net operating loss carryforwards subject to a valuation allowance of $59. If, in the future, the realization of these acquired deferred tax assets becomes more likely than not, any reduction of the associated valuation allowance will be allocated to reduce franchise costs and other purchased intangibles.


         At December 31, 2000, Excite@Home had net operating loss carryforwards (tax effected) for federal and state income tax purposes of $290 expiring through 2020. Utilization of Excite@Home's net operating loss carryforwards may be subject to a minor annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of a portion of Excite@Home's net operating loss carryforwards before utilization. The realization of Excite@Home's net deferred tax asset is dependent upon Excite@Home's future earnings, if any, the timing and amount of which are uncertain. In addition, Excite@Home is a separate taxpayer and is not a member of the AT&T consolidated tax group. Accordingly, Excite@Home provided a valuation allowance in an amount equal to its net deferred tax assets of $702 as of December 31, 2000. Approximately $142 of Excite@Home's valuation allowance at December 31, 2000, is attributable to stock option deductions, the benefit of which will be credited to paid-in capital when realized. Approximately $269 of Excite@Home's valuation allowance at December 31, 2000, is attributable to deferred tax assets that, if realized, will be allocated to first reduce goodwill, then other purchased intangibles, and then income tax expense.

         On August 10, 2001, AT&T completed the split-off of LMG. The IRS ruled that the split-off qualified as a tax-free transaction for AT&T, Liberty Media and their shareowners. Pursuant to the tax-sharing agreement dated March

9, 1999 between AT&T and LMG, AT&T is required to reimburse LMG approximately $816 for the value of certain TCI pre-acquisition net operating loss carryforwards. Also, in connection with a tax-sharing agreement between LMG and TCI that was executed prior to AT&T's acquisition of TCI, LMG is obligated to pay AT&T approximately $138 upon its split-off from AT&T.

17.  COMMITMENTS AND CONTINGENCIES

         In the normal course of business we are subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, we are unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2000. These matters could affect the operating results of any one quarter when resolved in future periods. However, we believe that after final disposition, any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual consolidated financial statements.

         We lease land, buildings and equipment through contracts that expire in various years through 2017. Our rental expense under operating leases was $705 in 2000, $622 in 1999 and $558 in 1998. The total of minimum rentals to be received in the future under noncancelable operating subleases as of December 31, 2000, was $209.

         The following table shows our future minimum commitments due under noncancelable operating and capital leases at December 31, 2000:

                                               Operating Leases   Capital Leases
2001.........................................      $  514            $ 149
2002.........................................         433              137
2003.........................................         383               87
2004.........................................         342               66
2005.........................................         304               63
Later years..................................       1,027              175
                                                   ------            -----
Total minimum lease payments.................      $3,003              677
                                                   ======

Less: Amount representing interest...........                         (179)
                                                                     -----
Present value of net minimum lease payments..                        $ 498
                                                                     =====

         AT&T has an agreement with Motorola, Inc. to purchase a minimum of 1.25 million digital set-top devices at an average price of $248 per unit in 2001. During 2000, AT&T satisfied its obligation under a previous agreement with Motorola, Inc. to purchase set-top devices.

         Through a joint venture (70% owned by AT&T and 30% owned by BT), AT&T and BT have a 31% ownership of AT&T Canada Corp. as a result of the 1999 merger between AT&T Canada Corp. and MetroNet Communications, Corp. In connection with this merger, the AT&T and BT joint venture has the right to call, or arrange for another entity to call, the remaining 69% of AT&T Canada for the greater of Cdn$40.56 per share, which represented the projected value as of December 31, 2000, with an accretion of 4% each quarter that began on June 30, 2000, or the then-appraised fair market value. If we do not exercise our call rights by June 30, 2003, the shares would be put up for auction, and the AT&T and BT joint venture would have to make the shareholders whole for the difference between the proceeds received in auction and the greater of the fair market value or the accreted value. The exact timing of any purchase will likely be partially dependent upon the future status of Canadian foreign-ownership regulations.

18.  RELATED PARTY TRANSACTIONS

         AT&T has various related party transactions with Concert as a result of the closure of this global venture in early January 2000.

         Included in revenue for the year ended December 31, 2000, is $1,080, for services provided to Concert.

         Included in access and other connection expenses for the year ended December 31, 2000, are charges from Concert representing costs incurred on our behalf to connect calls made to foreign countries (international settlements) and costs paid by AT&T to Concert for distributing Concert products totaling $2,364.

         During the first quarter of 2000, AT&T contributed property, plant and equipment of approximately $1,600 to Concert. AT&T also loaned $1,000 to Concert; that loan is included within "Other investments and related advances" in the accompanying 2000 Consolidated Balance Sheet. Interest income of $67 was recognized for the year ended December 31, 2000.

         At December 31, 2000, AT&T had a floating rate loan payable to Concert in the amount of $126. The loan, which is due on demand, is included in "Debt maturing within one year" in the accompanying Consolidated Balance Sheet. Interest expense was $6 for the year ended December 31, 2000.

         Included in accounts receivable and accounts payable at December 31, 2000, was $462 and $518, respectively, related to transactions with Concert. Included in other receivables and other current liabilities at December 31, 2000, was $1,106 and $1,032, respectively, related to transactions associated with Concert.

         In addition, we had various related party transactions with LMG. Included in costs of services and products were programming expenses related to services from LMG. These expenses amounted to $239 for the year ended December 31, 2000 and $184 for the 10 months ended December 31, 1999, respectively.

         Included in "Investment in Liberty Media Group and related receivables, net" was $155 and $27 at December 31, 2000 and 1999, respectively, primarily related to taxes pursuant to a tax-sharing agreement between LMG and Broadband. That agreement existed prior to the TCI merger.

19.  SEGMENT REPORTING

         AT&T's results are segmented according to the way we manage our business: Business Services, Consumer Services and Broadband.

         Our Business Services segment offers a variety of global communications services, including long distance, local, and data and Internet protocol (IP) networking, to small and medium-sized businesses, large domestic and multinational businesses and government agencies. Business Services is also a provider of voice, data and IP transport to service resellers (wholesale services). Also included in the Business Services segment is AT&T Solutions, our outsourcing and network-management business.

         Our Consumer Services segment provides a variety of any-distance communications services, including long distance, local toll (intrastate calls outside the immediate local area) and Internet access to residential customers. In addition, Consumer Services provides prepaid calling card and operator-handled calling services. Local phone service is also provided in certain areas.

         Our Broadband segment offers a variety of services through our cable broadband network, including traditional analog video and new services such as digital video, high-speed data and broadband telephony.

         The balance of AT&T's operations (excluding LMG) is included in a "Corporate and Other" category. This category reflects corporate staff functions and the elimination of transactions between segments, as well as the results of Excite@Home and international operations and ventures. LMG is not an operating segment of AT&T because AT&T does not have a controlling financial interest in

LMG for financial accounting purposes. Therefore, we account for this investment under the equity method. Additionally, LMG's results are not reviewed by the chief operating decision-makers for purposes of determining resources to be allocated.

         Total assets for our reportable segments generally include all assets, except intercompany receivables. Prepaid pension assets and corporate-owned or leased real estate are generally held at the corporate level and therefore, are included in the Corporate and Other category. Shared network assets are allocated to the segments and reallocated each January based on two years of volumes. Capital additions for each segment include capital expenditures for property, plant and equipment, acquisitions of licenses, additions to nonconsolidated investments, increases in franchise costs and additions to internal-use software.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1). AT&T evaluates performance based on several factors, of which the primary financial measure is earnings before interest and taxes, including pretax minority interest and net pretax losses from other equity investments (EBIT).

         Generally, AT&T accounts for Business Services' and Broadband's intersegment transactions at market prices.

REVENUE


For the Years Ended December 31,                                                                      2000        1999        1998
                                                                                                      ----        ----        ----
   Business Services external revenue.......................................................       $28,157     $28,087     $25,001
   Business Services internal revenue.......................................................           743         605         356
                                                                                                   -------     -------     -------

Total Business Services revenue.............................................................        28,900      28,692      25,357
Consumer Services external revenue..........................................................        18,894      21,753      22,763
   Broadband external revenue...............................................................         8,212       5,069          --
   Broadband internal revenue...............................................................            14           1          --
                                                                                                   -------     -------     -------

Total Broadband revenue.....................................................................         8,226       5,070          --
      Total reportable segments.............................................................        56,020      55,515      48,120
Corporate and Other(1)......................................................................          (487)       (542)       (303)
                                                                                                   -------     -------     -------

Total revenue...............................................................................       $55,533     $54,973     $47,817
                                                                                                   =======     =======     =======

(1) Includes $248 and $10 related to Excite@Home in 2000 and 1999, respectively.

DEPRECIATION AND AMORTIZATION(1)

For the Years Ended December 31,                                                                        2000        1999        1998
                                                                                                        ----        ----        ----
Business Services.............................................................................        $4,220      $4,219      $3,357
Consumer Services.............................................................................           167         184         116
Broadband.....................................................................................         3,063       1,636          --
                                                                                                      ------      ------      ------
      Total reportable segments...............................................................         7,450       6,039       3,473
Corporate and Other(2)........................................................................         1,139         155         104
                                                                                                      ------      ------      ------
Total depreciation and amortization...........................................................        $8,589      $6,194      $3,577
                                                                                                      ======      ======      ======

(1) Includes the amortization of goodwill, franchise costs and other purchased intangibles.

(2) Includes $991 and $38 related to Excite@Home in 2000 and 1999, respectively.

EARNINGS (LOSSES) FROM OTHER EQUITY INVESTMENTS

For the Years Ended December 31,                                                                       2000        1999        1998
                                                                                                       ----        ----        ----
Business Services............................................................................         $  35       $ (72)      $(128)

Broadband....................................................................................          (215)       (396)         --
                                                                                                      -----       -----       -----
      Total reportable segments..............................................................          (180)       (468)       (128)
Corporate and Other(1).......................................................................          (408)       (288)         19
                                                                                                      -----       -----       -----
Total net (losses) from other equity investments.............................................         $(588)      $(756)      $(109)
                                                                                                      =====       =====       =====

(1) Includes $(382) and $(311) related to Excite@Home in 2000 and 1999, respectively.

RECONCILIATION OF EBIT TO INCOME BEFORE INCOME TAXES


For the Years Ended December 31,                                 2000         1999         1998
                                                               --------     --------     --------
Business Services .........................................    $  5,990     $  5,248     $  4,017
Consumer Services .........................................       6,893        7,619        6,289
Broadband .................................................      (1,240)      (1,545)        --
                                                               --------     --------     --------

      Total reportable segments ...........................      11,643       11,322       10,306
Corporate and Other(1) ....................................      (3,279)        (441)      (2,040)
Less: Pretax minority interest income (expense) ...........       4,003         (180)          (1)
Add: Pretax losses from other equity investments ..........       1,017        1,223          177
Interest expense ..........................................      (2,964)      (1,503)        (293)
                                                               --------     --------     --------

Total income from continuing operations before income taxes    $  2,414     $ 10,781     $  8,151
                                                               ========     ========     ========

(1) Includes $(3,603) and $(686) related to Excite@Home in 2000 and 1999, respectively. The Excite@Home EBIT impact in 2000 includes $2,630 of net restructuring and other charges.



ASSETS


At December 31,                                                     2000        1999        1998
                                                                  --------    --------    --------
Business Services ............................................    $ 42,747    $ 37,974    $ 27,320
Consumer Services ............................................       3,150       3,781       3,732
Broadband ....................................................     114,848      53,810        --

   Total reportable segments .................................     160,745      95,565      31,052
                                                                   -------      ------      ------

Corporate and Other assets:
   Other segments ............................................       1,174       1,204       1,227
   Prepaid pension costs .....................................       3,003       2,464       2,074
   Deferred income taxes .....................................         406         527         815
   Other corporate assets(1) .................................       7,518       7,874       4,966
   Net assets of discontinued operations .....................      27,224      17,363      14,051
Investment in Liberty Media Group and related receivables, net      34,290      38,460        --
                                                                  --------    --------    --------

Total assets .................................................    $234,360    $163,457    $ 54,185
                                                                  ========    ========    ========

 (1) Includes $2,541 and $2,726 related to Excite@Home for 2000 and 1999, respectively.



EQUITY INVESTMENTS (EXCLUDING LMG)


At December 31,                               2000          1999          1998
                                            --------      --------      --------
Business Services ....................      $  2,355      $    582      $     51
Broadband ............................         6,473        10,327            --
                                            --------      --------      --------

   Total reportable segments .........         8,828        10,909            51
Corporate and Other(1) ...............         1,666         3,012           344
                                            --------      --------      --------

Total equity investments .............      $ 10,494      $ 13,921      $    395
                                            ========      ========      ========

(1) Includes $35 and $2,726 related to Excite@Home for 2000 and 1999, respectively.



CAPITAL ADDITIONS


For the Years Ended December 31,                 2000         1999         1998
                                               --------     --------     --------
Business Services .......................      $  6,839     $  9,091     $  6,773
Consumer Services .......................           148          299           99
Broadband ...............................         4,968        4,759           --
                                               --------     --------     --------

   Total reportable segments ............        11,955       14,149        6,872
Corporate and Other(1) ..................         1,683          271          310
                                               --------     --------     --------

Total capital additions .................      $ 13,638     $ 14,420     $  7,182
                                               ========     ========     ========

(1) Includes $92 related to Excite@Home in 2000.

         Geographic information is not presented due to the immateriality of revenue attributable to international customers.

         Reflecting the dynamics of our business, we continually review our management model and structure and make adjustments accordingly.

20.  GUARANTEE OF PREFERRED SECURITIES

TCI Securities:

         Prior to the consummation of the TCI merger, TCI issued mandatorily redeemable preferred securities through subsidiary trusts that held subordinated debt securities of TCI. At December 31, 2000, $1,246 of the guaranteed redeemable preferred securities remained outstanding.

MediaOne Securities:

         Prior to the consummation of the MediaOne merger, MediaOne issued mandatorily redeemable preferred securities through subsidiary trusts that held subordinated debt securities of MediaOne. At December 31, 2000, $776 of the guaranteed securities remained outstanding.

         AT&T provides a full and unconditional guarantee on the outstanding securities issued by TCI Communications Financing I, II and IV and the outstanding securities issued by MediaOne Financing I and II and MediaOne Finance II and III. Following are the condensed consolidating financial statements of AT&T Corp., which include the financial results of TCI and MediaOne for each of the corresponding periods. The results of MediaOne have been included in the financial results of AT&T since the date of acquisition on June 15, 2000, and the results of TCI have been included since the March 9, 1999, date of acquisition.

CONSOLIDATING CONDENSED BALANCE SHEET
As of December 31, 2000



                           Guarantor    Guarantor     Guarantor        TCI           TCI           TCI
                             AT&T      Subsidiary    Subsidiary     Financing     Financing     Financing
                            Parent         TCI        MediaOne          I             II            IV
                           ---------    ---------     ---------     ---------     ---------     ---------
ASSETS
Cash and cash
   equivalents ........    $      --    $      --     $      --     $      --     $      --     $      --
Receivables ...........       11,424        2,577            78
Investments ...........
Deferred income taxes .          811
Other current assets ..        1,103           11
TOTAL CURRENT ASSETS ..       13,338        2,588            78

Property, plant &
   equipment, net .....        9,463          102            22
Franchise costs, net ..          838           30
Goodwill, net .........          161                     19,786
Investment in Liberty
   Media Group and
   related receivables,
   net ................                    34,290
Other investments and
   related advances ..       164,844       32,650        27,712
Other assets ..........        5,500          186                         528           514           204
Net assets of
   discontinued
   operations .........
TOTAL ASSETS ..........    $ 194,144    $  69,846     $  47,598     $     528     $     514     $     204

LIABILITIES
Debt maturing within
   one year ...........    $  52,556    $     664     $   2,337     $      --     $      --     $      --
Liability under put
   options ............
Other current
   liabilities ........        9,535        1,129            76
TOTAL CURRENT
   LIABILITIES ........       62,091        1,793         2,413

Long-term debt ........       21,333       30,096         1,702           528           514           204
Deferred income taxes .          569                        230
Other long-term
   liabilities and
   deferred credits ...        7,341          773           129
TOTAL LIABILITIES .....       91,334       32,662         4,474           528           514           204

Minority Interest .....
Company-Obligated
   Convertible
   Quarterly Income
   Preferred Securities
   of Subsidiary Trust
   Holding Solely
   Subordinated Debt
   Securities of AT&T .        4,710

SHAREOWNERS' EQUITY
AT&T Common Stock .....        4,176
AT&T Wireless Group
   common stock .......          362
Liberty Media Group
   Class A Common Stock        2,364
Liberty Media Group
   Class B Common Stock          206
Other shareowners'
   equity .............       90,992       37,184        43,124
TOTAL SHAREOWNERS'
   EQUITY .............       98,100       37,184        43,124
TOTAL LIABILITIES AND
   SHAREOWNERS' EQUITY     $ 194,144    $  69,846     $  47,598     $     528     $     514     $     204


                                                                                               Elimination
                           Media-One    Media-One    Media-One     Media-One       Non-            and
                           Financing    Financing     Finance       Finance     Guarantor     Consolidation   Consolidated
                               I           II            II           III      Subsidiaries     Adjustments    AT&T Corp.
                           ---------    ---------    ---------     ---------   ------------     -----------    ----------
ASSETS
Cash and cash
   equivalents ........    $      --    $      --    $      --     $      --    $      64       $      --      $      64
Receivables ...........                                                            48,896         (51,922)        11,053
Investments ...........                                                             2,102                          2,102
Deferred income taxes .                                                               (91)                           720
Other current assets ..                                                              (328)             (5)           781
TOTAL CURRENT ASSETS ..                                                            50,643         (51,927)        14,720

Property, plant &
   equipment, net .....                                                            31,685              (3)        41,269
Franchise costs, net ..                                                            47,350                         48,218
Goodwill, net .........                                                             6,835                         26,782
Investment in Liberty
   Media Group and
   related receivables,
   net ................                                                                                           34,290
Other investments and
   related advances ..                                                             19,673        (214,004)        30,875
Other assets ..........           51           44          230           516       15,714         (12,505)        10,982
Net assets of
   discontinued
   operations .........                                                            24,876           2,348         27,224
TOTAL ASSETS ..........    $      51    $      44    $     230     $     516    $ 196,776       $(276,091)     $ 234,360

LIABILITIES
Debt maturing within
   one year ...........    $      --    $      --    $      --     $      --    $   5,432       $ (29,151)     $  31,838
Liability under put
   options ............                                                             2,564                          2,564
Other current
   liabilities ........                                                            11,219          (8,386)        13,573
TOTAL CURRENT
   LIABILITIES ........                                                            19,215         (37,537)        47,975

Long-term debt ........           30           28          214           504        2,558         (24,622)        33,089
Deferred income taxes .                                                            31,255                         32,054
Other long-term
   liabilities and
   deferred credits ...                                                               331             (81)         8,493
TOTAL LIABILITIES .....           30           28          214           504       53,359         (62,240)       121,611

Minority Interest .....                                                             4,841                          4,841
Company-Obligated
   Convertible
   Quarterly Income
   Preferred Securities
   of Subsidiary Trust
   Holding Solely
   Subordinated Debt
   Securities of AT&T .                                                                                            4,710

SHAREOWNERS' EQUITY
AT&T Common Stock .....                                                              (416)                         3,760
AT&T Wireless Group
   common stock .......                                                                                              362
Liberty Media Group
   Class A Common Stock                                                                                            2,364
Liberty Media Group
   Class B Common Stock                                                                                              206
Other shareowners'
   equity .............           21           16           16            12      138,992        (213,851)        96,506
TOTAL SHAREOWNERS'
   EQUITY .............           21           16           16            12      138,576        (213,851)       103,198
TOTAL LIABILITIES AND
   SHAREOWNERS' EQUITY     $      51    $      44    $     230     $     516    $ 196,776       $(276,091)     $ 234,360

CONSOLIDATING CONDENSED INCOME STATEMENT
For the year ended December 31, 2000



                            Guarantor     Guarantor    Guarantor      TCI          TCI          TCI
                              AT&T       Subsidiary   Subsidiary   Financing    Financing    Financing
                             Parent         TCI        MediaOne        I            II          IV
                            ---------    ----------   ----------   ---------    ---------    ---------
Revenue ................    $  22,234    $      --    $      --    $      --    $      --    $      --

Operating Expenses
Costs of services and
   products ............        2,961
Access and other
   connection ..........        7,047
Selling, general and
   administrative ......        2,071           19           29
Depreciation and
   other amortization ..        1,806           52            7
Amortization of
   goodwill, franchise
   costs and other
   purchased intangibles           50            6          226
Net restructuring
   and other charges ...          443           60
Total operating
   expenses ............       14,378          137          262

Operating income (loss)         7,856         (137)        (262)

Other income (expense) .          971           30           64           43           46           18
Interest expense
   (benefit) ...........        4,786        1,793          170           43           46           18
Income (loss) from
   continuing
   operations before
   income taxes,
   minority interest
   and earnings
   (losses) from
   equity investments ..        4,041       (1,900)        (368)

Provision (benefit)
   for income taxes ....        1,505         (727)         (54)
Minority interest
   income (expense) ....         (161)
Equity earnings from
   Liberty Media Group .                     1,488
Net earnings (losses)
   from other equity ...        6,258       (3,765)        (202)
   investments
Income (loss) from
   continuing operations        8,633       (3,450)        (516)

Income from
   discontinued
   operations (net
   of income taxes) ....
Net income (loss) ......        8,633       (3,450)        (516)
Dividend requirements
   on preferred stock
   held by AT&T, net ...
Net income (loss)
   after preferred
   stock dividends .....    $   8,633    $  (3,450)   $    (516)   $      --    $      --    $      --


                                                                                              Elimination
                            Media-One    Media-One    Media-One   Media-One       Non-           and
                            Financing    Financing     Finance     Finance     Guarantor     Consolidation   Consolidated
                                I           II           II          III      Subsidiaries    Adjustments     AT&T Corp.
                            ---------    ---------    ---------   ---------   -----------     -----------     ----------
Revenue ................    $      --    $      --    $      --   $      --    $  35,386       $  (2,087)     $  55,533

Operating Expenses
Costs of services and
   products ............                                                          11,536          (1,702)        12,795
Access and other
   connection ..........                                                           6,425            (332)        13,140
Selling, general and
   administrative ......                                                           7,649             (16)         9,752
Depreciation and
   other amortization ..                                                           4,059                          5,924
Amortization of
   goodwill, franchise
   costs and other
   purchased intangibles                                                           2,383                          2,665
Net restructuring
   and other charges ...                                                           6,526                          7,029
Total operating
   expenses ............                                                          38,578          (2,050)        51,305

Operating income (loss)                                                           (3,192)            (37)         4,228

Other income (expense) .            2            2           11          25        4,242          (4,304)         1,150
Interest expense
   (benefit) ...........            1            1           11          24          311          (4,240)         2,964
Income (loss) from
   continuing
   operations before
   income taxes,
   minority interest
   and earnings
   (losses) from
   equity investments ..            1            1                        1          739            (101)         2,414

Provision (benefit)
   for income taxes ....                                                  1        2,559                          3,284
Minority interest
   income (expense) ....                                                           4,264                          4,103
Equity earnings from
   Liberty Media Group .                                                                                          1,488
Net earnings (losses)
   from other equity ...                                                            (586)         (2,293)          (588)
   investments
Income (loss) from
   continuing operations            1            1                                 1,858          (2,394)         4,133

Income from
   discontinued
   operations (net
   of income taxes) ....                                                             546             (10)           536
Net income (loss) ......            1            1                                 2,404          (2,404)         4,669
Dividend requirements
   on preferred stock
   held by AT&T, net ...                                                             111            (111)
Net income (loss)
   after preferred
   stock dividends .....    $       1    $       1    $      --   $      --    $   2,293       $  (2,293)     $   4,669

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
For the year ended December 31, 2000




                             Guarantor     Guarantor     Guarantor       TCI         TCI         TCI
                               AT&T       Subsidiary    Subsidiary    Financing   Financing   Financing
                              Parent         TCI         MediaOne         I           II          IV
                             ---------    ----------    ----------    ---------   ---------   ---------
NET CASH PROVIDED BY
   (USED IN) OPERATING
   ACTIVITIES OF
   CONTINUING OPERATIONS     $   2,735    $    (374)    $    (138)    $      --   $      --   $      --

INVESTING ACTIVITIES
Capital expenditures
   and other additions .           (51)         (79)          (21)
Equity investment
   distributions
   and sales ...........           363                      1,384
Equity investment
   contributions and
   purchases ...........        (1,700)      (7,360)
Net (acquisitions)
   dispositions of
   businesses net
   of cash
   acquired/disposed ...       (23,943)
Other ..................        (2,057)         (48)
NET CASH (USED IN)
   PROVIDED BY INVESTING
   ACTIVITIES OF
   CONTINUING OPERATIONS       (27,388)      (7,487)        1,363


FINANCING ACTIVITIES
Proceeds from long-term
   debt issuances ......           739
Proceeds from debt
   from AT&T ...........         5,867       13,743           275
Retirement of
   long-term debt ......          (498)      (1,058)
Retirement of AT&T
   debt ................                     (4,990)       (1,500)
Issuance of AT&T
   Wireless Group
   common shares .......        10,314
Dividends paid on
   common stock ........        (3,047)
Increase (decrease)
   in short-term
   borrowings, net .....        12,108
Other ..................          (830)         166
NET CASH PROVIDED BY
   (USED IN) FINANCING
   ACTIVITIES OF
   CONTINUING OPERATIONS        24,653        7,861        (1,225)

Net cash provided by
   (used in)
   discontinued
   operations ..........
Net (decrease)
   increase in cash
   and cash equivalents
Cash and cash
   equivalents at
   beginning of year ...
Cash and cash
   equivalents at
   end of period .......     $      --    $      --     $      --     $      --   $      --   $      --

                                                                                                  Elimination
                             Media-One    Media-One    Media-One     Media-One        Non-            and
                             Financing    Financing     Finance       Finance      Guarantor     Consolidation   Consolidated
                                 I            II           II           III       Subsidiaries    Adjustments     AT&T Corp.
                             ---------    ---------    ---------     ---------    ------------    -----------     ----------
NET CASH PROVIDED BY
   (USED IN) OPERATING
   ACTIVITIES OF
   CONTINUING OPERATIONS     $       1    $       1    $      --     $      --     $   9,079       $     361      $  11,665

INVESTING ACTIVITIES
Capital expenditures
   and other additions .                                                             (10,760)                       (10,911)
Equity investment
   distributions
   and sales ...........                                                                 629          (1,384)           992
Equity investment
   contributions and
   purchases ...........                                                                (694)          7,360         (2,394)
Net (acquisitions)
   dispositions of
   businesses net
   of cash
   acquired/disposed ...                                                               7,286                        (16,657)
Other ..................                                                              (6,186)          7,216         (1,075)
NET CASH (USED IN)
   PROVIDED BY INVESTING
   ACTIVITIES OF
   CONTINUING OPERATIONS                                                              (9,725)         13,192        (30,045)


FINANCING ACTIVITIES
Proceeds from long-term
   debt issuances ......                                                               3,862                          4,601
Proceeds from debt
   from AT&T ...........                                                               4,595         (24,480)
Retirement of
   long-term debt ......                                                                (562)                        (2,118)
Retirement of AT&T
   debt ................                                                                               6,490
Issuance of AT&T
   Wireless Group
   common shares .......                                                                                             10,314
Dividends paid on
   common stock ........                                                                                             (3,047)
Increase (decrease)
   in short-term
   borrowings, net .....                                                                 706           4,159         16,973
Other ..................            (1)          (1)                                  (1,242)            917           (991)
NET CASH PROVIDED BY
   (USED IN) FINANCING
   ACTIVITIES OF
   CONTINUING OPERATIONS            (1)          (1)                                   7,359         (12,914)        25,732

Net cash provided by
   (used in)
   discontinued
   operations ..........                                                              (7,667)           (639)        (8,306)
Net (decrease)
   increase in cash
   and cash equivalents                                                                 (954)                          (954)
Cash and cash
   equivalents at
   beginning of year ...                                                               1,018                          1,018
Cash and cash
   equivalents at
   end of period .......     $      --    $      --    $      --     $      --     $      64       $      --      $      64

CONSOLIDATING CONDENSED BALANCE SHEET
As of December 31, 1999


                                                                                                     ELIMINATION
                           GUARANTOR     GUARANTOR      TCI       TCI        TCI                          AND
                              AT&T      SUBSIDIARY   FINANCING  FINANCING  FINANCING  NON-GUARANTOR  CONSOLIDATION   CONSOLIDATED
                             PARENT         TCI          I        II         IV       SUBSIDIARIES    ADJUSTMENTS      AT&T CORP.
                           ----------   ----------   ---------  ---------  --------   ------------   ------------    ------------
ASSETS
Cash and cash
   equivalents .......      $     --      $    --      $ --      $ --      $    --      $   1,018       $      --       $  1,018
Receivables ..........        12,513            5                                          40,968         (44,244)         9,242
Deferred income taxes            945                                                          215                          1,160
Other current assets .           381            3                                             545              (5)           924
TOTAL CURRENT ASSETS .        13,839            8                                          42,746         (44,249)        12,344

Property, plant &
   equipment, net ....        11,078          128                                          22,160                         33,366
Franchise costs, net .                          8                                          32,685                         32,693
Goodwill, net ........            88                                                        5,222                          5,310
Investment in Liberty
   Media Group and
   related
   receivables, net ..                     38,460                                                                         38,460
Other investments and
   related advances ..       111,056       34,046                                          18,829        (149,075)        14,856
Other assets .........         5,143           74       528       521          217          9,368          (6,786)         9,065
Net assets of
   discontinued
   operations ........                                                                     17,449             (86)        17,363
TOTAL ASSETS .........      $141,204      $72,724      $528      $521      $   217      $ 148,459       $(200,196)      $163,457

LIABILITIES
Debt maturing within
   one year ..........      $ 40,246      $ 1,136      $ --      $ --      $   --       $   5,988       $ (34,890)      $ 12,480
Other current
   liabilities .......         6,319        1,462                                          13,855          (8,098)        13,538
TOTAL CURRENT
   LIABILITIES .......        46,565        2,598                                          19,843         (42,988)        26,018

Long-term debt .......        13,429       18,873       528       521          217            889         (11,243)        23,214
Deferred income taxes             78                                                       20,429                         20,507
Other long-term
   liabilities and
   deferred credits ..         6,600          153                                           1,069            (103)         7,719
TOTAL LIABILITIES ....        66,672       21,624       528       521          217         42,230         (54,334)        77,458

Minority Interest ....             5                                                        2,367                          2,372
Company-Obligated
   Convertible
   Quarterly Income
   Preferred
   Securities of
   Subsidiary Trust
   Holding Solely
   Subordinated Debt .         4,700                                                                                       4,700
   Securities of AT&T

SHAREOWNERS' EQUITY
AT&T Common Stock ....         3,483                                                         (287)                         3,196
Liberty Media Group
   Class A Common ....         2,314                                                                                       2,314
   Stock
Liberty Media Group
   Class B Common
   Stock .............           217                                                                                         217
Other shareowners'
   equity ............        63,813       51,100                                         104,149        (145,862)        73,200
TOTAL SHAREOWNERS'
   EQUITY ............        69,827       51,100                                         103,862        (145,862)        78,927
TOTAL LIABILITIES AND
   SHAREOWNERS' EQUITY      $141,204      $72,724      $528      $521      $   217      $ 148,459       $(200,196)      $163,457

CONSOLIDATING CONDENSED INCOME STATEMENT
For the year ended December 31, 1999

                                                                                                       ELIMINATION
                            GUARANTOR     GUARANTOR       TCI       TCI       TCI          NON-           AND
                               AT&T       SUBSIDIARY   FINANCING  FINANCING  FINANCING   GUARANTOR    CONSOLIDATION   CONSOLIDATED
                              PARENT         TCI           I         II        IV       SUBSIDIARIES    ADJUSTMENTS    AT&T CORP.
                            ----------    ----------   ---------  ---------  --------   ------------   ------------   ------------
Revenue ................     $ 24,755      $    --         $--       $--      $   --       $ 31,879       $(1,661)      $ 54,973

Operating Expenses
Costs of services and
   products ............        1,536                                                        10,707        (1,230)        11,013
Access and other
   connection ..........        8,403                                                         6,232          (196)        14,439
Selling, general and
   administrative ......        4,363          575                                            5,960            (4)        10,894
Depreciation and other
   amortization ........        2,072           49                                            3,016                        5,137
Amortization of
   goodwill, franchise
   costs and other
   purchased intangibles
                                   34            4                                            1,019                        1,057
Net restructuring and
   other charges .......           18          326                                              631                          975
Total operating
   expenses ............       16,426          954                                           27,565        (1,430)        43,515

Operating income
   (loss) ..............        8,329         (954)                                           4,314          (231)        11,458

Other income (expense) .          539            6          36        40          16          2,734        (2,545)           826
Interest expense
   (benefit) ...........        3,186          342          36        40          16            634        (2,751)         1,503
Income (loss) from
   continuing
   operations
   before income taxes,
   minority interest and
   earnings (losses)
   from equity
   investments .........        5,682       (1,290)                                           6,414           (25)        10,781

Provision (benefit) for
   income taxes ........        2,118         (363)                                           2,261                        4,016
Minority interest
   income (expense) ....          (87)                                                          (39)                        (126)
Equity earnings from
   Liberty Media Group .                    (2,022)                                                                       (2,022)
Net earnings (losses)
   from other equity
   investments .........        4,171       (1,271)                                            (779)       (2,877)          (756)
Income (loss) from
   continuing
   operations ..........        7,648       (4,220)                                           3,335        (2,902)         3,861

Income from
   discontinued
   operations (net of
   income taxes) .......                                                                       (458)           25           (433)
Net income (loss) ......     $  7,648      $(4,220)        $--       $--      $   --       $  2,877       $(2,877)      $  3,428

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
For the year ended December 31, 1999


                                                                                                        ELIMINATION
                          GUARANTOR     GUARANTOR      TCI       TCI        TCI                            AND
                            AT&T       SUBSIDIARY   FINANCING  FINANCING  FINANCING    NON-GUARANTOR  CONSOLIDATION   CONSOLIDATED
                           PARENT         TCI           I        II          IV        SUBSIDIARIES     ADJUSTMENTS     AT&T CORP.
                           ------        -----         ---       ---       ------         --------       ------         --------
NET CASH PROVIDED BY
   (USED IN) OPERATING
   ACTIVITIES OF
   CONTINUING
   OPERATIONS ........     $  2,672      $  (578)      $--       $--       $     --       $  8,613       $   (198)      $ 10,509

INVESTING ACTIVITIES
Capital expenditures
   and other additions       (1,733)         (60)                 --             --         (9,797)            --        (11,590)
Equity investment
   distributions and
   sales .............           61           --                  --             --          1,513             --          1,574
Equity investment
   contributions and
   purchases .........       (5,473)      (1,857)                 --             --         (2,364)         1,857         (7,837)
Net (acquisitions)
   dispositions of
   businesses net
   of cash
   acquired/disposed .       (6,405)          --                  --             --            436             --         (5,969)
Other ................         (203)         103                  --             --        (15,056)        15,094            (62)
NET CASH (USED IN)
   PROVIDED BY
   INVESTING
   ACTIVITIES OF
   CONTINUING
   OPERATIONS ........      (13,753)      (1,814)                 --             --        (25,268)        16,951        (23,884)

FINANCING ACTIVITIES
Proceeds from
   long-term debt
   issuances .........        8,396           --                                 --             --             --          8,396
Proceeds from debt
   from AT&T .........           --        5,866                  --             --          5,365        (11,231)            --
Retirement of
   long-term debt ....       (1,014)      (1,365)                 --             --            124             --         (2,255)
Retirement of AT&T
   debt ..............           --       (2,109)                                --             --          2,109             --
Issuance of AT&T
   convertible
   securities ........        4,694           --                  --             --            (56)            --          4,638
Net acquisitions of
   treasury shares ...       (4,624)          --                                 --             --             --         (4,624)
Dividends paid on
   common stock ......       (2,685)          --                  --             --            (27)            --         (2,712)
Increase (decrease)
   in short-term
   borrowings, net ...       19,154           --                  --             --         (1,207)        (7,774)        10,173
Other ................      (13,215)          --                  --             --         13,365             88            238
NET CASH PROVIDED BY
   (USED IN) FINANCING
   ACTIVITIES OF
   CONTINUING
   OPERATIONS ........       10,706        2,392                  --             --         17,564        (16,808)        13,854

Net cash provided by
   (used in)
   discontinued
   operations ........           --           --                  --             --         (2,649)            55         (2,594)
Net (decrease)
   increase in cash
   and cash
   equivalents .......         (375)          --                  --             --         (1,740)            --         (2,115)
Cash and cash
   equivalents at
   beginning of year .          375           --                  --             --          2,758             --          3,133
Cash and cash
   equivalents at end
   of period .........     $     --      $    --        $--      $--       $     --       $  1,018       $     --       $  1,018

21.  QUARTERLY INFORMATION (UNAUDITED)


                                                                                 First       Second       Third      Fourth

2000
Revenue(1).....................................................................$13,703      $13,744     $14,176     $13,910
Operating income (loss)(2).....................................................  2,347        3,140       2,907      (4,166)
Income (loss) from continuing operations.......................................  2,650        1,857       3,074      (3,448)
Income (loss) from discontinued operations - net of income taxes...............     33          177         (2)         328
Net income (loss).............................................................. $2,683       $2,034      $3,072    $ (3,120)
AT&T Common Stock Group:
Earnings (loss) per share - basic:
   Continuing operations.......................................................   $.54         $.49        $.35      $ (.52)
   Discontinued operations ....................................................    .01          .05          --         .07
   Total ......................................................................   $.55         $.54        $.35      $ (.45)
Earnings (loss) per share - diluted:
   Continuing operations.......................................................   $.53         $.48        $.35      $ (.52)
   Discontinued operations.....................................................    .01          .05          --         .07
   Total ......................................................................   $.54         $.53        $.35      $ (.45)
Dividends declared.............................................................   $.22         $.22        $.22      $.0375
AT&T Wireless Group(3):
Earnings (loss) from discontinued operations per share:
   Basic and diluted...........................................................   $ --         $.06      $ (.01)       $.16
Liberty Media Group(3):
Earnings (loss) per share:
   Basic and diluted(4)........................................................   $.37         $.10        $.68      $ (.57)
Stock price(5):
AT&T common stock
   High........................................................................ $47.37       $45.67      $27.33      $23.30
   Low.........................................................................  34.41        24.27       21.16       12.81
   Quarter-end close...........................................................  43.68        24.56       22.81       13.40
AT&T Wireless Group common stock
   High........................................................................     --        36.00       29.56       24.94
   Low.........................................................................     --        23.56       20.50       16.38
   Quarter-end close...........................................................     --        27.88       20.88       17.31
Liberty Media Group Class A common stock(4)
   High........................................................................  30.72        29.94       26.56       19.25
   Low.........................................................................  24.44        19.19       17.44       10.75
   Quarter-end close...........................................................  29.63        24.25       18.00       13.56
Liberty Media Group Class B common stock(4)
   High........................................................................  36.56        32.69       32.63       20.63
   Low.........................................................................  27.00        22.13       18.75       12.75
   Quarter-end close...........................................................  32.81        32.50       18.75       18.75


1999
Revenue(1).....................................................................$12,554      $13,875     $14,283     $14,261
Operating income(2)............................................................  2,191        2,881       3,309       3,077
Income from continuing operations .............................................  1,079          991       1,415         376
(Loss) income from discontinued operations - net of income taxes...............    (61)          54           1        (427)
Net income (loss).............................................................. $1,018       $1,045      $1,416       $ (51)
AT&T Common Stock Group:
Earnings (loss) per share - basic:
   Continuing operations.......................................................  $ .41        $ .48        $.51        $.49
   Discontinued operations.....................................................   (.02)         .02          --        (.13)
   Total ......................................................................  $ .39        $ .50        $.51        $.36
Earnings (loss) per share - diluted:
   Continuing operations.......................................................  $ .40         $.47        $.50        $.49
   Discontinued operations.....................................................   (.02)         .02          --        (.13)
   Total ......................................................................  $ .38         $.49        $.50        $.36
Dividends declared.............................................................  $ .22         $.22        $.22        $.22
Liberty Media Group(3):
Loss per share:
   Basic and diluted(4)........................................................  $ .02         $.21        $.09        $.48
Stock price(5):
AT&T common stock
   High........................................................................ $49.77       $48.93      $45.82      $47.37
   Low.........................................................................  39.28        38.88       32.47       32.23
   Quarter-end close...........................................................  41.32        43.34       33.78       39.46
Liberty Media Group Class A common stock(4)
   High........................................................................  14.53        18.52       19.84       28.34
   Low.........................................................................  10.95        13.13       15.44       17.94
   Quarter-end close...........................................................  13.15        18.38       18.66       28.41
Liberty Media Group Class B common stock(4)
   High........................................................................  14.56        18.63       19.88       34.38
   Low.........................................................................  11.13        13.69       16.00       19.31
   Quarter-end close...........................................................  13.44        18.63       19.88       34.38



(1) Results have been restated to reflect certain franchise tax expenses as revenue and expense in the amount of $21 in first quarter 1999, $61 in second quarter 1999, $63 in third quarter 1999, $64 in fourth quarter 1999 and $65 in first quarter 2000. This restatement had no impact on operating income or net income.

(2) Operating income (loss) included net restructuring and other charges of $773 in first quarter 2000, $24 in third quarter 2000, $6,232 in fourth quarter 2000, $731 in first quarter 1999 and $273 in fourth quarter 1999. Second quarter 1999 included a net restructuring and other charges benefit of $29.

(3) No dividends have been declared on AT&T Wireless Group or Liberty Media Group (LMG) common stocks.

(4) Amounts have been restated to reflect the June 2000 two-for-one split of LMG common stock.

(5)      Stock prices obtained from the New York Stock Exchange Composite Tape.



22.  NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date for this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For AT&T, this means that the standard must be adopted no later than January 1, 2001.

         In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," as an amendment to SFAS No. 133. This statement provides clarification with regard to certain implementation issues under SFAS No. 133 on specific types of hedges.

         On January 1, 2001, AT&T adopted SFAS No. 133. We recorded a cumulative effect of an accounting change, net of applicable income taxes, of approximately $359 of income, or approximately $0.09 per diluted share, primarily attributable to fair value adjustments of debt instruments, including those acquired in conjunction with the MediaOne merger, as well as to our warrant portfolio. In addition, in connection with the adoption of SFAS No. 133, we reclassified certain investment securities, which support debt that is indexed to those securities, from "available-for-sale" to "trading." This reclassification resulted in the recognition of a charge of $713, or approximately $0.19 per diluted share, net of applicable taxes, which was recorded as a reduction of other income. As available-for-sale securities, changes in fair value were previously included within other comprehensive income as a component of shareowners' equity. In addition, LMG recorded a cumulative effect of an accounting change, net of applicable income taxes, of approximately $545 of income, or approximately $0.21 per share.

         The impact of the adoption of SFAS No. 133, as amended by SFAS No. 138, on AT&T's future results of operations is dependent upon the fair values of our derivatives and related financial instruments and could result in pronounced quarterly fluctuations in other income in future periods.

         In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Under these standards, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. AT&T does not expect that the adoption of SFAS No. 140 will have a material impact on AT&T's results of operations, financial position or cash flows.


23. SUBSEQUENT EVENTS

           Effective January 1, 2001, AT&T sold to Insight Communications Company LP (Insight) several Illinois cable-systems serving approximately 98 thousand customers for $0.4 billion. Insight subsequently contributed the purchased cable-system and additional cable-systems serving approximately 177 thousand customers to Insight Midwest L.P. in which AT&T has a 50% interest. AT&T also contributed entities owning cable-systems serving approximately 248 thousand customers in Illinois to Insight Midwest L.P. The transactions resulted in pretax gains of $0.2 billion, which were deferred due to a debt support agreement with Insight Midwest, L.P.

           On January 8, 2001, AT&T and Cablevision Systems Corporation (Cablevision) completed the transfer of cable-systems in which AT&T received cable-systems serving 358 thousand subscribers in Boston and Eastern Massachusetts. In exchange, Cablevision received cable-systems serving approximately 130 thousand subscribers in northern New York suburbs, and 44 million shares of AT&T common stock valued at approximately $0.9 billion, and approximately $0.2 billion in cash. Cablevision recorded a gain as a result of the transaction. Due to AT&T's ownership interest in Cablevision, AT&T recorded an after-tax gain of approximately $0.1 billion included within "Net losses from other equity investments."

           On January 12, 2001, AT&T announced that Cox and Comcast had exercised their rights to sell a combined total of 60.4 million shares of Excite@Home Series A common stock to AT&T as part of an agreement announced in August 2000 to reorganize Excite@Home's governance. On May 18, 2001, AT&T, Cox Communications (Cox) and Comcast reached agreement on the terms of the previously announced transaction on the put options related to Excite@Home. Under the new agreement, which was no longer a tax-free exchange, Cox and Comcast retained their stakes in Excite@Home and AT&T issued 75 million of AT&T common shares to Cox and more than 80 million of AT&T common shares to Comcast. We recorded a loss of approximately $0.8 billion in other income for this put option settlement in the second quarter of 2001. The new agreement resulted in a tax benefit to AT&T, which essentially offset this loss.

           On January 22, 2001, NTT DoCoMo invested approximately $9.8 billion for 812,511.778 shares of a new class of AT&T preferred stock with a par value of $1 per share; and five-year warrants to purchase the equivalent of an additional 41.7 million shares of AT&T Wireless Group tracking stock at $35 per share. The $9.8 billion of proceeds were recorded based on their relative fair values as $9.2 billion for the preferred shares, $0.3 billion for the warrants in other current liabilities and $0.3 billion for the beneficial conversion feature. The preferred shares, convertible at NTT DoCoMo's option, were economically equivalent to 406 million shares (a 16 percent interest) of AT&T Wireless Group tracking stock at June 30, 2001. On July 9, 2001, in conjunction with the split-off of AT&T Wireless Group, these preferred shares were converted into AT&T Wireless common stock. Upon conversion, AT&T reduced its portion of the financial performance and economic value in the AT&T Wireless Group by 178 million shares, and the balance of the 406 million shares came from the issuance of 228 million new shares of AT&T Wireless common stock. Since NTT DoCoMo converted their preferred stock in connection with the Wireless Group split-off, we will recognize, in the third quarter of 2001, the remaining unamortized beneficial conversion feature balance of $0.2 billion.


           On April 27, 2001, AT&T completed the sale announced on February 27, 2001, of our 10% stake in Japan Telecom Co. Ltd to Vodafone Group plc for $1.35 billion in cash. The proceeds from the transaction were split evenly between AT&T and AT&T Wireless Group since AT&T Wireless Group held one-half of AT&T's investment. The transaction resulted in a pretax gain of approximately $0.5 billion recorded in AT&T continuing operations and a pretax gain of approximately $0.5 billion recorded in discontinued operations.

           On April 30, 2001, AT&T received 63.9 million shares of AT&T common stock held by Comcast Corp. (Comcast) in exchange for an entity owning cable-systems which serves approximately 590 thousand customers in six states. The transaction resulted in a pretax loss of $0.3 billion.

           On May 25, 2001, AT&T completed an exchange offer of AT&T common stock for AT&T Wireless stock. Under the terms of the exchange offer, AT&T issued 1.176 shares of AT&T Wireless Group tracking stock in exchange for each share of AT&T common stock validly tendered. A total of 372.2 million shares of AT&T common stock were tendered in exchange for 437.7 million shares of AT&T Wireless Group tracking stock.

           On June 20, 2001, AT&T amended an existing accounts receivable securitization program for a new 364-day term providing for up to $0.5 billion of funding. Under the program, AT&T Consumer accounts receivable were sold on a discounted, revolving basis, to a special purpose, wholly-owned subsidiary of AT&T, which assigns interests in such receivables to unrelated third-party financing entities. Interest is paid monthly based on a floating rate set by the corresponding agreements. The borrowing was collateralized by approximately $1.0 billion of accounts receivable.

           On June 22, 2001, AT&T initiated a 364-day accounts receivable securitization program providing for up to $2.2 billion of funding. Under the program, AT&T Business accounts receivable were sold on a discounted, revolving basis, to a special purpose, wholly-owned subsidiary of AT&T, which assigns interests in such receivables to unrelated third-party financing entities. Interest is paid monthly based on a floating rate set by the corresponding agreements. The borrowing was collateralized by approximately $5.7 billion of accounts receivable.

           On June 30, 2001, AT&T transferred its 99.75% interest in an entity owning Baltimore Maryland cable-system serving approximately 115 thousand customers to Comcast for approximately $0.5 billion in cash. The transaction resulted in a pretax gain of $0.1 billion.

           On July 8, 2001, Comcast made an unsolicited offer to acquire AT&T Broadband. On July 18, AT&T's Board of Directors unanimously voted to reject Comcast's proposal to acquire AT&T Broadband. The Board has directed management to explore financial and strategic alternatives relating to AT&T Broadband, including the previously announced restructuring plans, with the goal to provide the greatest long-term value to shareowners. The Board also decided to delay finalizing and mailing to shareowners the proxy materials, filed preliminary with the SEC on July 3, 2001, for its current restructuring plans. However, AT&T remains committed to separate AT&T Consumer and AT&T Business from AT&T Broadband and to creating a separate tracking stock designed to represent the financial performance of AT&T Consumer.

           On July 9, 2001, AT&T completed the split-off of AT&T Wireless as a separate, independently-traded company. All AT&T Wireless tracking stock was converted into AT&T Wireless common stock on a one-for-one basis and 1,136 million shares of AT&T Wireless common stock, held by AT&T, was distributed to AT&T common shareowners on a basis of 0.3218 of a share of AT&T Wireless for each AT&T share outstanding. The split-off of AT&T Wireless will result in a non-cash gain of approximately $13 billion, which represents the difference between the fair value of the Wireless tracking stock at the date of the split-off and AT&T's book value in AT&T Wireless Services. This gain will be recorded in the third quarter of 2001 and be reflected as "Gain on the disposition of discontinued operations." In addition, AT&T retained approximately $3 billion, or 7.3%, of AT&T Wireless common stock, about half of which was used in a debt-for-equity exchange in July which will result in a pretax gain of approximately $0.5 billion to be recorded in other income. The remaining shares are expected to be sold, exchanged or monetized within six months of the split-off.

           On August 10, 2001, AT&T completed the split-off of Liberty Media Corporation as an independent, publicly-traded company. AT&T redeemed each outstanding share of Class A and Class B Liberty Media Group (LMG) tracking stock for one share of Liberty Media Corporation's Series A and Series B common stock, respectively. The split-off will be recorded as a book value transaction, therefore, no gain or loss will be recorded on the transaction.

Schedule II--Sheet 1

                                   AT&T CORP.

                        AND ITS CONSOLIDATED SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              (Millions of Dollars)

------------------------------------------------------------------------------
           COL. A              COL. B      COL. C       COL. D        COL. E
------------------------------------------------------------------------------
                             Balance at   Charged to                   Balance
                             Beginning    Costs and                   at End
         Description         of Period     Expenses   Deductions(a)  of Period
------------------------------------------------------------------------------
  Year 2000

Allowances for doubtful
  accounts(b)                  $1,204      $1,080       $1,043          $1,241
Deferred tax asset valuation
  allowance(c)                 $  223      $  824       $  268          $  779

  Year 1999

Allowances for doubtful
  accounts(b)                  $1,032      $1,216       $1,044          $1,204
Deferred tax asset valuation
  allowance(c)                 $  268      $  124       $  169          $  223

  Year 1998

Allowances for doubtful
  accounts(b)                  $  964      $1,290       $1,222          $1,032
Deferred tax asset valuation
  allowance(c)                 $  205      $  194       $  131          $  268


(a)     Amounts written off as uncollectible, net of recoveries.

(b) Includes allowances for doubtful accounts on long-term receivables of $56, $53 and $46 at December 31, 2000, 1999 and 1998, respectively (included in other assets in the Consolidated Balance Sheets).

(c) The end of period balance at December 31, 2000 includes $39 which represents the current portion of the deferred tax valuation allowance. There was no current portion at December 31, 1999 or 1998. The increase in the deferred tax asset valuation allowance in 2000 was primarily due to the consolidation of At Home Corporation and the merger with MediaOne Group, Inc. The increase in 1999 was primarily due to the merger with Tele-Communications, Inc. These increases are shown within the charged to costs and expenses column.

                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in Millions)
                                   (Unaudited)


                                         For the years ended December 31,
                                     2000    1999    1998    1997    1996
Income from continuing
  operations before
  income taxes                     $6,888  $7,356  $7,973  $6,696  $7,972

Add net equity investment
  losses, net of distributions
  of less than 50% owned
  affiliates                          542     854     257     192      11

Add fixed charges, excluding
  capitalized interest              3,556   1,888     479     534     600

Total earnings from
  continuing operations
  before income taxes
  and fixed charges               $10,986 $10,098  $8,709  $7,422  $8,583


Fixed Charges:

Total interest expense            $ 2,964  $1,503  $  293  $  304  $  394

Capitalized interest                  177     143     106     100      94

Interest portion of
  rental expense                      239     206     186     230     206

Dividend requirements on
  subsidiary preferred stock
  and interest on trust
  preferred securities                353     179       -       -       -

  Total fixed charges             $ 3,733  $2,031  $  585   $ 634  $  694

Ratio of earnings
  to fixed charges                    2.9     5.0    14.9    11.7    12.4